Exhibit 10.8

LEASE

BETWEEN

THE CHECK GIANT, LLC, d/b/a CASHNETUSA, AS TENANT

AND

200 WEST JACKSON OWNER LLC AS LANDLORD

200 WEST JACKSON BOULEVARD, CHICAGO, ILLINOIS

The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

i

ARTICLE 9 OPERATING AND UTILITY EXPENSES		22
9.1	Definitions	22
9.2	Tenant’s Payment of Operating Expenses	.23
9.3	Utility Payments	23

ARTICLE 10 INDEMNITY AND PUBLIC LIABILITY INSURANCE		24
10.1	Tenant’s Indemnity	24
10.2	Tenant Insurance	24
10.3	Tenant’s Risk	25
10.4	Waiver of Subrogation	25

ARTICLE 11 FIRE, EMINENT DOMAIN, ETC.		26
11.1	Landlord’s Right of Termination	26
11.2	Restoration; Tenant’s Right of Termination	27
11.3	Landlord’s Insurance	28
11.4	Abatement of Rent	28
11.5	Condemnation Award	29

ARTICLE 12 HOLDING OVER; SURRENDER		29
12.1	Holding Over	29
12.2	Surrender of Premises	29

ARTICLE 13 RIGHTS OF MORTGAGEES; TRANSFER OF TITLE		30
13.1	Rights of Mortgagees	30
13.2	Assignment of Rents and Transfer of Title	31
13.3	Notice to Mortgagee	31

ARTICLE 14 DEFAULT; REMEDIES		31
14.1	Tenant’s Default	31
14.2	Landlord’s Remedies	35
14.3	Additional Rent	36
14.4	Remedying Defaults	36
14.5	Remedies Cumulative	37
14.6	Enforcement Costs	37
14.7	Waiver	37
14.8	Security Deposit	37
14.9	Landlord’s Default	39

ARTICLE 15 MISCELLANEOUS PROVISIONS		39
15.1	Rights of Access	39
15.2	Covenant of Quiet Enjoyment	39
15.3	Landlord’s Liability	39
15.4	Estoppel Certificate	40
15.5	Brokerage	40
15.6	Rules and Regulations	41
15.7	Financial Statements	41
15.8	Substitute Space	41

15.9	Invalidity of Particular Provisions	41
15.10	Provisions Binding, Etc.	41
15.11	Recording	42
15.12	Notice	42
15.13	When Lease Becomes Binding; Entire Agreement; Modification	43
15.14	Paragraph Headings and Interpretation of Sections	43
15.15	Dispute Resolution	43
15.16	Waiver of Jury Trial	43
15.17	Time Is of the Essence	43
15.18	Multiple Counterparts	43
15.19	Governing Law	44
15.20	Storage Space	44

ARTICLE 16 EXTENSION OPTION		44
16.1	Option	44
16.2	Rent	44
16.3	Conditions	45
16.4	Amendment	45

ARTICLE 17 ACCELERATION OPTION		45
17.1	Option	45
17.2	Surrender of Premises	45
17.3	Acceleration Fee	46
17.4	Termination of Unexercised Options	46
17.5	Conditions	46

ARTICLE 18 SUPPLEMENTAL HVAC EQUIPMENT		47

ARTICLE 19 RIGHT OF FIRST OFFER		47
19.1	Option	47
19.2	Procedure	47
19.3	Rent	48
19.4	Conditions	48
19.5	Terms	49
19.6	Amendment	49
19.7	Possession	49
19.8	Subordination	49

EXHIBIT A Location Plan of Premises A		A-1

EXHIBIT A-l Location Plan of Premises B

EXHIBIT A-2 Location Plan of Premises C		A-2-1

EXHIBIT B Rules and Regulations of Building		B-1

EXHIBIT C Commencement Date Letter		C-1

EXHIBIT D Operating Expenses	D-1

EXHIBIT E WORK LETTER	E-1

EXHIBIT F FORM OF LETTER OF CREDIT	F-1

LEASE

THIS LEASE is dated as of April 27, 2006 between the Landlord and the Tenant named below, and is of space in the Building described below.

ARTICLE 1

BASIC DATA; DEFINITIONS

1.1 Basic Data. Each reference in this Lease to any of the following terms shall be construed to mean the following:

Landlord: 200 West Jackson Owner LLC, a Delaware limited liability company

Landlord’s Address:     200 West Jackson Boulevard

    Suite 1020

    Chicago, Illinois 60606

Tenant:       The Check Giant, LLC, a Delaware limited liability company, d/b/a

CashnetUSA

Tenant’s Address:         200 West Jackson Boulevard

    Suite 2400

    Chicago, Illinois 60606

Guarantor(s): None

Property: The land located in Chicago, Illinois on which the Building is situated and all other improvements thereon.

Building: The 29-story building commonly known and numbered as 200 West Jackson Boulevard.

Building Rentable Area: Agreed to be 468,929 square feet.

Premises: The portion of the Building known as Suite No. 2400 located on the 24th floor of the Building consisting of (i) 6,983 rentable square feet of space as shown on the location plan attached hereto as Exhibit A (“Premises A”), (ii) 5,448 rentable square feet of space as shown on the location plan attached hereto as Exhibit A-1 (“Premises B”) and (iii) 5,159 rentable square feet of space as shown on the location plan attached hereto as Exhibit A-2 (“Premises C”). Premises A, Premises B and Premises C comprise the entire 24th floor of the Building.

Premises Rentable Area: Agreed to be 6,983 for Premises A, 5,448 for Premises B and 5,159 for Premises C for a total of 17,590 square feet.

Basic Rent: The Basic Rent for Premises A is as follows:

PERIOD OR MONTHS OF TERM	ANNUAL RENTAL RATE PER SQUARE FOOT	ANNUAL BASIC RENT	MONTHLY PAYMENT OF BASIC RENT
5/1/06 – 4/30/07	$12.00	$83,796.00	$6,983.00
5/1/07 – 4/30/08	$12.50	$87,287.52	$7,273.96
5/1/08 – 4/30/09	$13.00	$90,779.04	$7,564.92
5/1/09 – 4/30/10	$13.50	$94,270.56	$7,855.88
5/1/10 – 4/30/11	$14.00	$97,761.96	$8,146.83
5/1/11 – 4/30/12	$14.50	$101,253.48	$8,437.79
5/1/12 – 4/30/13	$15.00	$104,745.00	$8,728.75

Notwithstanding anything to the contrary in this Lease, so long as Tenant is not in default under this Lease (after the expiration of applicable notice and cure periods), Tenant shall be entitled to an abatement of Rent for Premises A in the amount of one-half (1/2) of Tenant’s Base Rent and Escalation Charges for the first fourteen (14) full calendar months following the Premises A Commencement Date (as hereinafter defined), (such aggregate amounts shall be referred to hereinafter as the “Premises A Abatement”). In the event Tenant defaults under the Lease (after the expiration of applicable notice and cure periods), Tenant shall reimburse Landlord for the unamortized portion of the Premises A Abatement (i.e., based on the amortization of the Premises A Abatement in equal monthly amounts, without interest, during the period commencing on the Premises A Commencement Date and ending on the Expiration Date), without limitation of Landlord’s remedies at law or equity for such default.

The Basic Rent for Premises B is as follows:

PERIOD OR MONTHS OF TERM	ANNUAL RENTAL RATE PER SQUARE FOOT	ANNUAL BASIC RENT		MONTHLY PAYMENT OF BASIC RENT
8/1/06 – 4/30/07	$12.00	$65,376.00	*	$5,448.00
5/1/07 – 4/30/08	$12.50	$68,100.00		$5,675.00
5/1/08 – 4/30/09	$13.00	$70,824.00		$5,902.00
5/1/09 – 4/30/10	$13.50	$73,548.00		$6,129.00
5/1/10 – 4/30/11	$14.00	$76,272.00		$6,356.00
5/1/11 – 4/30/12	$14.50	$78,996.00		$6,583.00
5/1/12 – 4/30/13	$15.00	$81,720.00		$6,810.00

*	based on a 12 month period

Notwithstanding anything to the contrary in this Lease, so long as Tenant is not in default under this Lease, Tenant shall be entitled to an abatement of Rent for Premises B in the amount of one-half (1/2) of Tenant’s Base Rent and Escalation Charges for the first fourteen (14) full calendar months following the Premises B/C Commencement Date (as hereinafter defined), (such aggregate amounts shall be referred to hereinafter as the “Premises B Abatement”). In the event Tenant defaults under the Lease (after the expiration of applicable notice and cure periods), Tenant shall reimburse Landlord for the unamortized portion of the Premises B Abatement (i.e., based on the amortization of the Premises B Abatement in equal monthly amounts, without interest, during the period commencing on the Premises B/C Commencement Date and ending on the Expiration Date), without limitation of Landlord’s remedies at law or equity for such default.

The Basic Rent for Premises C is as follows:

PERIOD OR MONTHS OF TERM	ANNUAL RENTAL RATE PER SQUARE FOOT	ANNUAL BASIC RENT		MONTHLY PAYMENT OF BASIC RENT
8/1/06 – 4/30/07	$12.00	$61,908.00	*	$5,159.00
5/1/07 – 4/30/08	$12.50	$64,487.52		$5,373.96
5/1/08 – 4/30/09	$13.00	$67,067.04		$5,588.92
5/1/09 – 4/30/10	$13.50	$69,646.56		$5,803.88
5/1/10 – 4/30/11	$14.00	$72,225.96		$6,018.83
5/1/11 – 4/30/12	$14.50	$74,805.48		$6,233.79
5/1/12 – 4/30/13	$15.00	$77,385.00		$6,448.75

*	based on a 12 month period

Notwithstanding anything to the contrary in this Lease, so long as Tenant is not in default (after the expiration of applicable notice and cure periods) under this Lease, Tenant shall be entitled to an abatement of Rent for Premises C in the amount of one-half (1/2) of Tenant’s Base Rent and Escalation Charges for the first sixteen (16) full calendar months following the Premises B/C Commencement Date (as hereinafter defined), (such aggregate amounts shall be referred to hereinafter as the “Premises C Abatement”). In the event Tenant defaults under the Lease (after the expiration of applicable notice and cure periods), Tenant shall reimburse Landlord for the unamortized portion of the Premises C Abatement (i.e., based on the amortization of the Premises C Abatement in equal monthly amounts, without interest, during the period commencing on the Premises B/C Commencement Date and ending on the Expiration Date), without limitation of Landlord’s remedies at law or equity for such default.

Tenant’s Proportionate Share: 1.4891% for the period commencing on the Premises A Commencement Date and ending on the day immediately prior to the Premises B/C Commencement Date (which is based on the ratio of (a) Premises Rentable Area for Premises A to (b) Building Rentable Area), and 3.7511% for the period commencing on the Premises B/C

Commencement Date (which is based on the ratio of (a) Premises Rentable Area for Premises A, Premises B and Premises C to (b) Building Rentable Area).

Security Deposit: $200,000.00 in the form of a Letter of Credit, to be held and disposed of, and subject to reduction, all as provided in Section 14.8.

Scheduled Commencement Date: Subject to Section 4.1 hereof, May 1, 2006 for Premises A (“Premises A Commencement Date”) and August 1, 2006 for Premises B and Premises C (“Premises B/C Commencement Date”).

Term: Seven (7) years, commencing on the Premises A Commencement Date (as defined in Section 4.1) and expiring at the close of the last day of the 84th full calendar month thereafter (the “Expiration Date”). The Term shall include any extension thereof that is expressly provided for by this Lease and that is effected strictly in accordance with this Lease; if no extension of the Term is expressly provided for by this Lease, no right to extend the Term shall be implied by this provision.

Permitted Uses: Executive and general offices and such, other uses as are depicted on the space plan attached hereto as Exhibit E-1, and other similar uses ancillary to the use as executive and general offices.

Landlord’s Contribution: An amount up to $351,800.00, which is sum of $139,660.00 for Premises A (i.e., $20.00 per square foot of Premises Rentable Area for Premises A), $108,960.00 for Premises B (i.e., $20.00 per square foot of Premises Rentable Area for Premises B), and $103,180,00 for Premises C (i.e., $20.00 per square foot of Premises Rentable Area for Premises C).

Landlord’s Construction Representative: John Wegforth

Tenant’s Construction Representative: Charles Ziegler

Broker: MB Real Estate Services, LLC and CBIZ Gibraltar Real Estate Services, LLC

1.2 Additional Definitions. When used in Lease, the capitalized terms set forth below shall bear the meanings set forth below.

Additional Rent: All charges and sums payable by Tenant as set forth in this Lease, other than and in addition to Basic Rent.

Business Day: All days except Saturdays, Sundays, New Year’s Day, Martin Luther King Day, Memorial Day, Presidents Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday), and such other days on which the National Stock Exchanges are closed for trading.

Environmental Condition: Any disposal, release or threat of release of Hazardous Materials on, from or about the Building or the Property or storage of Hazardous Materials on, from or about the Building or the Property.

Environmental Laws: Any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, the Environmental Protection Act of Illinois, 415 ILCS 5/1 et seq., and state and local superlien and environmental statutes and ordinances, with implementing regulations, rules and guidelines, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C, § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq,, the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq.

Escalation Charges: The Additional Rent arising pursuant to Article 8 and Article 9 of this Lease.

Force Majeure: Collectively and individually, strikes or other labor trouble, fire or other casualty, acts of God, war, terrorist acts, civil disturbances, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation, other than the payment of Rent or any Security Deposit.

Hazardous Materials: Shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law, including, without limitation, any “oil,” “hazardous material,” “hazardous waste,” “hazardous substance” or “chemical substance or mixture”, as the foregoing terms (in quotations) are defined in any Environmental Laws.

Land: The land that constitutes a portion, of the Property.

1.3 Enumeration of Exhibits. The following Exhibits are a part of this Lease, are incorporated herein by reference attached hereto, and are to be treated as a part of this Lease for all purposes: Exhibit A- Location Plan of Premises A; Exhibit A-1 - Location Plan of Premises B; Exhibit A-2 - Location Plan of Premises C; Exhibit B - Rules and Regulations; Exhibit C - Commencement Date Letter; Exhibit D - Operating Expenses; Exhibit E - Work Letter; Exhibit E-1 - Space Plan; and Exhibit F - Form of Letter Credit. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein.

ARTICLE 2

PREMISES AND APPURTENANT RIGHTS

2.1 Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms and conditions hereinafter set forth.

2.2 Appurtenant Rights and Reservations.

(a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others twenty-four hours a day, seven (7) days a week, (i) public or common lobbies, hallways, stairways, elevators and common walkways necessary for access to the Building and the Premises, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor; and (ii) the loading areas, pedestrian sidewalks, landscaped areas, trash enclosures, and other areas or facilities, if any, which are located in or on the Property and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Building (the “Common Facilities”); but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 15.6 (the “Rules and Regulations”) in a uniform and nondiscriminatory manner and to the right of Landlord to designate and change from time to time areas and facilities so to be used.

(b) Excepted and excluded from the Premises and the Common Facilities are the ceiling, floor, perimeter walls and exterior windows (except the inner surface of each thereof), and any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors (and related glass and finish work) to the Premises are a part thereof. Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant’s use of the Premises) interior storm windows, sun control devices, utility lines, equipment, stacks, pipes, conduits, ducts and the like. In the event that Tenant shall install any hung ceilings or walls in the Premises, Tenant shall install and maintain, as Landlord may require, proper access panels therein to afford access to any facilities above the ceiling or within or behind the walls. Tenant shall be entitled to install any such ceilings or walls only in compliance with the other terms and conditions of this Lease.

(c) Landlord shall cause Tenant’s name and the names of Tenant’s principals and officers to be listed on the building directory in the Building lobby. In addition, at Tenant’s sole cost and expense, Tenant shall be entitled to Building standard lobby signage on the 24th floor of the Building reasonably acceptable to Landlord.

ARTICLE 3

BASIC RENT

3.1 Payment.

(a) Tenant agrees to pay the Basic Rent and Additional Rent to Landlord, or as directed by Landlord, commencing on the Premises A Commencement Date for Premises A and commencing on the Premises B/C Commencement Date for Premises B and Premises C, without offset, abatement (except as provided in Section 11.4), deduction or demand. Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, to Landlord at Landlord’s Address or at such other place as Landlord shall from time to time designate by notice, in lawful money of the United States. In the event that any installment of Basic Rent or any regularly scheduled payment of Additional Rent is not paid when due, Tenant shall pay, in addition to any charges under Section 14.4, at Landlord’s request an administrative fee equal to 5% of the overdue payment. Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Basic Rent, Escalation Charges, Additional Rent or otherwise, shall be considered as rental reserved under this Lease for all purposes, Including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including farther without limitation Section 502(b) thereof. Notwithstanding the foregoing provisions of this Section 3.1 (a) to the contrary, Landlord shall waive such interest and administrative fees the first two (2) times in any twelve (12) month period that Tenant fails to make a payment when due, provided that such payment is made within five (5) days after written notice from Landlord.

(b) Basic Rent for any partial month shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs, plus the installment of Basic Rent for the succeeding calendar month.

3.2 Rent Credit. Notwithstanding anything to the contrary in this Lease, so long as Tenant is not in default under this Lease (after the expiration of applicable notice and cure periods), Tenant shall be entitled to a credit against payments of Rent in accordance with the terms of this Section 3.2. For the period commencing on the Premises A Commencement Date through and including the day immediately preceding the Premises B/C Commencement Date, Tenant shall be entitled to a credit against the monthly payments of Rent in the amount of $1,664.28 (i.e., $2.86 per year based on 6,983 rentable square feet in Premises A), and commencing on the Premises B/C Commencement Date through and including the last day of the initial Term of this Lease, Tenant shall be entitled to a credit against the monthly payments of Rent in the amount of $4,192.28 (Le., $2.86 per year based on 17,590 rentable square feet in Premises A, Premises B and Premises C). The aggregate amount of the Rent credited hereunder shall be referred to hereinafter as the “Rent Credit”. Landlord shall have the right, at any time during the Term of the Lease, to pay to Tenant the full amount of the Rent Credit in satisfaction of Landlord’s Rent Credit obligations under this Section 3.2. In the event Tenant defaults under the Lease (after the expiration of applicable notice and cure periods), Tenant’s right to any remaining Rent Credit shall terminate and Tenant shall reimburse Landlord for the full amount of the Rent Credit disbursed by Landlord, without limitation of Landlord’s remedies at law or equity for such default.

ARTICLE 4

COMMENCEMENT AND CONDITION

4.1 Commencement Date. The “Commencement Date” for each of Premises A, Premises B and Premises C shall be the Scheduled Commencement Dates set forth in Section 1.1, Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business prior to the applicable Commencement Date as determined pursuant to the preceding sentence, such date of occupancy shall, for all purposes of this Lease, be the Commencement Date for Premises A, Premises B or Premises C as, applicable. Promptly upon the occurrence of the Premises B/C Commencement Date, landlord and Tenant shall execute and deliver a letter designating the commencement dates for Premises A, Premises B and Premises C substantially in the form attached hereto as Exhibit C, but the failure by either party to execute and deliver such a letter shall have no effect on the commencement dates, as hereinabove determined. Notwithstanding anything to the contrary contained herein, in the event Tenant is unable to obtain a building permit on or before July 15, 2006 for the Work (as defined in Exhibit E attached hereto) to be performed in Premises B and/or Premises C, and Tenant filed for such permit immediately following Landlord’s approval of the Working Drawings for such Work and exercised all reasonable and diligent efforts to obtain such permit, and as a result thereof the Work to be performed in Premises B and/or Premises C is not substantially completed prior to the Premises B/C Commencement Date specified in Section 1.1 above, then the Premises B/C Commencement Date shall be extended to the date that is the earliest of (i) the date on which such Work is substantially completed, (ii) the Premises B/C Commencement Date specified in Section 1.1 above plus the number of days in the period commencing on July 16, 2006 and ending on the date on which Tenant receives the building permit for such Work, and (iii) September 1, 2006.

4.2 Condition of the Premises. The Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord. Tenant acknowledges that it has inspected the Premises and Common Facilities and has found the same satisfactory.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use.

(a) Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses and for no other use without Landlord’s express written consent

(b) Tenant agrees to conform to the following provisions during the Term of this Lease:

(i) Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with the Rules and Regulations established by Landlord therefor;

(ii) Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises, any sign, symbol, advertisement or the like visible to public view outside of the Premises. Landlord will not withhold consent for signs or lettering on the entry doors to the Premises provided such signs conform to sign standards for the Building adopted by Landlord in its sole discretion and Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry doors, Landlord agrees, however, to maintain a tenant directory in the lobby of the Building (and, in the case of multi-tenant floors, in that floor’s elevator lobby) in which will be placed Tenant’s name and the location of the Premises in the Building;

(iii) Tenant shall not perform, any act or carry on any practice which may injure the Premises, or any other part of the Building, or cause any offensive odors or loud noise or constitute an unlawful nuisance or a menace to any other tenant or tenants or other persons in the Building;

(iv) Tenant shall, in its use of the Premises, use commercially reasonable efforts to comply with the requirements of all applicable governmental laws, rules and regulations, including, without limitation, the Americans With Disabilities Act of 1990 and the City of Chicago; and

(v) Tenant shall not abandon the Premises.

5.2 Installations and Alterations by Tenant.

(a) Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements (collectively, “Alterations”) in or to the Premises (including any Alterations necessary for Tenant’s initial occupancy of the Premises) without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed with respect to non-structural Alterations that do not affect or involve the Building’s electrical, plumbing or mechanical systems or any other Building systems. Notwithstanding the foregoing, Landlord’s consent shall not be required for cosmetic, non-structural Alterations which do not affect Building systems and which, when aggregated with other Alterations performed by Tenant in the prior twelve (12) month period, cost less than $100,000.00; provided, however, Tenant shall provide Landlord with prior written notice of such Alterations and shall comply with the terms and provisions of this Lease in the performance of such Alterations. Any Alterations shall be in accordance with the Rules and Regulations in effect with respect thereto and with plans and specifications meeting the requirements set forth in the Rules and Regulations and approved in advance by Landlord. All work shall (i) be performed in a good and workmanlike manner and in compliance with all applicable laws, ordinances and regulations; (ii) be made at Tenant’s sole cost and expense; (iii) become part of the Premises and the property of Landlord; (iv) be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the construction or operation of the Building, and (v) be performed in a manner designed to minimize interference with Tenant’s business operations in the Premises. At Landlord’s request, Tenant shall, before its work is started, secure assurances satisfactory to Landlord in its reasonable discretion protecting Landlord against claims arising out of the furnishing of labor and materials for the Alterations. If any Alterations shall involve the removal of fixtures, equipment or other property in the Premises which are not Tenant’s Removable Property, such Fixtures, equipment or property shall be promptly replaced by Tenant at its expense with new fixtures, equipment or property of like utility and of at least equal quality. Tenant shall promptly reimburse Landlord for all reasonable costs, including attorneys’, architects’, engineers’, and consultants’ fees, incurred by Landlord in connection with any request from Tenant pursuant to this Section 5.2.

(b) All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal.

(c) Notice is hereby given that Landlord shall not be liable for any tabor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, the Building or the Property. To the maximum extent permitted by law, before such time as any contractor commences to perform work on behalf of Tenant, such contractor (and any subcontractors) shall furnish a written statement acknowledging the provisions set forth in the prior clause. Tenant agrees to pay promptly when due the entire cost of any work done on behalf of Tenant, its agents, employees or independent contractors,, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Property and immediately to discharge any such liens which may so attach. If, notwithstanding the foregoing, any lien is filed against all or any part of the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or its agents, employees or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved promptly after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing. If Tenant shall fail to discharge any such lien, Landlord may, at its option, upon notice to Tenant and an opportunity to remedy same, discharge such lien and treat the cost thereof (including attorneys’ fees incurred in connection therewith) as Additional Rent payable upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the Event of Default in not discharging such lien. Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any alterations, additions or improvements by or on behalf of Tenant to the Premises under this Section, which obligation shall survive the expiration or termination of this Lease.

(d) In the course of any work being performed by Tenant (including, without limitation, the “field installation” of any Tenant’s Removable Property), Tenant agrees to use labor compatible with that being employed by Landlord for work in the Building or on the Property or other buildings owned by Landlord or its affiliates (which term, for purposes hereof, shall include, without limitation, entities which control or are under common control with or are controlled by Landlord or, if Landlord is a partnership or limited liability company, by any partner or member of Landlord) and not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services in the Building or on the Property pursuant to arrangements made by Landlord.

5.3 Extra Hazardous Use. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or the Property above the standard rate applicable to Premises being occupied for the Permitted Uses. If the premium or rates payable with respect to any policy or policies of insurance carried by or on behalf of Landlord with respect to the Property increases as a result of any act or activity on or use of the Premises dining the Term or payment by the insurer of any claim arising from any act or neglect of Tenant, its employees, agents, contractors or invitees, Tenant shall pay such increase, from time to time, within fifteen (15) days after demand therefor by Landlord, as Additional Rent, Landlord is aware of Tenant’s proposed use and represents that, to the best of Landlord’s knowledge, such use shall not cause an increase in such premium or rates.

5.4 Hazardous Materials.

(a) Tenant may use chemicals such as adhesives, lubricants, ink, solvents and cleaning fluids of the kind and in amounts and in the manner customarily found and used in business offices in order to conduct its business at the Premises and to maintain and operate the business machines located in the Premises, provided Tenant complies with all applicable Environmental Laws. Tenant shall not use, store, handle, treat, transport, release or dispose of any other Hazardous Materials on or about the Premises or the Property without Landlord’s prior written consent, which Landlord may withhold or condition in Landlord’s sole discretion.

(b) Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Property and Tenant’s use of the Premises shall comply with all applicable Environmental Laws. Tenant shall, within ten (10) Business Days of Landlord’s written request therefor, disclose in writing all Hazardous Materials that are being used by Tenant in the Premises, the nature of such use and the manner of storage and disposal. Without Landlord’s prior written consent, Tenant shall not conduct any sampling or investigation of soil or groundwater on the Property to determine the presence of any constituents therein.

(c) Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any liabilities, losses claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses which, result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or Tenant’s agents, employees, contractors or invitees. The provisions of this paragraph (c) shall survive the expiration or earlier termination of this Lease.

(d) Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises or the Property, and (ii) any Environmental Condition of which Tenant is aware.

ARTICLE 6

ASSIGNMENT AND SUBLETTING

6.1 Prohibition.

(a) Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting by Tenant or any person acting on behalf of Tenant, without, in each case, the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, any agreement pursuant to which: (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or any portion of the Basic Rent or Additional Rent under this Lease; and/or (y) a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall for all purposes hereof be deemed to be an assignment of this Lease and subject to the provisions of this Article 6. The provisions of this paragraph (a) shall apply to a transfer (by one or more transfers) of a controlling portion of or interest in the stock or partnership or membership interests or other evidences of equity interests of Tenant as if such transfer were an assignment of this Lease; provided that if equity interests in Tenant at any time are or become traded on a public stock exchange, the transfer of equity interests in Tenant on a public stock exchange shall not be deemed an assignment within the meaning of this Article.

(b) The provisions of paragraph (a) shall not apply to either (x) transactions with an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred, or (y) transactions with any entity which controls or is controlled by Tenant or is under common control with Tenant; provided that in any such event: (i) the successor to Tenant has a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of Tenant herein named on the date of this Lease, (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, and (iii) the assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all the obligations of Tenant hereunder, including, without limitation, the covenant against further assignment and subletting. Each of the transfers defined in this Section 6.1(b) shall be referred to as a “Permitted Transfer” and the transferee pursuant to a Permitted Transfer shall be referred to as a “Permitted Transferee”.

6.2 Acceptance of Rent. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of the Lease, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular assignment, subletting or occupancy or other act for which Landlord’s consent is required under paragraph (a) of Section 6.1 shall not in any way diminish, the prohibition stated in paragraph (a) of Section 6.1 as to any further such assignment, subletting or occupancy or other act or the continuing liability of the original named Tenant. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor. Landlord may revoke any consent by Landlord to a particular assignment, subletting or occupancy if the assignment or sublease does not provide that the assignee, subtenant or other occupant agrees to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed.

6.3 Excess Payments. If Tenant assigns this Lease or sublets the Premises or any portion thereof, Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the amount, if any, by which (a) any and all compensation received by Tenant as a result of such assignment or subletting, net of reasonable expenses actually incurred by Tenant in connection with such assignment or subletting (prorated over the term of the assignment or subletting), exceeds (b) in the case of an assignment, the Basic Rent and Additional Rent under this Lease, and in the case of a subletting, the portion of the Basic Rent and Additional Rent allocable to the portion of the Premises subject to such subletting. Such payments shall be made on the date the corresponding payments under this Lease are due. Notwithstanding the foregoing, the provisions of this Section shall impose no obligation on Landlord to consent to an assignment of this Lease or a subletting of all or a portion of the Premises.

6.4 Landlord’s Recapture Right. Notwithstanding anything herein to the contrary, in addition to withholding or granting consent with respect to any proposed assignment of this Lease or proposed sublease of all or a portion of the Premises, Landlord shall have the right, to be exercised in writing within thirty (30) days after written notice from Tenant seeking Landlord’s consent to assign this Lease or sublease all or any portion of the Premises, to terminate this Lease (in the event of a proposed assignment) or recapture that portion of the Premises to be subleased (in the event of a proposed sublease). In the case of a proposed assignment, this Lease shall terminate as of the date (the “Recapture Date”) which is the later of (a) sixty (60) days after the date of Landlord’s election, and (b) the proposed effective date of such assignment or sublease, as if such date were the last day of the Term of this Lease. If Landlord exercises the rights under this Section in connection with a proposed sublease, this Lease shall be deemed amended to eliminate the proposed sublease premises from the Premises as of the Recapture Date, and thereafter all Basic Rent and Escalation Charges shall be appropriately prorated to reflect the reduction of the Premises as of the Recapture Date.

6.5 Farther Requirements. Tenant shall reimburse Landlord on demand, as Additional Rent, for any reasonable out-of-pocket costs actually incurred (including reasonable attorneys’ fees and expenses) incurred by Landlord in connection with any actual or proposed assignment or sublease or other act described in paragraph (a) of Section 6.1, whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant. Any sublease to which Landlord gives its consent shall not be valid unless and until Tenant and the sublessee execute a consent agreement in form and substance satisfactory to Landlord in its reasonable discretion and a fully executed counterpart of such sublease has been delivered to Landlord. Any sublease shall provide that: (i) the term of the sublease ends no later than one day before the last day of the Term of this Lease; (ii) such sublease is subject and subordinate to this Lease; (iii) Landlord may enforce the provisions of the sublease, including collection of rents; and (iv) in the event of termination of this Lease or reentry or repossession of the Premises by Landlord, Landlord may, at its sole discretion and option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord, but nevertheless Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease; (B) be subject to any defense or offset previously accrued in favor of the subtenant against Tenant; or (C) be bound by any previous modification of such sublease made without Landlord’s written consent or by any previous prepayment of more than one month’s rent.

ARTICLE 7

RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES; SERVICES TO

BE FURNISHED BY LANDLORD

7.1 Landlord Repairs.

(a) Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair in compliance with all applicable laws, codes, and ordinances from time to time in effect (including but not limited to Environmental Laws) and all directions, rules and regulations of governmental agencies having jurisdiction, and the standards recommended by the Chicago Board of Fire underwriters applicable to the Building, the roof, public areas, exterior walls (including exterior glass) and structure of the Building (including all plumbing, mechanical and electrical systems installed by Landlord, but specifically excluding any supplemental heating, ventilation or air conditioning equipment or systems installed at Tenant’s request or as a result of Tenant’s requirements in excess of Building standard design criteria), all insofar as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or any condition in the Premises or the Building caused by any act or neglect of Tenant, its invitees or contractors. Landlord shall also keep and maintain all Common Facilities in a good and clean order, condition and repair, free of snow and ice and accumulation of dirt and rubbish, and shall keep and maintain all landscaped areas on the Property in a neat and orderly condition. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly in this Section 7.1 provided, unless expressly provided otherwise in this Lease.

(b) Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

(c) If Landlord shall be required to make any repairs or alterations to the Premises to comply with any laws or requirements of public authorities hereafter in effect, or with any directions, rules or regulations of governmental agencies having or purporting to have jurisdiction, and if the cost to Landlord of making such repairs or alterations, together with the cost of other such repairs or alterations theretofore required, would exceed an amount equal to twelve (12) months’ Basic Rent in the aggregate, Landlord may (but shall not be required to) elect to terminate this Lease by giving Tenant notice of its desire to do so, which notice shall set forth a date not less than sixty (60) days from the giving of such notice on which this Lease shall terminate with the same force and effect as if such date were the date originally set forth herein as the expiration hereof. Tenant may, however, void Landlord’s election to so terminate this Lease by giving Landlord notice, within fifteen days after the date of Landlord’s notice to Tenant, to the effect that Tenant shall, at Tenant’s expense, promptly and diligently cause all such repairs or alterations to be performed in the Premises, and Tenant shall hold Landlord harmless from and against any and all costs, expenses, penalties and/or liabilities (including without limitation reasonable legal fees and costs) in connection therewith. Notwithstanding anything to the contrary contained herein, Landlord shall only have the right to terminate the Lease in accordance with the provisions of this Section 7.1(c) if Landlord terminates the leases of other tenants in the Building who are similarly affected, meaning other tenants (a) whose premises require comparable repairs or alterations to those of the Premises and (b) who occupy at least one-half of a floor in the Building.

7.2 Tenant Repairs.

(a) Tenant will keep the non-structural, interior portions of the Premises and every part thereof neat and clean, and will maintain the same in good order, condition and repair, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises, at the end of the Term, in such condition. Without limitation, Tenant shall use commercially reasonable efforts to comply with all laws, codes and ordinances from time to time in effect and all directions, rules and regulations of governmental agencies having jurisdiction, and the standards recommended by the Chicago Board of Fire Underwriters applicable to Tenant’s use and occupancy of the Premises, and shall, at Tenant’s expense, obtain all permits, licenses and the like required thereby. Subject to Section 10.4 regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its contractors or invitees (including any damage by fire or other casualty arising therefrom).

(b) If repairs are required to be made by Tenant pursuant to the terms hereof, and Tenant fails to make the repairs, upon twenty-four (24) hours prior written notice (except that no notice shall be required in the event of an emergency). Landlord may make or cause such repairs to be made (but shall not be required to do so), and the provisions of Section 14.4 shall be applicable to the costs thereof. Landlord shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business by reason of Landlord’s making such repairs, except to the extent caused by Landlord’s negligence.

7.3 Floor Load - Heavy Machinery.

(a) Tenant shall not place a load upon any floor in the Premises exceeding fifty (50) pounds live load per square foot of usable area of the Premises. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent may include a requirement to provide insurance, naming Landlord as an insured, in such amounts as Landlord may deem reasonable.

(b) If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do such work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

7.4 Utility Services.

(a) Landlord shall, on all Business Days from 8:00 a.m. to 6:00 p.m. except Saturday, which shall be from 8:00 a.m. to 1:00 p.m. (“Normal Business Hours”), furnish heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation at an occupancy of not more than one person per 140 square feet of usable area and an electrical load not exceeding 2.5 watts per usable square foot. If Tenant shall require air conditioning, heating or ventilation outside the hours and days above specified, Landlord may furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect for the Building upon demand as Additional Rent. As of the date hereof, Landlord’s charge for air-conditioning outside Normal Business Hours is $120.00 per hour, and for heating outside Normal Business Hours is $75.00 per hour, and such charges are subject to change from time to time. In the event Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building system or in any other way interferes with the system’s ability to perform adequately its proper functions, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, and the cost of such supplementary systems shall be payable by Tenant to Landlord upon demand as Additional Rent. Tenant shall have the right to install a supplemental cooling unit on the terms and conditions set forth in Article 19 of the Lease.

(b) Tenant agrees in its use of the Premises (i) not to exceed the electrical standard for the Premises, and (ii) that its total connected lighting load it will not exceed the maximum from time to time permitted under applicable governmental regulations. The electrical standard for the Premises is designed to meet a demand requirement not to exceed 4.78 watts per usable square foot of the Premises for 120/208 volt, three phase power. If, without in any way derogating from the foregoing limitation, Tenant shall require electricity in excess of the requirements set forth above, Tenant shall notify Landlord and Landlord may (without being obligated to do so) supply such additional service or equipment at Tenant’s sole cost and expense. Landlord shall purchase and Install, at Tenant’s expense, all lamps, tubes, bulbs, starters and ballasts. In order to assure that the foregoing requirements are not exceeded and to avert possible adverse effect on the Building’s electric system, Tenant shall not, without Landlord’s prior consent, connect any fixtures, appliances or equipment to the Building’s electric distribution system other than personal computers, facsimile transceivers, typewriters, pencil sharpeners, adding machines, photocopiers, word and data processors, clocks, radios, hand-held or desk top calculators, dictaphones, desktop computers and other similar small electrical equipment normally found in business offices. All charges to Tenant under this paragraph shall be due and payable as Additional Rent within thirty (30) days after receiving Landlord’s invoice therefor.

(c) From time to time during the Term of this Lease, Landlord shall have the right to have an electrical consultant selected by Landlord make a survey of Tenant’s electric usage, the result of which survey shall be conclusively binding upon Landlord and Tenant. In the event that such survey shows that Tenant has exceeded the requirements set forth in paragraph (b), in addition to any other rights Landlord may have hereunder, Tenant shall, upon demand, reimburse Landlord for the cost of such survey and the cost, as determined by such consultant, of electricity usage in excess of such requirements as Additional Rent.

(d) Landlord shall have the right to discontinue furnishing electricity to the Premises at any time upon not less than thirty (30) days’ notice to Tenant; provided that Landlord shall, at Tenant’s expense, separately meter the Premises directly to the applicable public utility company. If Landlord exercises such right, from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to the Premises, and in the computation of Operating Expenses, only the cost of electricity supplied to those portions of the Building other than those leased or intended to be leased to tenants for their exclusive use and occupancy, i.e., the Common Facilities, shall be included; and Landlord shall permit Landlord’s existing wires, risers, conduits and other electrical equipment of Landlord to be used to supply electricity to Tenant, provided that the limits set forth in paragraph (b) shall not be exceeded, and Tenant shall be responsible for payment of all electricity charges directly to such utility.

7.5 Other Services.

Landlord shall also provide:

(a) Passenger elevator service from the existing passenger elevator system in common with Landlord and others entitled thereto.

(b) Warm water for lavatory purposes and cold water (at temperatures supplied by the city in which, the Property is located) for drinking, lavatory and toilet purposes. If Tenant uses water for any purpose other than for ordinary lavatory and drinking purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof as Additional Rent upon demand and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in the event Tenant fails timely to make any such payment, Landlord may pay such charges and collect the same from Tenant upon demand as Additional Rent.

(c) Cleaning and janitorial services to the Premises, provided the same are kept in order by Tenant, substantially in accordance with the cleaning standards from time to time in effect for the Building.

(d) Access to the Premises at all times, subject to security precautions from time to time in effect, if any, and subject always to restrictions based on emergency conditions.

Landlord may from time to time, but shall not be obligated to, provide one or more attendants in or about the lobby of the Building, and the costs of such services shall constitute Operating Expenses in accordance with the provisions of Article 9 hereof. Tenant expressly acknowledges and agrees that, if provided: (i) such attendants shall not serve as police officers, and will be unarmed, and will not be trained in situations involving potentially physical confrontation; and (ii) such attendants will be solely an amenity to tenants of the Building for purposes such as assisting visitors and invitees of tenants and others in the Building, monitoring fire control and alarm equipment, and summoning emergency services to the Building as and when needed, and not for the purpose of securing any individual tenant premises or guaranteeing the physical safety of Tenant’s Premises or of Tenant’s employees, agents, contractors or invitees. If and to the extent that Tenant desires to provide security for the Premises or for such persons or their property, Tenant shall be responsible for so doing, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld. Landlord expressly disclaims any and all responsibility and/or liability for the physical safety of Tenant’s property, and for that of Tenant’s employees, agents, contractors and invitees, and, without in any way limiting the operation of Article 10 hereof, Tenant, for itself and its agents, contractors, invitees and employees, hereby expressly waives any claim, action, cause of action or other right which may accrue or arise as a result of any damage or injury to the person or property of Tenant or any such agent, invitee, contractor or employee. Tenant agrees that, as between Landlord and

Tenant, it is Tenant’s responsibility to advise its employees, agents, contractors and invitees as to necessary and appropriate safety precautions.

7.6 Interruption of Service.

(a) Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the judgment of Landlord reasonably exercised desirable or necessary, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant or by Force Majeure, including, but not limited to, strikes, lockouts, difficulty in obtaining materials, accidents, laws or orders, or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power. Except as set forth in paragraph (b) below, no diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Except as set forth in paragraph (b) below, failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

(b) Notwithstanding anything contained in this Lease to the contrary, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur, except any of the same due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption occurs or continues as a result of the negligence or a wrongful conduct of the Landlord or Landlord’s agents, servants, employees or contractors, and (iii) such Service Interruption continues for more than three (3) consecutive days after Landlord shall have received notice thereof from Tenant, and (iv) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Basic Rent and Escalation Charges for each day during which such Service Interruption continues after such three (3) consecutive day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Basic Rent and Escalation Charges shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph (b) shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: access to the Premises, water and sewer/septic service and electricity, but only to the extent that Landlord has an obligation to provide same to Tenant under this Lease, Any abatement of Basic Rent under this paragraph shall apply only with respect to Basic Rent allocable to the period after each of the conditions set forth in subsections (i) through (iv) hereof shall have been satisfied and only during such times as each of such conditions shall exist.

ARTICLE 8

REAL ESTATE TAXES

8.1 Payments on Account of Real Estate Taxes.

(a) “Tax Year” shall mean a twelve-month period commencing on January 1 and falling wholly or partially within the Term, and “Taxes” shall mean (i) all taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; and (iv) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes, but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes all capital stock, payroll, business sales, corporate, excise, gains, excess profits, occupancy, rent or income, estate, succession, inheritance, recording and transfer taxes of Landlord or taxes imposed upon a transfer or mortgage by Landlord of any interest in the Property, or any penalties, interest or late charges imposed against Landlord or any superior party with respect to Taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such, tax or charge shall be included in the term “Taxes” for the purposes of this Article,

(b) Tenant shall pay to Landlord as Additional Rent for Taxes an amount equal to Tenant’s Proportionate Share of Taxes for each calendar year or portion thereof throughout the Term. If the calendar year is only partially within the Term, the payment to be made by Tenant shall be proportionately reduced. The obligation of Tenant to make this payment shall survive the expiration or other termination of the Lease. The tax and assessment bills used in. calculating Tenant’s obligation for Additional Rent for Taxes in each calendar year shall be those which become due for payment during such calendar year, without regard to the period for which the tax assessment is levied or assessed and without regard to whether or not the Lease was in existence during such period. If, however, there is a change in the time payment of taxes during the term of the Lease which would result in Tenant paying taxes allocable to a period longer or shorter than the term of the Lease, the tax payments for the last calendar year shall be equitably adjusted so that the period for which Tenant pays taxes is the of the same duration as the term of the Lease (though it may not be the same period of time).

(c) Estimated payments by Tenant on account of Taxes shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due with a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. Promptly after receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant of the amount thereof and the computation of Tenant’s payment on account thereof. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment on account thereof for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or refund such overpayment within thirty (30) days if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so advised by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration of the Term.

(d) Tenant shall have the right upon the delivery of written notice to Landlord (“Tenant’s Review Notice”) and during Normal Business Hours to review the books and records of Landlord relating to the Taxes and/or the Operating Expenses, as herein defined. Such review shall be performed by a certified public accountant licensed in the State of Illinois who is not compensated on a contingent fee basis. Such review shall take place at the office of Landlord’s managing agent located at the Building or such other location in the Chicago metropolitan area as Landlord may designate, and shall be at Tenant’s sole cost and expense subject to Section 8.1(e) below. Tenant must deliver Tenant’s Review Notice to Landlord within one hundred and twenty (120) days after Tenant has received from Landlord the notice of any proposed Tax or Operating Expense adjustment, as applicable, for the prior year and must complete its review with written notice to Landlord, specifying in detail the reasons for any discrepancy as to a particular item within sixty (60) days after Tenant delivers the Tenant’s Review Notice, Failure by Tenant to deliver Tenant’s Review Notice to Landlord within such one hundred twenty (120) day period or to perform its review and provide Landlord with such notice within such subsequent sixty (60) day period shall constitute a waiver of Tenant’s rights to contest any such adjustment. Tenant shall pay the amount shown to be due on the annual adjustment notice without delay.

(e) If such review discloses a discrepancy in Landlord’s calculation of the Taxes or Operating Expenses and Landlord cannot reconcile such discrepancy, Landlord shall promptly pay to Tenant the amount of any overpayment by Tenant or Tenant shall promptly pay to Landlord the amount of any underpayment by Tenant, as the case may be. Tenant and Tenant’s agents hereby agree that all information disclosed in the books and records shall be kept confidential and shall not be disclosed to any other party, including, but not limited to, any other tenant in the Building, provided that the foregoing shall not preclude Tenant from disclosing same to its attorneys, accountants and other professionals (provided such attorneys, accountants and other professionals agree to keep such information confidential). Tenant further agrees to cause any third party engaged by Tenant to review said books and records to execute and deliver a confidentiality agreement in a form reasonably acceptable to Landlord prior to its performing any such review. Tenant shall pay all costs associated with such review, unless it is finally determined that Landlord’s original determination of the Taxes and/or Operating Expenses was overstated by more than five percent (5%), in which event Landlord shall pay the reasonable, out-of-pocket fees, costs and expenses of such audit paid by Tenant to the certified public accountant meeting the qualifications described above.

8.2 Abatement. If Landlord, in the exercise of its commercially reasonable discretion, contests the amount of any taxes or assessments, the reasonable attorneys’ fees and expenses actually incurred in conducting such a contest shall be considered a part of the tax payment for the purposes of this provision. If the result of such a contest is to defer the time of payment of taxes to a later date or to obligate the Landlord to pay any additional taxes or assessments in the year in which the tax or assessment was originally due, Taxes shall be recalculated and Tenant shall pay the additional amount due. In the event of a reduction of Taxes for which Tenant has paid its Proportionate Share of Taxes, Tenant shall receive a credit (or refund in the event this Lease has terminated) for Tenant’s Proportionate Share of such reduction in Taxes. Tenant shall have the right to examine the tax and assessment bills on written request.

ARTICLE 9

OPERATING AND UTILITY EXPENSES

9.1 Definitions. “Operating Year” shall mean each calendar year all or any part of which falls within the Term, and “Operating Expenses” shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, repair, maintenance and management of the Property, all as set forth in Exhibit D attached hereto, provided that if during any portion of the Operating Year for which Operating Expenses are being computed, less than all of the Building was occupied by tenants or Landlord was not supplying all tenants with the services being supplied under this Lease, actual Operating Expenses incurred shall be extrapolated reasonably by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if the Building were fully occupied for such Operating Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Operating Year.

9.2 Tenant’s Payment of Operating Expenses.

(a) Tenant shall pay to Landlord as Additional Rent for Operating Expense, an amount equal to Tenant’s Proportionate Share Operating Expenses for each calendar year or portion thereof throughout the Term. If the calendar year is only partially within the Term, the payment to be made by Tenant shall be proportionately reduced. The obligation of Tenant to make this payment shall survive the expiration or other termination of the Lease.

(b) Estimated payments by Tenant on account of Operating Expenses shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time during each Operating Year, on account of Operating Expenses for such Operating Year. After the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Operating Year. If estimated payments theretofore made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or refund within thirty (30) days such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Operating Year are greater than the estimated payments (If any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration of the Term.

9.3 Utility Payments. Tenant shall be responsible for the payment of all utilities used and consumed in the Premises. Tenant shall pay for electricity as follows:

(a) Tenant shall pay for Tenant’s Proportionate Share of electricity used in the Common Areas, based upon the amount charged from time to time for electricity; and

(b) Landlord shall install separate check meters measuring the electricity used and consumed in the Premises, and Tenant shall pay for electricity used and consumed in the Premises as billed directly by the utility company on or before the date when due.

The obligation to pay for electricity used and consumed in the Premises during the last month of the Term hereof shall survive expiration of the Term.

ARTICLE 10

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1 Tenant’s Indemnity. Except to the extent arising from the negligence or willful misconduct of Landlord or its agents or employees, Tenant agrees to indemnify and save harmless Landlord and Landlord’s partners, members, shareholders, officers, directors, managers, employees, agents and contractors and any Holder from and against all claims, losses, cost, damages, liability or expenses of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring outside of the Premises but on or about the Property, where such accident, damage or injury results or is claimed to have resulted from any act or omission on the part of Tenant or Tenant’s agents, employees, contractors, invitees or sublessees; or (iii) the use or occupancy of the Premises or of any business conducted therein or any thing or work whatsoever done or any condition created (other than by Landlord) in or about the Premises, and, in any case, occurring after the Premises A Commencement Date (or such earlier date as of which Tenant takes possession of the Premises) until the expiration of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease.

10.2 Tenant Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, (a) a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage) in at least the amounts of $1,000,000 per occurrence/$3,000,000 aggregate (combined single limit) for property damage, bodily injury or death, or such greater amounts as Landlord in its reasonable discretion shall from time to time request, under which Tenant is named as an insured and Landlord, and, at Landlord’s request, Landlord’s property manager, any Holder, and such other persons as Landlord reasonably may request are named as additional insureds, and under which the insurer agrees to indemnify and hold Landlord and such other additional named insureds harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 10.1 and (b) “all-risk” property insurance on a “replacement cost” basis, insuring Tenant’s Removable Property and any Alterations made by Tenant pursuant to Section 5.2, to the extent that the same have not become the property of Landlord. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises pursuant to a “per location” endorsement shall fulfill the requirements set forth herein. Tenant’s insurance shall be primary to, and not contributory with any insurance carried by Landlord, whose insurance shall be considered excess only. Each policy required hereunder shall be non-cancelable and non-amendable with respect to Landlord and Landlord’s said designees without thirty (30) days’ prior notice, shall be written on an “occurrence” basis. and a duplicate original or certificates thereof satisfactory to Landlord, together with a photocopy of the entire policy, shall be delivered to Landlord. The policies of insurance required to be maintained by Tenant hereunder shall be issued by companies domiciled in the United States and qualified and licensed to conduct business in the state in which the Property is located, and shall be rated A:X or better in the most current issue of Best’s Insurance Reports. Tenant’s insurance policies shall not include deductibles in excess of Twenty-Five Thousand Dollars ($25,000.00).

10.3 Tenant’s Risk. Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant’s own risk. Landlord shall not be liable to Tenant, its employees, agents, invitees or contractors for any damage, Injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, unless due to the negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor. Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise. Notwithstanding the foregoing, Landlord shall not be released from liability for any injury, loss, damages or liability to the extent arising from any negligence or willful misconduct of Landlord, its servants, employees or agents acting within the scope of their authority on or about the Premises; provided, however, that in no event shall Landlord, its servants, employees or agents have any liability to Tenant based on any loss with respect to or interruption in the operation of Tenant’s business. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.4 Waiver of Subrogation. The parties hereto shall each procure an appropriate clause in, or endorsement on, any property insurance policy on the Premises or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party, its respective agents or employees. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its agents or employees for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance regardless of the cause or origin of such loss or damage, including, but not limited to, the negligence of such other party or its agents or employees.

ARTICLE 11

FIRE, EMINENT DOMAIN, ETC.

11.1 Landlord’s Right of Termination. If the Premises or the Building are substantially damaged by fire or casualty (the term “substantially damaged” meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time that repair work would commence), or if any part of the Building is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice of Landlord’s election so to do within ninety (90) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. Within ninety (90) days after the occurrence of such casualty, Landlord shall deliver to Tenant a notice (“Damage Notice”) advising Tenant of Landlord’s estimate of the time required to substantially complete Landlord’s Restoration Work (as hereinafter defined). Landlord shall only have the right to terminate this Lease in accordance with the foregoing if Landlord also terminates the leases of other tenants in the Building who are similarly affected by the fire, other casualty or taking, and in making such determination, Landlord shall be entitled to consider such factors as Landlord deems reasonably appropriate as long as they are applied to Tenant in the same manner as other tenants, including but not limited to length of term remaining on the lease, time needed to repair and restore, costs of repair and restoration not covered by insurance or condemnation proceeds, Landlord’s plans to repair and restore Common Areas serving the applicable premises, and Landlord’s plans for repair and restoration of the Building.

11.2 Restoration; Tenant’s Right of Termination.

(a) If the Premises or the Building are damaged by fire or other casualty, and this Lease is not terminated pursuant to Section 11.1, Landlord shall thereafter use reasonable efforts to restore the Building and the Premises to proper condition for Tenant’s use and occupation (excluding Tenant’s Restoration Work, as defined below), provided that Landlord’s obligation shall be limited to the amount of insurance proceeds available therefor, and Landlord shall not be obligated to commence restoration until Landlord has received the insurance proceeds (“Landlord’s Restoration Work”). Landlord’s Restoration Work shall not include, and Tenant shall be solely responsible for, the repair and restoring, at Tenant’s sole cost and expense, of the Work necessary for Tenant’s initial occupancy of the Premises, any Alterations made by Tenant pursuant to Section 5.2, and Tenant’s Removable Property (“Tenant’s Restoration Work”)). Notwithstanding anything to the contrary contained herein, if in Landlord’s sole discretion, it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Building or the Premises for Landlord to perform all or a portion of Tenant’s Restoration Work on behalf of Tenant, then (x) Landlord shall give Tenant a notice specifying the portion of Tenant’s Restoration Work to be performed by Landlord (the “Specified Restoration Work”), (y) Landlord shall perform the Specified Restoration Work, and (z) Tenant shall pay to Landlord within ten (10) days following the giving of Landlord’s written demand therefor the cost of such Specified Restoration Work.

(b) Landlord shall not carry any insurance on Tenant’s Removable Property or on the Alterations that constitute part of Tenant’s Restoration Work and shall not be obligated to repair or replace Tenant’s Removable Property or such Alterations (whether or not installed by or at the expense of Landlord). Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Removable Property or any Alterations. Tenant shall notify Landlord promptly of any casualty in the Premises. In the event of a partial or total destruction of the Premises, Tenant shall as soon as practicable (but no later than five (5) Business Days after receiving a notice from Landlord) remove any and all of Tenant’s Removable Property from the Premises or the portion thereof destroyed, as the case may be, and if Tenant does not promptly so remove Tenant’s Removable Property, Landlord, at Tenant’s expense, may discard the same or may remove Tenant’s Removable Property to a public warehouse for deposit or retain the same in its own possession and at its discretion may sell the same at either public auction or private sale, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second to any sums owed by Tenant to Landlord, with any balance remaining to be paid to Tenant; if the expenses of such removal, storage and sale shall exceed the proceeds of any sale, Tenant shall pay such excess to Landlord upon demand. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the removal of Tenant’s Removable Property by Tenant or Landlord, as provided in this Section 11.2(b), or the performance by Landlord of Landlord’s Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant in the event that Tenant fails to do so. Tenant shall promptly permit Landlord access to the Premises for the purpose of performing Landlord’s Restoration Work and, if applicable, the Specified Restoration Work.

(c) Notwithstanding anything to the contrary contained herein, if Landlord determines that Landlord’s Restoration Work cannot be substantially completed within one hundred eighty (180) days following the date on which the repair commences, Tenant may terminate this Lease by delivery of written notice to Landlord within thirty (30) days following Tenant’s receipt of the Damage Notice. Further, if, for any reason, Landlord’s Restoration Work shall not be substantially completed within six months after the expiration of the ninety-day period referred to in Section 11.1 (which six-month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing Landlord’s Restoration Work due to Force Majeure, but in no event for more than an additional three months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended) provided that Landlord’s Restoration Work is not completed within such period. This Lease shall cease and come to an end without further liability or obligation on the part of either party thirty (30) days after such giving of notice by Tenant unless, within such thirty-day period, Landlord substantially completes Landlord’s Restoration Work. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete Landlord’s Restoration Work, and time shall be of the essence with respect thereto.

11.3 Landlord’s Insurance. Landlord agrees to maintain in full force and effect, during the Term of this Lease, property damage insurance with such deductibles and in such amounts as may from time to time be carried by reasonably prudent owners of similar buildings in the area in which the Property is located, provided that in no event shall Landlord be required to carry other than fire and extended coverage insurance or insurance in amounts greater than 80% of the actual insurable cash value of the Building (excluding footings and foundations). Landlord may satisfy such insurance requirements by including the Property in a so-called “blanket” insurance policy, provided that the amount of coverage allocated to the Property shall fulfill the foregoing requirements.

11.4 Abatement of Rent. If the Premises or the Building are damaged by fire or other casualty, Basic Rent and Escalation Charges payable by Tenant shall abate proportionately for the period from the date of such fire or other casualty until the earlier of (a) the date that Landlord substantially completes Landlord’s Restoration Work (provided, that if Landlord would have completed Landlord’s Restoration Work at an earlier date but for Tenant having failed to cooperate with Landlord in effecting such Work or collecting insurance proceeds, then the Premises shall be deemed to have been repaired and restored on such earlier date and the abatement shall cease), or (b) the date Tenant or any subtenant reoccupies any portion of the Premises (in which case the Basic Rent and Escalation Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Notwithstanding any provision contained in this Lease to the contrary, (i) there shall be no abatement with respect to any portion of the Premises which has not been rendered untenantable by reason of fire or other casualty and which is accessible, whether or not other portions of the Premises are untenantable, and (ii) any abatement of Basic Rent or Escalation Charges applicable to any portion of the Premises which was rendered untenantable by reason of a casualty shall cease on the earliest of the dates referred to in clauses (a) or (b) of the preceding sentence provided such portion is accessible, whether or not other portions of the Premises remain untenantable. Landlord’s determination of the date Landlord’s Restoration Work to the Premises shall have been substantially completed shall be controlling unless Tenant disputes same by notice to Landlord given within ten (10) Business Days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Basic Rent and Escalation Charges in accordance with Landlord’s determination. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business arising from any fire or other casualty or eminent domain.

11.5 Condemnation Award. Landlord shall have and hereby reserves and excepts, and Tenant hereby giants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any taking, by exercise of the right of eminent domain, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver in Tenant’s name all such assignments and assurances. Nothing contained herein shall be construed to prevent Tenant from, prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 12

HOLDING OVER; SURRENDER

12.1 Holding Over. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a Basic Rent equal to one hundred fifty percent (150%) of the Basic Rent then in effect plus Escalation Charges and other Additional Rent herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

12.2 Surrender of Premises. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all alterations, additions and improvements which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease (except as hereinafter provided), excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore. Tenant shall remove all of Tenant’s Removable Property, and, to the extent specified by Landlord, all alterations and additions made by Tenant;

and shall repair any damages to the Premises or the Building caused by such removal. Notwithstanding anything to the contrary contained herein, Landlord shall not be entitled to require Tenant to remove any wiring or cabling from the Premises at the expiration of the Term unless (i) Tenant exercises its Acceleration Option in accordance with the terms of Article 17 of this Lease, or (ii) Tenant defaults under this Lease, and as a result thereof, Landlord terminates the Lease or Tenant’s right to possession of the Premises. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

ARTICLE 13

RIGHTS OF MORTGAGEES; TRANSFER OF TITLE

13.1 Rights of Mortgagees.

(a) This Lease shall be subordinate to any mortgage, deed of trust or ground lease or similar encumbrance (collectively, a “Mortgage”, and the holder thereof from time to time the “Holder”) from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, unless the Holder shall elect otherwise. If this Lease is subordinate to any Mortgage and the Holder or any other party shall succeed to the interest of Landlord pursuant to the Mortgage (such Holder or other party, a “Successor”), at the election of the Successor, Tenant shall attorn to the Successor and this Lease shall continue in full force and effect between the Successor and Tenant. Not more than fifteen (15) days after Landlord’s written request, Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as the Successor reasonably may request, and Tenant hereby appoints the Successor as Tenant’s attorney-in-fact to execute such subordination or attornment agreement upon Tenant’s failure timely to comply with the Successor’s request.

(b) Notwithstanding the foregoing, if this Lease is subordinate to a Mortgage as aforesaid, then upon the written request of Tenant, Landlord agrees to use commercially reasonable efforts to obtain the Holder’s written subordination, attornment and non-disturbance agreement stating that, subject to such reasonable qualifications as the Holder may impose, in the event that the Holder or any other party shall succeed to the interest of Landlord hereunder pursuant to such Mortgage, so long as no Event of Default exists hereunder, Tenant’s right to possession of the Premises shall not be disturbed and Tenant’s other rights hereunder shall not be adversely affected by any foreclosure of such Mortgage. For purposes hereof, the term “commercially reasonable efforts” shall not include the payment of any sum of money or the consent to less favorable terms and conditions with respect to the obligations or indebtedness secured or created by the Mortgage. In the event that, despite using commercially reasonable efforts, Landlord is unable to obtain such an agreement then this Lease nonetheless shall be subordinate as aforesaid

13.2 Assignment of Rents and Transfer of Title.

(a) With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

(b) In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c) Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder.

13.3 Notice to Mortgagee. After receiving notice from Landlord of any Holder of a Mortgage which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such Holder (provided Tenant shall have been furnished with the name and address of such Holder), and the curing of any of Landlord’s defaults by such Holder shall be treated as performance by Landlord.

ARTICLE 14

DEFAULT; REMEDIES

14.1 Tenant’s Default

(a) If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as an “Event of Default”) shall occur:

(i) Tenant shall fail to pay the Basic Rent, Escalation Charges or any other Additional Rent hereunder when due and such failure shall continue for three (3) Business Days after notice to Tenant from Landlord; or

(ii) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(iii) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(iv) Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(v) An Event of Bankruptcy (as hereinafter defined) shall occur with respect to Tenant; or

(vi) A petition shall be filed against Tenant under any law (including, but not limited to, the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for sixty (60) days, or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for sixty (60) days; or

(vii) If: (x) Tenant shall fail to pay the Basic Rent, Escalation Charges or any other Additional Rent hereunder when due or shall fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall cure any such failure within the applicable grace period set forth to clauses (i) or (ii) above; or (y) an Event of Default of the kind set forth in clauses (i) or (ii) above shall occur and Landlord shall, in its sole discretion, permit Tenant to cure such Event of Default after the applicable grace period has expired; and the same or a similar failure shall occur more than twice within the next 365 days (whether or not such similar failure is cured within the applicable grace period);

then in any such case Landlord may terminate this Lease as hereinafter provided and exercise any other rights or remedies available under this Lease, at law or in equity.

(b) For purposes of clause (a)(v) above, an “Event of Bankruptcy” means the filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C. §101, et seq. If an Event of Bankruptcy occurs, then the trustee of Tenant’s bankruptcy estate or Tenant as debtor-in-possession may (subject to final approval of the court) assume this Lease, and may subsequently assign it, only if it does the following within sixty (60) days after the date of the filing of the voluntary petition, the entry of the order for relief (or such additional time as a court of competent jurisdiction may grant, for cause, upon a motion made within the original sixty-day period):

(i) file a motion to assume the Lease with the appropriate court;

(ii) satisfy all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(A) cure all Events of Default of Tenant under this Lease or provide Landlord with Adequate Assurance (as defined below) that it will (x) cure all monetary Events of Default of Tenant hereunder within ten (10) days from the date of the assumption; and (y) cure all non-monetary Events of Default of Tenant hereunder within thirty (30) days from the date of the assumption;

(B) compensate Landlord and any other person or entity, or provide Landlord with Adequate Assurance that within ten (10) days after the date of the assumption, it will compensate Landlord and such other person or entity, for any pecuniary loss that Landlord and such other person or entity incurred as a result of any Event of Default, the trustee, or the debtor-in-possession;

(C) provide Landlord with Adequate Assurance of Future Performance (as defined below) of all of Tenant’s obligations under this Lease; and

(D) deliver to Landlord a written statement that the conditions herein have been satisfied.

(c) For purposes only of the foregoing paragraph (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) entering an order segregating sufficient cash to pay Landlord and any other person or entity under paragraph (b) above, and

(ii) granting to Landlord a valid first lien and security interest (in form acceptable to Landlord) in all property comprising the Tenant’s “property of the estate,” as that term is defined in Section 541 of the Bankruptcy Code, located on, used at or relating to the Premises, which lien and security interest secures the trustee’s or debtor-in-possession’s obligation to cure the monetary and nonmonetary defaults under the Lease within the periods set forth in paragraph (b) above.

(d) For purposes only of paragraph (b) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable;

(i) the trustee or debtor-in-possession depositing with Landlord, as security for the timely payment of rent and other monetary obligations, an amount equal to the sum of two (2) months’ Basic Rent plus an amount equal to two (2) months’ installments on account of Escalation Charges;

(ii) the trustee or the debtor-in-possession agreeing to pay in advance, on each day that the Basic Rent is payable, the monthly installments on account of Escalation Charges;

(iii) the trustee or debtor-in-possession providing adequate assurance of the source of the rent and other consideration due under this Lease;

(iv) Tenant’s bankruptcy estate and the trustee or debtor-in-possession providing Adequate Assurance of the feasibility of the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) continuing to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will have sufficient funds to fulfill Tenant’s obligations hereunder.

(e) If the trustee or the debtor-in-possession assumes the Lease under paragraph (b) above and applicable bankruptcy law, it may assign its interest in this Lease only if the proposed assignee first provides Landlord with Adequate Assurance of Future Performance of all of Tenant’s obligations under the Lease, and if Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound).

(f) For purposes only of paragraph (e) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease; and

(ii) if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness.

14.2 Landlord’s Remedies. Upon the occurrence of an Event of Default:

(a) Landlord may terminate this Lease by serving written notice on Tenant of Landlord’s election to do so, and may thereafter forthwith proceed to recover possession of the Premises (together with all alterations, installations, improvements, additions, and other physical changes to the Premises) in accordance with the laws of the State of Illinois. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises, (ii) the unpaid Basic Rent, Escalation Charges and other sums payable hereunder earned at the time of termination, plus interest thereon at the rate set forth in Section 14.4, (iii) the present value of the balance of the Basic Rent, Escalation Charges and other sums payable hereunder and other amounts owed hereunder for the remainder of the Term, less the fair market value of the Basic Rent, Escalation Charges and other sums payable hereunder for the Premises for said period (also reduced to present value), and (iv) any other sum of money and damages owed by Tenant to Landlord; or

(b) Landlord may terminate Tenant’s right to possession of the Premises without terminating the Lease and Landlord may forthwith proceed to recover possession of the Premises in accordance with the laws of the State of Illinois. If Landlord elects to terminate Tenant’s right to possession without terminating the Lease, Tenant shall remain liable for all Basic Rent, Escalation Charges and other sums payable hereunder and other charges due hereunder and for all costs incurred by Landlord in recovering possession of the Premises. Landlord shall thereafter use reasonable efforts to relet the Premises for such rent, for such term (whether greater or less than the remaining Term of this Lease) and upon such terms arid conditions as Landlord shall find acceptable. For the purposes of reletting the Premises, Landlord may decorate and/or make any repairs, changes, alterations or additions as may be reasonably necessary. Landlord shall not be required to give priority to its efforts to relet the Premises over its efforts to relet any other vacant space in the Building, If Landlord succeeds in reletting the Premises, the Net Rental (as hereinafter defined) from time to time received by Landlord therefrom over the remaining term of this Lease shall be applied to reduce Tenant’s obligations to Landlord hereunder. The term “Net Rental” shall, for purposes hereof, mean the gross rental actually received by Landlord from such reletting less the amount of all costs incurred by Landlord in connection with such reletting (including, without limitation, broker’s fees, attorneys’ fees, costs of preparing the Premises for occupancy and any inducements granted to the new tenant). Tenant shall timely pay all amounts owed to Landlord during the Term. No delivery or recovery of any amount due Landlord pursuant to this Lease shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall the reletting pursuant to this Section 14.2 be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention shall be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach or Event of Default. If Landlord does in fact relet the Premises, Tenant shall not be entitled to any rentals or other consideration from such reletting, if any, that exceed any amounts owed by Tenant to Landlord; or

(c) Landlord may, without judicial process and without having any liability therefor, enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, except to the extent caused by the negligence of Landlord.

(d) Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice which is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including demands and notices specified in 735 ILCS §§ 5/9-209 and 5/9-210, it being agreed that the notices delivered by Landlord pursuant to Section 14.1 above shall constitute such statutory demands and notices.

(e) In the event Landlord has repossessed the Premises in accordance with this Lease and/or in accordance with applicable law, and in the further event that any property is found remaining upon the Premises at the time of such repossession of the Premises by Landlord, then Landlord may remove and store in any warehouse, at Tenant’s cost, or, in Landlord’s sole discretion, Landlord may deem abandoned by Tenant and dispose of in accordance with applicable law, any property found upon the Premises at the time of such re-entry of the Premises by Landlord or termination of Tenant’s right to the Premises. The provisions of this Section 14.2 will be construed consistent with Illinois law, so that remedies of Landlord herein described are available to Landlord to the full extent but only to the extent that they are not invalid or unenforceable under Illinois law.

14.3 Additional Rent. If Tenant shall fail to pay when due any sums under this Lease designated as an Escalation Charge or other Additional Rent, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.4 Remedying Defaults. Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord (after expiration of applicable notice and cure period), Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at a rate equal to 2% plus the prime rate published from time to time in The Wall Street Journal or its successor publication (but in no event more than 15% per annum), as Additional Rent. Any payment of Basic Rent, Escalation Charges or other sums payable hereunder not paid when due shall, at the option of Landlord, bear interest at a rate equal to 2% plus the prime rate published from time to time in The Wall Street Journal or its successor publication (but in no event more than 15% per annum) from the due date thereof and shall be payable forthwith on demand by Landlord, as Additional Rent. Notwithstanding the foregoing provisions of this Section 14.4 to the contrary, Landlord shall waive such interest the first two (2) times in any twelve (12) month period that Tenant fails to make a payment of Basic Rent or Escalation Charges when due, provided that such payment is made within five (5) days after written notice from Landlord.

14.5 Remedies Cumulative. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for, but in no event shall Landlord be entitled to consequential or punitive damages.

14.6 Enforcement Costs. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if a third party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses at both the trial and appellate levels) incurred by or on behalf of such party.

14.7 Waiver. Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other. No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

14.8 Security Deposit. If a security deposit is specified in Section 1.1 hereof, Tenant agrees that the same will be paid upon execution and delivery of this Lease, and that Landlord shall hold the same throughout the Term of this Lease as security for the performance by Tenant of all obligations on the part of Tenant hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such deposit, or any part thereof, to Landlord’s damages arising from, or to cure, any Event of Default. If Landlord shall so apply any or all of such deposit, Tenant shall immediately upon demand deposit with Landlord the amount so applied to be held as security hereunder. Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section, to Tenant on the expiration or earlier termination of the Term of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no Event of Default (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute an Event of Default). While Landlord holds such deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s grantee, and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the deposit in accordance with the terms of this Section, and the return thereof in accordance herewith. The holder of a mortgage shall not be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder.

The parties agree that the security deposit shall be in the form of a letter of credit (the “Letter of Credit”) that: (a) is in the form attached hereto as Exhibit F; (b) names Landlord as its beneficiary; (c) is drawn on an FDIC insured financial institution reasonably satisfactory to the Landlord; and (d) will expire no earlier than 60 days after the termination date of this Lease. If Tenant fails to furnish such renewal or replacement Letter of Credit at least 60 days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a security deposit pursuant to the terms of this Section 14.8. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by a national bank satisfactory to Landlord at the time of the issuance thereof.

Notwithstanding anything to the contrary contained herein, so long as there has been no Event of Default under this Lease (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute an Event of Default), Tenant shall have the right to reduce the Letter of Credit in the following amounts: effective as of the first day of the 35th full calendar month following the Premises A Commencement Date, to $175,000.00; effective as of the first day of the 47th full calendar month following the Premises A Commencement Date, to $150,000.00; effective as of the first day of the 59th full calendar month following the Premises A Commencement Date, to $125,000.00; effective as of the first day of the 71st full calendar month following the Premises A Commencement Date, to $100,000.00; and effective as of the first day of the 77th full calendar month following the Premises A Commencement Date, to $50,000.00; and thereafter, Tenant shall have no further right to reduce the Letter of Credit. The foregoing reduction in the Letter of Credit must be approved in writing by Landlord, and shall be accomplished by Tenant providing Landlord with an amended Letter of Credit in the reduced amount that otherwise meets the requirements set forth above for the original Letter of Credit. Any unilateral amendment to the Letter of Credit purporting to reduce the amount thereof shall be null and void without Landlord’s written acceptance of such amendment. Landlord and Tenant acknowledge and agree that the foregoing schedule for the reduction of the Letter of Credit is based on the assumption that Tenant does not elect to defer the receipt of any portion of the Landlord’s Contribution as provided in paragraph 7 of the Work Letter attached hereto as Exhibit E, as evidenced by Tenant’s delivery of a Deferral Notice to Landlord (as defined in the Work Letter). In the event Tenant delivers a Deferral Notice to Landlord, Landlord shall adjust the reduction schedule for the Letter of Credit, subject to the reasonable approval of Tenant, and Landlord and Tenant will enter into an amendment to this Lease reflecting such adjusted reduction schedule. Any revised reduction schedule shall ensure that at all times during the Term of the Lease, the Letter of Credit equals or exceeds Landlord’s then unamortized costs in connection with this Lease, including, but not limited to, Landlord’s Contribution, the Rent Credit, any brokerage commissions and the Premises A Abatement and the Premises B Abatement.

14.9 Landlord’s Default. Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within thirty (30) days after notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1 Rights of Access. Landlord, its agents, contractors and employees shall have the right to enter the Premises at upon advance notice to Tenant (except in the case of an emergency in which event no notice shall be required) for the purpose of inspecting the Premises, doing maintenance or making repairs or otherwise exercising its rights or fulfilling its obligations under this Lease, and Landlord also shall have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or tenants of any part of the Property. Except in the case of an emergency, Tenant shall be entitled to accompany Landlord, its agents, contractors and employees in the Premises in the exercise of the foregoing rights.

15.2 Covenant of Quiet Enjoyment. Subject to the terms and conditions of this Lease, on payment of the Basic Rent and Escalation Charges and other Additional Rent and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

15.3 Landlord’s Liability.

(a) Tenant agrees to look solely to Landlord’s equity interest in the Property at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord, its partners, members or their officers, agents and employees nor any successor of Landlord, its partners, members or their officers, agents and employees shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest in the Property.

(b) In no event shall Landlord ever be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

(c) Where provision is made in this Lease for Landlord’s consent, and Tenant shall request such consent, and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as Additional Rent, any reasonable expenses incurred by Landlord (including without limitation reasonable attorneys’ fees and costs, if any) in connection therewith.

(d) Any repairs or restoration required or permitted to be made by Landlord under this Lease may be made during normal business hours, and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom, except to the extent caused by Landlord’s negligence or willful misconduct,

15.4 Estoppel Certificate. Tenant shall, at any time and from time to time, within fifteen (15) Business Days of written notice from Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate containing such statements of fact as Landlord reasonably requests, subject to a statement of any applicable exceptions, and Tenant’s failure to deliver such estoppel statement to Landlord within such time period shall, at Landlord’s option, be deemed Tenant’s agreement with the terms set forth in the estoppel certificate presented to Tenant for signature. Landlord shall, at any time and from time to time, within fifteen (15) Business Days of written notice from Tenant, execute, acknowledge and deliver to Tenant an estoppel certificate containing such statements of fact as Tenant reasonably requests, subject to a statement of any applicable exceptions, and Landlord’s failure to deliver such estoppel statement to Tenant within such time period shall, at Tenant’s option, be deemed Landlord’s agreement with the terms set forth in the estoppel certificate presented to Landlord for signature.

15.5 Brokerage. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than Broker, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim (except any claim by Broker). Landlord warrants and represents that Landlord has dealt with no broker in connection with the consummation of this Lease other than Broker, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Landlord, Landlord agrees to defend the same and indemnify Tenant against any such claim (except any claim by Broker). Landlord shall pay a broker’s commission in accordance with the terms of a separate agreement.

15.6 Rules and Regulations. Tenant shall abide by the Rules and Regulations from time to time established by Landlord, it being agreed that such Rules and Regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all Rules and Regulations shall be generally applicable to other tenants of the Building of similar nature to the Tenant named herein. Landlord agrees to use reasonable efforts to insure that any such Rules and Regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations currently in effect are set forth in Exhibit B.

15.7 Financial Statements. Tenant shall, at any time and from time to time, upon not less than ten (10) Business Days’ prior written notice by Landlord, deliver to Landlord Tenant’s most recently audited, or if not available, unaudited, financial statements, in form reasonably satisfactory to Landlord. Notwithstanding the foregoing, Landlord shall only request that Tenant deliver financial statements to Landlord in connection with a potential sale or refinance of the Building or any portion thereof unless Tenant is in default or Landlord reasonably believes that there has been an adverse change in Tenant’s financial position since the last financial statements provided to Landlord.

15.8 Substitute Space. If Landlord so requests, Tenant shall vacate the Premises and relinquish its rights with respect to the same provided that Landlord shall provide to Tenant substitute space in the Building, such space to be located on or above the 14th floor of the Building and shall be reasonably comparable in size, layout, finish and utility to the Premises, and further provided that Landlord shall, at its sole cost and expense, move Tenant and Tenant’s Removable Property from the Premises to such new space in such manner as will minimize, to the greatest extent practicable, undue interference with the business or operations of Tenant. Any such substitute space shall, from and after such relocation, be treated as the Premises demised under this Lease, and shall be occupied by Tenant under the same terms, provisions and conditions as are set forth in this Lease. Landlord shall not be entitled to require Tenant to relocate into substitute space unless such move is necessary in order to accommodate the space needs of a current or prospective multi-floor tenant in the Building.

15.9 Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

15.10 Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of

Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent to assignment by Tenant. Tenant represents and warrants that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists. Landlord represents and warrants that Landlord is not, and the entities or individuals constituting Landlord or which may own or control Landlord or which may be owned or controlled by Landlord are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

15.11 Recording. Tenant agrees not to record this Lease, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a notice of lease in recordable form and complying with applicable law. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At Landlord’s request, promptly upon expiration of or earlier termination of the Term, Tenant shall execute and deliver to Landlord a release of any document recorded in the real property records for the location of the Property evidencing this Lease, and Tenant hereby appoints Landlord Tenant’s attorney-in-fact, coupled with an interest, to execute any such document if Tenant fails to respond to Landlord’s request to do so within fifteen (15) days. The obligations of Tenant under this Section shall survive the expiration or any earlier termination of the Term.

15.12 Notice. All notices or other communications required hereunder shall be in writing and shall be deemed duly given, if delivered in person (with receipt therefor), if sent by reputable overnight delivery or courier service (e.g., Federal Express) providing for receipted delivery, or if sent by certified or registered mail, return receipt requested, postage prepaid, to the following address:

(a) if to Landlord at Landlord’s Address, to the attention of Property Manager; with a copy to CrossHarbor Capital Partners LLC, One Boston Place, Boston, Massachusetts 02108-4406, Attention: David C. Jones, and a copy to Lawrence R. Cahill, P.C., Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 and a copy to James L. Beard, Esq., DLA Piper Rudnick Gray Cary US LLP, 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601.

(b) if to Tenant, at Tenant’s Address, to the attention of Albert Goldstein.

Receipt of notice or other communication shall be conclusively established by either (i) return of a return receipt indicating that the notice has been delivered; or (ii) return of the letter containing the notice with an indication from the courier or postal service that the addressee has refused to accept delivery of the notice. Either party may change its address for the giving of notices by notice given in accordance with this Section.

15.13 When Lease Becomes Binding; Entire Agreement; Modification. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease is the entire agreement between Landlord and Tenant, and this Lease expressly supersedes any negotiations, considerations, representations and understandings and proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

15.14 Paragraph Headings and Interpretation of Sections. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words “including,” “such as” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

15.15 Dispute Resolution. In the event of a dispute between Landlord and Tenant pursuant to this Lease (other than a dispute relating to the payment of Basic Rent and Escalation Charges) the parties agree that prior to pursuing other available remedies (excluding giving notices of default), they will attempt to directly negotiate resolution of their dispute. If negotiation is unsuccessful, then they agree to participate in at least three hours of mediation to be facilitated by a mediator mutually acceptable to them under the mediation procedures set by the mediator. The mediation session shall be conducted within thirty (30) days of the date on which the mediator receives the request to mediate. The costs of such mediation shall be shared equally by the parties.

15.16 Waiver of Jury Trial. Landlord and Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.

15.17 Time Is of the Essence. Time is of the essence of each provision of this Lease.

15.18 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

15.19 Governing Law. This Lease shall be governed by the laws of the State of Illinois.

15.20 Storage Space. At Tenant’s request and to the extent available (as determined by Landlord in its sole discretion), Landlord shall lease to Tenant storage space (the “Storage Space”) of a size and in an area in the Building designated by Landlord and reasonably acceptable to Tenant. Landlord shall have the right, by delivery of sixty (60) days’ prior written notice, to relocate, at Landlord’s sole cost and expense, Tenant’s Storage Space to other storage space in the Building of comparable size, utility and access to the original Storage Space. If Tenant leases the Storage Space from Landlord, the Storage Space shall constitute part of the Premises; provided, however, Landlord shall not be obligated to furnish any Building services with respect to the Storage Space other than freight elevator service in common with other tenants in the Building on a first come, first served basis, and Building standard electric lighting, and Tenant shall accept the Storage Space in its “as is” condition. Throughout the Term, Tenant shall pay Basic Rent for the Storage Space on a monthly basis at market rates therefore as reasonably determined by Landlord, and such rent shall be considered Additional Rent and shall be payable as billed from time to time by Landlord. Tenant shall not be obligated to pay Escalation Charges with respect to the Storage Space. As of the date hereof, Landlord’s current annual rental rate for storage space in the Building is $12.00 per rentable square foot.

ARTICLE 16

EXTENSION OPTION

16.1 Option. Landlord hereby grants to Tenant the option (the “Extension Option”) to extend the Term of this Lease on the terms, conditions and provisions set forth herein for one (1) period of five (5) years (the “Extension Period”). The Extension Period shall commence on the date immediately following the last day of the initial Term. Tenant’s Extension Option shall be exercisable by written notice (“Tenant’s Extension Notice”) from Tenant to Landlord given no later than twelve (12) months prior to the expiration of the initial Term, time being of the essence. If not so exercised, Tenant’s Extension Option shall thereupon expire.

16.2 Rent. The Basic Rent during the Extension Period shall equal the “Fair Market Rental Rate” as hereinafter defined. Tenant shall continue to pay Escalation Charges for the Premises during the Extension Period in accordance with the terms of this Lease. For purposes of this Lease, the “Fair Market Rental Rate” shall mean the rent and concessions at which the Premises would be leased for the extension of the Term, in its then-existing condition, in an arms-length transaction between a willing landlord and tenant in the office space market existing in the West Loop area of downtown Chicago, Illinois (taking into account the location of the Building in such submarket) on the applicable date, taking into account all relevant facts and considerations, including base rents, rent escalations, rent abatements, allowances (such as tenant improvements, space planning, working drawing and moving allowances), commissions, operating expenses, real estate taxes and other economic terms contained in recently signed leases for premises of similar size, location and configuration in comparable buildings in the such submarket (taking into account the location of the Building in such submarket). The Landlord and Tenant hereby agree that the creditworthiness of tenants shall be a relevant factor in determining Fair Market Rental Rate hereunder. Landlord and Tenant shall negotiate the Basic Rent for the Premises applicable to the Extension Period in good faith for a period of sixty

(60) days following Landlord’s receipt of Tenant’s Extension Notice. Subject to Section 15.15 hereof, Landlord and Tenant are unable to agree in writing within said sixty (60) day period, on the Basic Rent for the Premises payable during the Extension Period, Tenant’s Extension Option shall be null and void and of no force or effect.

16.3 Conditions. Tenant may only exercise its Extension Option and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the Extension Option and on the commencement date of the applicable Extension Period, this Lease is in full force and effect and no event or circumstance exists which, with the giving of notice or the passage of time, or both, could constitute a default by Tenant under this Lease, and, inasmuch as the Extension Option is intended only for the original Tenant named in this Lease, the entire Premises is then occupied by the original Tenant herein or a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent, and Tenant has not assigned this Lease other than to a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent. Without limitation of the foregoing, no assignee (other than a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent) or sublessee shall be entitled to exercise the Extension Option, and no exercise of the Extension Option by the original Tenant named herein shall be effective, if Tenant assigns this Lease or subleases any portion of the Premises prior to the commencement date of the applicable Extension Period other than to a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent.

16.4 Amendment. Upon the agreement by Landlord and Tenant as to the terms, conditions and provisions applicable to the Extension Period, at the request of either party hereto and within thirty (30) days after such request, Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the Extension Period as determined in accordance with the provisions of this Article 16, with such revisions to the Basic Rent provisions of this Lease as may be necessary.

ARTICLE 17

ACCELERATION OPTION

17.1 Option. Tenant shall have the option to accelerate the termination date of the Lease in its entirety (the “Acceleration Option”) to the last day (the “Accelerated Termination Date”) of the 60th full calendar month following the Premises A Commencement Date by delivery of written notice to Landlord (the “Acceleration Notice”) given no later than the last day of the 48th full calendar month following the Premises A Commencement Date, time being of the essence. Tenant’s Acceleration Notice shall be accompanied by one-half (1/2) of the Acceleration Fee (as hereinafter defined), and the balance of the Termination Fee shall be due and payable no later than ninety (90) days prior to the Accelerated Termination Date. If not so exercised, Tenant’s Acceleration Option shall thereupon expire.

17.2 Surrender of Premises. If Tenant delivers its Acceleration Notice in accordance with the terms and conditions of Section 16.1 including but not limited to payment of the Acceleration Fee, then, subject to the terms and conditions of this Article 16, effective as of the

Accelerated Termination Date, this Lease shall terminate, and Tenant shall be and remain liable for the payment to Landlord of all Rent and other sums due or accrued, and for the performance and keeping of all covenants, agreements and obligations under the Lease to be performed, paid and kept by Tenant prior to the Accelerated Termination Date. In the event that Tenant fails to completely vacate the Premises and surrender possession thereof to Landlord in accordance with the terms and conditions of the Lease on or prior to the Accelerated Termination Date, such failure shall be treated as a holding over by Tenant, and Landlord shall be entitled to all of its remedies therefor pursuant to Article 12 of this Lease.

17.3 Acceleration Fee. In the event Tenant exercises its Acceleration Option, Tenant shall pay Landlord a fee, which shall not be construed as a penalty, in an amount equal to Landlord’s transaction costs (consisting exclusively of Landlord’s Contribution, broker commissions, the Rent Credit, the Premises A Abatement, the Premises B Abatement, and the Premises C Abatement) remaining unamortized as of the Accelerated Termination Date, as reasonably calculated by Landlord amortized over the period commencing on the Premises A Commencement Date (for Premises A) and the Premises B/C Commencement Date (for Premises B and Premises C) and ending on the Accelerated Termination Date including an interest rate of eight percent (8%) per annum (the “Acceleration Fee”). For example, if Tenant utilizes the entire Landlord’s Contribution for the initial Premises of 17,590 rentable square feet, the Acceleration Fee shall equal $287,781.75. The Acceleration fee shall be increased if and when the Premises are expanded from time to time. If Tenant fails to pay either installment of the Acceleration Fee in accordance with the foregoing, time being of the essence, Landlord may elect, upon notice to Tenant to declare the Acceleration Notice null and void, and this Lease shall continue in full force and effect as if Tenant had not exercised such Acceleration Option.

17.4 Termination of Unexercised Options. As of the date Tenant provides Landlord with its Acceleration Notice, any unexercised rights or options of Tenant to renew the Term of the Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

17.5 Conditions. Tenant may only exercise its Acceleration Option and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the Acceleration Option, this Lease is in full force and effect and no event or circumstance exists which, with the giving of notice or the passage of time, or both, could constitute a default by Tenant under this Lease, and, inasmuch as the Acceleration Option is intended only for the original Tenant named in this Lease, the entire Premises are then occupied by the original Tenant herein or a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent, and Tenant has not assigned this Lease other than to a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent nor is any portion of the Premises sublet. Without limitation of the foregoing, no assignee (other than a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent) or sublessee shall be entitled to exercise the Acceleration Option, and no exercise of the Acceleration Option by the original Tenant named herein shall be effective, if Tenant assigns this Lease or subleases any portion of the Premises prior to the Accelerated Termination Date other than to a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent.

ARTICLE 18

SUPPLEMENTAL HVAC EQUIPMENT

As part of the Work (as defined in Exhibit E attached hereto), Tenant shall have the right to connect a supplemental cooling unit to Landlord’s condenser water loop, and Tenant shall be required to pay Landlord’s standard fee for such hook-up, and a monthly fee for condenser water usage per ton of the supplemental cooling unit at a rate to be reasonably determined by Landlord. Landlord’s current fee for condenser water usage is $40.00 per ton of supplemental cooling unit per month, and is subject to change from time to time. All such fees shall be payable by Tenant to Landlord as Additional Rent in accordance with this Lease. In no event shall Tenant be entitled to use more than its proportionate share of the Building’s excess water condenser capacity. Tenant shall be solely responsible for the cost to maintain, repair, use and operate the supplemental cooling unit, including, but not limited to, electricity consumed in the use, operation, maintenance and repair thereof and, at Landlord’s option, shall remove the supplemental cooling unit from the Premises upon the expiration or earlier termination of the Lease. Such removal shall be subject to the terms and conditions set forth in Article 12 of this Lease.

ARTICLE 19

RIGHT OF FIRST OFFER

19.1 Option. Tenant acknowledges and agrees that it is currently Landlord’s preference to lease the 23rd floor of the Building to a single tenant. In the event Landlord decides to demise and market the 23rd floor for use by multiple tenants, Tenant shall have a right of first offer to lease up to 5,000 rentable square feet of space located on the 23rd floor of the Building (the “Offer Space”) on the terms and conditions hereinafter set forth.

19.2 Procedure. In the event Landlord decides to demise and market the 23rd floor of the Building for use by multiple tenants, prior to offering any portion of the Offer Space consisting of 5,000 rentable square feet or less to the public for lease, Landlord shall give Tenant written notice (an “Offer Notice”) of the date of commencement of the term of the demise (the “Offer Space Commencement Date”), and the rental rate and other economic terms applicable to such Offer Space, which shall be at the Fair Market Rental Rate as defined in Section 19.3 below, as reasonably determined by Landlord. Tenant’s right to lease the Offer Space from Landlord shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said right given not later than ten (10) days after Landlord’s Offer Notice is given, time being of the essence. Tenant may not elect to lease less than the entire area of Offer Space set forth in the Offer Notice. If Tenant does not timely exercise its option to lease the entire Offer Space set forth in the Offer Notice, Tenant’s right to lease such Offer Space shall thereupon expire and Landlord shall have the right to lease the Offer Space to a third party, Notwithstanding the foregoing, Tenant shall once again have a right of first offer with respect to the Offer Space described in an Offer Notice if, within a six (6) month period following the date of Landlord’s Offer Notice, Landlord proposes to lease the Offer Space to a prospective tenant on terms that are substantially different than those set forth In the Offer Notice. For purposes hereof, the terms offered to a prospective tenant shall be deemed to be substantially the same as those set forth in the Offer Notice as long as there is no more than a five percent (5%) reduction in the “bottom line” cost per rentable square foot of the Offer Space to the prospective tenant when compared with the “bottom line” cost per rentable square foot under the Offer Notice, considering all of the economic terms of the both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

19.3 Rent. The Basic Rent for the Offer Space shall equal the “Fair Market Rental Rate” as hereinafter defined and Tenant shall pay Escalation Charges for the Offer Space on the terms set forth in this Lease. For purposes of determining Rent for the Offer Space, the “Fair Market Rental Rate” shall mean the rent at which the Offer Space would be leased for the term set forth in the Offer Notice, in its then-existing condition, in an arms-length transaction between a willing landlord and tenant in the office space market existing in the West Loop area of downtown Chicago, Illinois (taking into account the location of the Building in such submarket) on the applicable date, taking into account all relevant facts and considerations, including base rents, rent escalations, rent abatements, allowances (such as tenant improvements, space planning, working drawing and moving allowances), commissions, operating expenses, real estate taxes and other economic terms contained in recently signed leases for premises of similar size, location and configuration in comparable buildings in the such submarket (taking into account the location of the Building in such submarket). The Landlord and Tenant hereby agree that the creditworthiness of tenants shall be a relevant factor in determining Fair Market Rental Rate hereunder.

19.4 Conditions. Tenant may only exercise its right to lease the Offer Space, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said right and on the Offer Space Commencement Date, this Lease is in full force and effect and Tenant is not in default under this Lease and (inasmuch as such option is intended only for the benefit of the original named Tenant), the entire Premises is occupied by the original named Tenant (or a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent). In addition to the condition set forth in the first sentence of this Section 19.4, if Tenant is in default under this Lease within thirty (30) days prior to the Offer Space Commencement Date, and has not cured such default prior to said Offer Space Commencement Date, then, at Landlord’s option, Tenant’s right to exercise its option may be terminated and rendered null and void by notice thereof from Landlord to Tenant. Without limitation of the foregoing, no assignee (other than a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent) or sublessee shall be entitled to exercise aright to lease the Offer Space, and no exercise of any right to lease the Offer Space by the original Tenant named herein shall be effective, if Tenant assigns this Lease or subleases any portion of the Premises prior to the Offer Space Commencement Date (other than to a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent).

19.5 Terms. If Tenant has validly exercised its right to lease the Offer Space, then, effective as of the Offer Space Commencement Date, such Offer Space shall be included in the Premises, subject to all of the terms, conditions and provisions of this Lease, except as follows:

(i) The Premises Rentable Area shall be increased by the rentable area of the Offer Space, and Tenant’s Proportionate Share shall be increased in a corresponding manner;

(ii) The term of the demise covering such Offer Space shall commence on the Offer Space Commencement Date and shall expire on the date set forth in the Offer Notice;

(iii) The monthly Basic Rent for such Offer Space shall be at the rental rate set forth in the Offer Notice; and

(iv) Tenant shall be entitled to such abatements, rent credits and tenant improvement allowances, if any, as may be set forth in the Offer Notice.

Such other terms shall be included as are reasonably required to conform to the terms upon which Landlord was prepared to lease the Offer Space to a third party.

19.6 Amendment. If Tenant has validly exercised its right to lease the Offer Space, at the request of either party hereto, Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to such Offer Space as determined in accordance herewith.

19.7 Possession. If Landlord should be unable on the Offer Space Commencement Date to deliver possession of all or any portion of the Offer Space to be delivered on such Offer Space Commencement Date despite Landlord’s exercise of good faith and reasonable efforts to do so, Landlord shall not be subject to any liability for failure to deliver possession. Such failure to deliver possession shall not affect either the validity of this Lease or the obligations of either Landlord or Tenant hereunder or be construed to extend the expiration of the Term of this Lease either as to such Offer Space or the balance of the Premises; provided, however, that under such circumstances, Rent shall not commence as to such Offer Space until Landlord is able to deliver possession.

19.8 Subordination. Tenant’s right of first offer is expressly subject and subordinate to the expansion and renewal, rights now existing of other tenants in the Building to lease the Offer Space. Tenant’s right of first offer shall terminate at such time as Tenant has leased 5,000 or more rentable square feet of Offer Space on the 23rd floor of the Building, Further, the rights of Tenant hereunder with respect to each Offer Space described in an Offer Notice shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its right of first offer within the ten (10) day period provided in Section 19.2 above; and (ii) the date Landlord would have provided Tenant an Offer Notice if Tenant had not been in violation of one or more of the conditions set forth in Section 19.4 above.

[SIGNATURE APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

200 WEST JACKSON OWNER LLC, a Delaware limited liability company

By:	200 West Jackson Manager LLC. a Delaware limited liability company, its Manager

	By:	MassMutual/Boston Capital Mezzanine Partners II, L.P., a Delaware limited partnership, its sole Member and Manager

		By:	Boston Mass II, LLC, a Delaware limited liability company, its General Partner

			By:	Babson Capital Management LLC, a Delaware limited liability company, a Manager

				By:	/s/ Robert F. Little
				Name:	ROBERT F. LITTLE
				Title:	MANAGING DIRECTOR

			By:	CrossHarbor Capital Partners LLC, a Delaware limited liability company, a Manager

				By:	/s/ Samuel T. Byrne
				Name:	Samuel T. Byrne
				Title:	Managing Partner

TENANT:

THE CHECK GIANT, LLC, a Delaware limited liability company, d/b/a CASHNETUSA

By:	/s/ Al Goldstein
Name:	Al Goldstein
Title:	President, CEO

EXHIBIT A

Location Plan of Premises A

Exhibit A– Location Plan of Premises A

200 West Jackson / 24th Floor

A-1

EXHIBIT A-2

Location Plan of Premises C

Exhibit C – Location Plan of Premises C

200 West Jackson / 24th Floor

A-2-1

EXHIBIT B

Rules and Regulations of Building

The following regulations are generally applicable:

1. The public sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant (except as necessary for deliveries) or used for any purpose other than ingress and egress to and from the Premises.

2. No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any window of the Premises or any outside wall of the Building. Such awnings, curtains, blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, approved by Landlord.

3. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor, if the Building is occupied by more than one tenant, displayed through interior windows into the atrium of the Building, nor placed in the halls, corridors or vestibules, provided that show cases or articles may be displayed through interior windows into the atrium of the Building (if any) with Landlord’s prior written approval, such approval not to be unreasonably withheld or delayed so long as such display does not adverse affect the aesthetic integrity of the Building.

4. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or like substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

5. Tenant shall not use the Premises or any part thereof or permit the Premises or any part thereof to be used as a public employment bureau or for the sale of property of any kind at auction, except in connection with Tenant’s business.

6. Tenant must, upon the termination of its tenancy, return to the Landlord all locks, cylinders and keys to offices and toilet rooms of the Premises.

7. Landlord reserves the right to exclude from the Building after business hours and at all hours on days other than Business Days all persons connected with or calling upon the Tenant who do not present a pass to the Building signed by the Tenant or who are not escorted in the Building by an employee of Tenant. Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to the Landlord for all wrongful acts of such persons.

8. The requirements of Tenant will be attended to only upon application at the Building Management Office. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

9. There shall not be used in any space in the Building, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

10. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

11. No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or any neighboring building or premises or those having business with them whether by use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors, windows or skylights or down the passageways.

12. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

13. No smoking shall be permitted in the Premises or the Building. Smoking shall only be permitted in smoking areas outside of the Building which have been designated by the Landlord.

14. Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and street address of the Building.

15. Tenant shall not use the name of the Building for any purpose other than Tenant’s business address; Tenant shall not use the name of the Building for Tenant’s business address after Tenant vacates the Premises; nor shall Tenant use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence.

16. No article which is explosive or inherently dangerous is allowed in the Building.

17. Tenant shall not represent itself as being associated with any company or corporation by which the Building may be known.

18. Room-to-room canvasses to solicit business from other tenants of the Building are not permitted; Tenant shall not advertise the business, profession or activities of Tenant conducted in the Building in any manner which violates any code of ethics by any recognized association or organization pertaining to such business, profession or activities

19. Tenant shall not waste electricity, water or air-conditioning and shall cooperate fully with Landlord to assure the most effective and efficient operation of the Building’s heating and air-conditioning systems.

20. No locks or similar devices shall be attached to any door except by Landlord and Landlord shall have the right to retain a key to all such locks. Tenant may not install any locks without Landlord’s prior approval, which approval shall not be unreasonably withheld.

21. Except with the prior approval of Landlord, all cleaning, repairing, janitorial, decorating, painting or other services and work in and about the Premises shall be done only by authorized Building personnel.

22. To the extent permitted by law, Tenant shall not cause or permit picketing or other activity which would interfere with the business of Landlord or any other tenant or occupant of the Building, or distribution of written materials involving its employees in or about the Building, except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

23. Tenant shall not cook, otherwise prepare or sell any food or beverages in or from the Premises or use the Premises for housing accommodations or lodging or sleeping purposes except that Tenant may install and maintain vending machines, coffee/beverage stations and food warming equipment and eating facilities for the benefit of its employees or guests, provide the same are maintained in compliance with applicable laws and regulations and do not disturb other tenants in the Building with odor, refuse or pests.

24. Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises; nor permit objectionable odors or vapors to emanate from the Premises.

25. No floor covering shall be affixed to any floor in the Premises by means of glue or other adhesive without Landlord’s prior written consent not to be unreasonably withheld.

26. Tenant shall only use the freight elevator for mail carts, dollies and other similar devices for delivering material between floors that Tenant may occupy.

27. The rules and regulations set forth in Attachment I to this Exhibit, which is by this reference made a part hereof, are applicable to any Alterations being undertaken by or for Tenant in the Premises pursuant to Section 5.2 of the Lease.

Attachment I to Exhibit B

Rules and Regulations for Tenant Alterations

A.	General

1. All Alterations made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by contractors or mechanics approved by Landlord.

2. Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, with full details and specifications for all of the Alterations, in compliance with Section D below.

3. Alterations must comply with the Building Code applicable to the Property and the requirements, rules and regulations and any other governmental agencies having jurisdiction.

4. No work shall be permitted to commence before Tenant obtains and furnishes to Landlord copies of all necessary licenses and permits from all governmental authorities having jurisdiction.

5. All demolition, removals or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before or after normal business hours, and Tenant shall provide Landlord with at least 24 hours’ notice prior to proceeding with such work.

7. All inquiries, submissions, approvals and all other matters shall be processed through Landlord’s property manager.

8. All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative.

B.	Prior to Commencement of Work

1. Tenant shall submit to the Building manager a request to perform the work. The request shall include the following enclosures:

(i)	A list of Tenant’s contractors and/or subcontractors for Landlord’s approval.

(ii)	Four complete sets of plans and specifications properly stamped by a registered architect or professional engineer.

(iii)	A properly executed building permit application form.

(iv)	Four executed copies of the Insurance Requirements Agreement in the form attached to this Exhibit as Attachment II and made a part hereof from Tenant’s contractor and, if requested by Landlord, from the contractor’s subcontractors.

(v)	Contractor’s and subcontractor’s insurance certificates, including an indemnity in accordance with the Insurance Requirements Agreement.

2. Landlord will return the following to Tenant:

(i)	Two sets of plans approved or a disapproved with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of governmental authorities).

(ii)	Two fully executed copies of the Insurance Requirements Agreement.

3. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any Alterations shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

4. Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work.

C.	Requirements and Procedures

1. All structural and floor loading requirements shall be subject to the prior approval of Landlord’s structural engineer.

2. All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers and all mechanical and electrical work shall be performed by contractors who are engaged by Landlord in constructing, operating or maintaining the Building. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

3. Elevator service for construction work shall be charged to Tenant at standard Building rates. Prior arrangements for elevator use shall be made with Building manager by Tenant. No material or equipment shall be carried under or on top of elevators. If an operating engineer is required by any union regulations, such engineer shall be paid for by Tenant.

4. If shutdown of risers and mains for electrical, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative. No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision.

5. Tenant’s contractor shall:

(i)	have a superintendent or foreman on the Premises at all times;

(ii)	police the job at all times, continually keeping the Premises orderly;

(iii)	maintain cleanliness and protection of all areas, including elevators and lobbies.

(iv)	protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(v)	block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system; and

(vi)	avoid the disturbance of other tenants.

6. If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for corrective work.

7. All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Building, Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord,

8. A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work.

9. Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction.

10. Tenant shall submit to Landlord a final “as-built” set of drawings showing all items of the Alterations in full detail.

11. Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

D.	Standards for Plans and Specifications.

Whenever Tenant shall be required by the terms of the Lease (including this Exhibit) to submit plans to Landlord in connection with any Alterations, such plans shall include at least the following:

1. Floor plan indicating location of partitions and doors (details required of partition and door types).

2. Location of standard electrical convenience outlets and telephone outlets.

3. Location and details of special electrical outlets; e.g., photocopiers, etc.

4. Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5. Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6. Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.

7. Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

8. Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

9. Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

10. Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

11. Location and weights of storage files.

12. Location of any special soundproofing requirements.

13. Location and details of special floor areas exceeding 50 pounds of live load per square foot.

14. All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s Plans.

15. All drawings to be uniform size (30” x 46”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” ≈1’ or larger.

16. All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Property is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable authorization in connection with a building permit application.

Attachment II to Exhibit B

Contractor’s Insurance Requirements

Building:	200 West Jackson Boulevard, Chicago, Illinois

Landlord:	200 West Jackson Owner, LLC

Tenant:	The Check Giant, LLC, d/b/a CASHNETUSA

Premises:	Suite 2400 on the 24th floor of the Building

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant named above (hereinafter called “Tenant”) of the Building named above (or by Tenant’s contractor) to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the landlord named above (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work, and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1. Contractor agrees to indemnify and save harmless Landlord and its respective officers, employees and agents and their affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting therefrom) and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2. Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a) Workmen’s Compensation and Employers, Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b) Comprehensive General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Personal Injury:

$3,000,000 per person

$10,000,000 per

occurrence

Property Damage:

$1,000,000 per occurrence $3,000,000 aggregate

(c) Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:

$1,000,000 per person

$1,000,000 per occurrence

Property Damage:

$1,000,000 per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

3. Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a) Comprehensive General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

(b) Comprehensive Automobile Liability Insurance covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this day of             , 20     .

Contractor:

By:

By:

By:

EXHIBIT C

Commencement Date Letter

                    , 20

[Name of Contact]

[Name of Tenant]

[Address of Tenant]

RE:

Lease dated                                  (the “Lease”) by and between 200 West Jackson Owner, LLC (“Landlord”) and The Check Giant, LLC, d/b/a CASHNETUSA (“Tenant”) for approximately 17,590 rentable square feet known as Suite No. 2400 on the 24th floor of the Building (the “Premises”) located at 200 West Jackson Boulevard, Chicago, Illinois.

Dear [Name of Contact]:

Reference is made to that certain Lease by and between Landlord and Tenant, with respect to the Premises in the above reference building. In accordance with Section 4.1 of the Lease, this is to confirm that the commencement date for Premises A (as defined in the Lease) occurred on                     , the commencement date for Premises B and Premises C (as defined in the Lease) occurred on and that the initial Term of the Lease shall expire on                     .

If the foregoing is in accordance with your understanding, kindly execute the enclosed duplicate of this letter, and return the same to us.

Very truly yours,

[Landlord]

By:
Name:
Title:

Accepted and Agreed:

[Tenant]

By:
Name:
Title:
Date:

C-1

EXHIBIT D

Operating Expenses

Operating Expenses shall include the following, without limitation:

1. All expenses incurred by Landlord or Landlord’s agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s agents in connection with the operation, repair, maintenance, cleaning, management and protection of the Property, including, without limitation, day and night supervisors, manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Property and such other properties.

2. The cost of services, utilities, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, management and protection of the Property.

3. The cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.

4. Where the Property is managed by Landlord or an affiliate of Landlord, a sum equal to the amounts customarily charged by management firms in the Greater Chicago area for similar properties, but in no event more than five percent (5%) of gross annual income, whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts accrued for management, together with, in either case, amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Property.

5. Premiums for insurance against damage or loss to the Property from such hazards as Landlord shall determine, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.

6. If, during the Term of this Lease, Landlord shall make a capital expenditure, the total cost of which is not properly includable in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year the annual charge-off of such capital expenditure. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Property is located, by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure.

7. Costs for electricity, water and sewer use charges, gas and other utilities supplied to the Property and not paid for directly by tenants.

8. Betterment assessments, provided the same are apportioned equally over the longest period permitted by law, and to the extent, if any, not included in Taxes.

9. Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

Operating Expenses shall exclude the following:

(a) Costs of installations, alterations, increased services or capital improvements to any tenant’s premises;

(b) Principal or interest payments on loans secured by mortgages or trust deeds on the Building or Property;

(c) Costs of capital improvements to the Building, except that Operating Expenses shall include (1) the cost of any capital improvement completed after the date hereof which is intended to reduce (or limit increases in) any components of Operating Expenses, as evenly amortized over the useful life of each such capital improvement with interest on the unamortized amount at the greater of (A) 10% per annum; or (B) 2% per annum above the base rate of interest announced from time to time by Citibank, N.A. (“Citibank”) or other bank designated by Landlord if Citibank is not at any time announcing its base rate (but in no event at a rate which is more than the highest lawful rate allowable in the State of Illinois) (“Prime Rate”); and (2) the cost of any capital improvement which is made by Landlord to keep the Building in compliance with all governmental rules and regulations applicable from time to time thereto (provided that the applicable rules and regulations with respect to such capital improvements were not effective prior to the Commencement Date);

(d) Any costs of utility installation, separate metering and/or tap-in charges;

(e) Painting, redecorating or other work, which Landlord performs for specific tenants and any special services rendered to any tenant of the Building that is not rendered generally to tenants of the Building;

(f) Capital expenditures for expansion of the Building or for remodeling or refurbishment of the Building to a materially higher standard than existed on the date of this Lease;

(g) Depreciation of the Building;

(h) Lease commissions; attorneys fees, costs to relocate tenants or costs incurred to negotiate leases, resolve tenant disputes or enforce tenant leases.

(i) Advertising, legal and space planning expenses or concessions incurred in procuring tenants for the Building including, but not limited to, tenant allowances, promotional expenses, legal fees for preparation of leases, rent abatements and lease takeover expenses;

(j) Salaries, wages or other compensation paid to officers or executives of Landlord in their capacities as officers and executives;

(k) Salaries, wages or other compensation paid to employees of Landlord who are not working in the Building and/or assigned to the operation, management, maintenance or repairs of the Building;

(l) Income, excess profits, franchise taxes or other taxes imposed on or measured by the income of Landlord from the operation of the Building or otherwise excluded from the definition of Taxes;

(m) Costs of electricity outside normal business hours sold to tenants of the Building by Landlord for which Landlord is entitled to reimbursement from such tenants as an additional charge;

(n) Costs of repairs incurred by reason of fire or other casualty or condemnation, except for the amount of any insurance deductible;

(o) Costs relating to maintaining Landlord’s existence, either as a corporation, partnership or other entity, such as trustee’s fees, annual fees, partnership organization or administration expenses, deed recordation expenses, legal and accounting fees (other than with respect to Building operations);

(p) Fines or penalties resulting from violations of laws, or governmental rules, regulations or agreements;

(q) The amount of any judgments rendered against Landlord in excess of the amount of any applicable liability policies.

(r) Deposits into operating reserves;

(s) Bad debt losses and rent losses;

(t) Costs resulting from the adjudicated negligence or willful misconduct of Landlord or its agents;

(u) Any expense in connection with services or other benefits of a type or quality which Tenant is not entitled to receive under this Lease but which are provided to another tenant or occupant of the building;

(v) Costs due to compliance with or violation by Landlord or its agent of the terms and conditions of any lease, or of any insurance rating bureau or other quasi-public authority, or of any debt agreement or ground lease;

(w) Overhead and profit paid to subsidiaries or affiliates of Landlord for services on or to the Building to the extent that the services exceed competitive costs of such services;

(x) Costs of any leasing office located in the Building;

(y) Any expense for correction of construction or design defects;

(z) Rental and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building;

(aa) Expenses for which Landlord is reimbursed or indemnified or is entitled to be reimbursed or indemnified (either by an insurer, condemnor, tenant, warrantor or otherwise) or which would have been received by Landlord if Landlord was carrying the insurance Landlord is required to carry under the Lease;

(bb) Legal, accounting, brokerage, consulting and other professional fees incurred in connection with the financing or disposition of the Building or the ownership interest in the Building;

(cc) The cost of general overhead and administrative expenses (including accounting and legal fees) of Landlord to the extent not directly related to the ownership, management, operation, maintenance or repair of the Land or Building;

(dd) Any other costs to the extent that inclusion thereof in Operating Expenses would be duplicative of any other cost; and

(ee) Costs related to paintings, sculptures and other art work costing in excess of $25,000.00 per year owned by Landlord and located in the public areas of the Building.

EXHIBIT E

WORK LETTER

1. Acceptance of Premises; Work Letter. Other than as set forth in the Lease, Tenant accepts the Premises in “as is” condition. The performance by Tenant of the construction of the initial Tenant Alterations and the payment by Landlord of Landlord’s Contribution shall be governed by the terms of this Work Letter (“Work Letter”) and the Lease.

2. Intentionally Omitted.

3. Working Drawings.

(a) Preparation and Delivery. On or before the date that is thirty (30) days prior to the date on which Tenant intends to commence construction in the Premises, Tenant shall provide to Landlord for its approval final working drawings, prepared by an architect licensed to practice in the State of Illinois and reasonably acceptable to Landlord (the “Architect”) of all improvements that Tenant proposes to install in the Premises as part of the Work (as hereinafter defined); such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Work Letter in accordance with all applicable laws.

(b) Approval Process. Landlord shall notify Tenant in writing whether it approves of the submitted working drawings within five (5) Business Days after Landlord’s receipt thereof. If Landlord reasonably disapproves of such working drawings, then Landlord shall notify Tenant in writing thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five (5) Business Days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five (5) Business Days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord.

4. Landlord’s Approval; Performance of Work. If any of Tenant’s proposed construction work will affect the Building’s structure or systems of the Building, including but not limited to electrical, mechanical life safety and HVAC (collectively, “Building’s Systems”), then the working drawings pertaining thereto must be approved by Landlord’s engineer. Landlord’s approval of such working drawings shall not be unreasonably withheld, delayed or conditioned, provided that (1) they comply with all laws, (2) the improvements depicted thereon do not affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s Common Facilities, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of Tenant Alterations. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. After the Working Drawings have been approved, and Tenant has complied with all the terms and conditions set forth herein and the insurance requirements attached to this Lease, Tenant shall cause the Work to be performed substantially in accordance with the Working Drawings and the provisions of Section 5.2 of the Lease and the Rules and Regulations for Tenant Alterations promulgated by Landlord from time to time, except to the extent such provisions are inconsistent with this Work Letter. Tenant shall have the right to competitively bid the Work; provided, however, the contractors, subcontractors and construction contracts shall be subject to Landlord’s reasonable approval. At Tenant’s request, Landlord shall provide Tenant with a list of approved general contractors to perform the Work, and Tenant shall be entitled to select any contractor on such list to perform the Work.

5. Change Orders. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, delayed or conditioned; however, if such requested change would affect (in the reasonable discretion of Landlord) (a) the Building’s structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (b) the exterior appearance of the Building, or (c) the appearance of the Building’s Common Facilities, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed, which plan shall be incorporated into this Work Letter by this reference for all purposes.

6. Excess Costs. The entire cost of performing the Work (i.e., hard and soft costs including design of the Work and preparation of the Working Drawings, architectural fees and expenses, costs of construction labor and materials, general tenant signage, related taxes and insurance costs, and costs incurred for the purchase of furniture, furniture systems, telecommunications systems, management information systems, and similar data systems, and all moving costs and any other costs associated with Tenant’s relocation into the Premises, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Landlord’s Contribution (hereinafter defined) shall be paid by Tenant. In connection with the Work, Landlord shall not charge Tenant for hoisting, security or elevator operator service or electrical usage during Normal Business Hours or any supervisory fee in connection with the Work.

7. Landlord’s Contribution. Provided there is no uncured Event of Default by Tenant hereunder, Landlord shall provide to Tenant a construction allowance (the “Landlord’s Contribution”) for Premises A in the amount of $139,660.00 (i.e., $20.00 per square foot in Premises A) and for Premises B in the amount of $108,960.00 (i.e., $20.00 per square foot in Premises B) and for Premises C in an amount of $103,180.00 (i.e., $20.00 per square foot in

Premises C) to be applied as designated by Tenant in accordance with the terms of this Work Letter toward (a) the Total Construction Costs, and (b) Tenant’s Moving and Relocation Costs (as hereinafter defined) to the extent set forth in paragraph 9 below. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Landlord’s Contribution during the continuance of an uncured Event of Default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such Event of Default is cured. In addition, Landlord has paid or shall pay the cost of a space plan for the Premises and one revision thereto in an amount not to exceed $2,110.80 (i.e., $0.12 per rentable square foot in the Premises). Tenant, by delivery of written notice (a “Deferral Notice”) to Landlord, shall have the right to defer the receipt of up to $175,900.00 (i.e., $10.00 per rentable square foot in the Premises) of the Landlord’s Contribution for the payment for Work in the Premises to be performed at a later date, such date to be specified in such notice (the “Deferred Landlord’s Contribution”). The Deferred Landlord’s Contribution shall be applied to the Total Construction Costs in performing such Work in the Premises, subject to and in accordance with the terms of this Work Letter after the date set forth in such notice. To the extent any portion of the Deferred Landlord’s Contribution remains unused on May 1, 2011, Tenant shall be entitled to apply such unused portion, at Tenant’s option exercised by delivery of written notice to Landlord, as a credit against payments of Rent next due under the Lease for the balance of the initial Term or for additional tenant improvements in the Premises or a combination of the foregoing.

8. Tenant’s Application of the Landlord’s Contribution to the Total Construction Costs. Landlord’s Contribution, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant in periodic disbursements within thirty (30) days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor covering all Work for which disbursement is to be made to a date specified therein; (ii) partial contractor’s, subcontractor’s and material supplier’s waivers of liens covering the Work for which disbursement is being requested, together with all such invoices, contracts, or other supporting data as Landlord may reasonably require; and (iii) a request to disburse from Tenant. Upon completion of the Work, and prior to final disbursement of Landlord’s Contribution, Tenant shall furnish Landlord with (i) all receipted bills from contractors, subcontractors and suppliers evidencing the cost of performing the Work, and full and final lien waivers from such parties, (ii) a sworn contractor’s affidavit from the construction manager and a request to disburse from Tenant, (iii) a certificate of occupancy from the appropriate governmental authority, if applicable to the Work, or evidence of governmental inspection and approval of the Work, (iv) receipted bills for all non-lienable items, and (v) the certification of Tenant and its Architect that the Work has been installed in a good and workmanlike manner in accordance with the approved Working Drawings, and in accordance with applicable laws. The Landlord’s Contribution shall be disbursed in the amount reflected on the receipted bills meeting the requirements above.

9. Tenant’s Application of the Landlord’s Contribution to the Tenant’s Moving and Relocation Costs. Tenant shall be entitled to apply up to $35,180.00 (i.e., up to $13,966.00 for Premises A, up to $10,896.00 for Premises B, and up to $10,318.00 for Premises C based on $2.00 per rentable square foot) of the Landlord’s Contribution toward the cost of moving from its existing location into the Premises, including, without limitation, the cost of telephone, data and computer cabling, consulting fees, reprinting stationery on hand, moving Tenant’s furniture, equipment and other personal property into the Premises (“Moving and Relocation Costs”). Landlord shall reimburse Tenant for its Moving and Relocation Costs Tenant within forty-five (45) days after the later to occur of (i) receipt of paid invoices from Tenant with respect to Tenant’s actual Moving and Relocation Costs, and (ii) the Premises B/C Commencement Date.

10. Construction Representatives. Landlord’s Construction Representative and Tenant’s Construction Representative for coordination of construction and approval of the Tenant Alterations and any change orders will be as set forth in Section 1.1 of the Lease, provided that either party may change its representative upon written notice to the other.

EXHIBIT E-1

SPACE PLAN

E-1

EXHIBIT F

FORM OF LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby
Letter of Credit
No. XXXXXXXX
Issuance Date: [ISSUE DATE]
Expiration Date:________________________
Applicant: The Check Giant, LLC

Beneficiary

200 West Jackson Owner LLC

c/o CrossHarbor Capital Partners LLC

200 West Jackson Street, Suite 1020

Chicago, Illinois 60606

Attn: Property Manager

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of Two Hundred Thousand U.S. Dollars ($200,000,00) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.	This original Irrevocable Standby Letter of Credit and amendments, if any.

2.	Beneficiary’s dated statement purportedly signed by one of its officers or agents reading: “This draw in the amount of U.S. Dollars ($ ) under your Irrevocable Standby Letter of Credit No. represents funds due and owing to us as a result of the Applicant’s failure to comply with one or more of the terms of that certain lease by and between 200 West Jackson Owner LLC, as landlord, and The Check Giant, LLC, as tenant.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically extended for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least sixty (60) days prior to such expiration date or applicable anniversary thereof, we notify you in writing by certified mail, return receipt requested, that we elect not to so extend this Irrevocable Standby Letter of Credit. A copy of any such notice shall also be sent to: CrossHarbor Capital Partners LLC, One Boston Place, Suite 2100, Boston, Massachusetts 02108 Attention: Mr. David C. Jones. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in the event that we elect not to extend this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by one of Beneficiary’s officers or agents stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease.

We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the validity of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) this Letter of Credit is transferable by Beneficiary from time to time without our approval and without charge to Beneficiary. Any transfer request must be affected by presenting to us the attached form together with the original Letter of Credit.

This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication No. 500.

We engage with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored on presentation if presented at our office in Chicago, Illinois on or before the expiration date of this Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office at the address stated above mentioning our Letter of Credit number.

Very truly yours,

By:
[name]
[title]

[Attach Issuing Bank’s Transfer Form Here]

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 27th day of September, 2006, by and between 200 WEST JACKSON OWNER LLC, a Delaware limited liability company (“Landlord”) and CASH AMERICA INTERNATIONAL, INC., a Texas corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant [by its predecessor The Check Giant, LLC, an Illinois limited liability company d/b/a CashnetUSA (the “Original Tenant”)] have entered into that certain lease (the “Original Lease”) dated April 27, 2006 (the Original Lease together with this Amendment may be referred to as the “Lease”), leasing to Tenant certain premises in the building situated on the real estate located at 200 West Jackson Boulevard, Chicago, Illinois (the “Land”) and known as 200 West Jackson (the “Building”);

B. WHEREAS, Original Tenant assigned all of its right, title and interest in the Original Lease and the Premises (as defined in the Original Lease) to Tenant, and Tenant assumed all of such right, title and interest;

C. WHEREAS, pursuant to the Original Lease, Tenant is currently leasing approximately 17,590 rentable square feet of space on the 24th floor of the Building commonly known as Suite 2400 (the “Original Premises”) for a Term currently scheduled to expire on April 30, 2013 (the “Prior Expiration Date”);

D. WHEREAS, Tenant has requested that additional space containing approximately 17,249 rentable square feet on the 14th floor commonly known as Suite 1400 (the “Fourteenth Floor Expansion Premises”) as depicted on Exhibit A-1 attached hereto and 17,086 rentable square feet on the 15th floor of the Building commonly known as Suite 1500 (the “Fifteenth Floor Expansion Premises”) as depicted on Exhibit A-2 attached hereto (the Fourteenth Floor Expansion Premises and the Fifteenth Floor Expansion Premises may be referred to collectively hereinafter as the “Expansion Premises”) be added to the Original Premises and that the Original Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions;

E. WHEREAS, Landlord and Tenant have agreed to extend the Term of the Lease to June 30, 2017 (the “Extended Expiration Date”) on the terms and conditions set forth herein. The period commencing on the date immediately following the Prior Expiration Date and ending on the Extended Termination Date may be referred to hereinafter as the “Extension Period”; and

F. WHEREAS, Landlord and Tenant have agreed to reflect the expansion of the Premises, and to amend the Original Lease in certain other respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Original Lease as follows:

1. Definitions. The capitalized terms used herein shall have the same definitions and meanings as set forth in the Original Lease unless otherwise defined herein or modified by the provisions hereof. In addition, terms not defined in the Original Lease but defined herein will, when delineated with initial capital letters, have the meanings ascribed thereto in this Amendment. Terms and phrases that are not delineated herein shall have the meanings commonly ascribed thereto.

2. Extension of Term; Expansion Premises. The Term of the Lease is hereby extended for a period of fifty (50) months commencing on May 1, 2013 and ending on the Extended Expiration Date, unless sooner terminated in accordance with the terms of the Lease. Landlord will deliver the Expansion Premises to Tenant with Landlord’s Work (as defined in the Work Letter attached hereto as Exhibit B other than the window blinds which shall be installed upon completion of Tenant’s Work and replacement of the counters, sinks and faucets in the women’s bathroom which Landlord shall work diligently to complete by January 1, 2007) substantially completed and free of all other occupant’s rights thereto on or before date that is 45 days following the date on which this Amendment is fully executed and delivered by both parties. The actual date of delivery of the Expansion Premises in the condition required herein shall be referred to hereinafter as the “Expansion Delivery Date”. On the Expansion Commencement Date (as defined hereinafter) the Premises, as defined in the Original Lease, shall be increased by 17,249 rentable square feet as a result of the Fourteenth Floor Expansion Premises and further increased by 17,086 rentable square feet as a result of the Fifteenth Floor Expansion Premises, for an aggregate of 51,925 rentable square feet. From and after the Expansion Commencement Date, the Expansion Premises shall be deemed a part of the Premises.

3. Early Occupancy of the Expansion Premises. Notwithstanding anything to the contrary contained herein, provided Tenant has previously delivered to Landlord all required insurance certificates and the New Security Deposit (as hereinafter defined), Tenant shall be entitled to access the Fifteenth Floor Expansion Premises from and after January 1, 2007 for the purpose of conducting business operations therein, and Tenant shall be entitled to access the Fourteenth Floor Expansion Premises from and after April 1, 2007 for the purpose of installing Tenant’s furniture, fixtures and equipment, and from and after May 1, 2007 for the purpose of conducting business operations therein. Tenant’s possession of the Expansion Premises prior to July 1, 2007 (the “Expansion Commencement Date”) shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Basic Rent or Escalation Charges for the Expansion Premises until the Expansion Commencement Date (subject to the abatement provisions set forth below). Tenant, however, shall be liable for the costs of any additional services requested by Tenant and any other additional sums due Landlord under the Lease attributable to the period prior to the Expansion Commencement Date.

4. Basic Rent for the Original Premises through the Extended Expiration Date. Through the Prior Expiration Date, Tenant shall continue to pay Basic Rent for the Original Premises in accordance with the terms of the Original Lease. During the Extension Period, Tenant shall pay Basic Rent for the Original Premises as follows:

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Period	Annual Square Footage Rent	Annual Basic Rent		Monthly Basic Rent
5/1/13-4/30/14	$15.50	$272,645.04		$22,720.42
5/1/14-4/30/15	$16.00	$281,439.96		$23,453.33
5/1/15-4/30/16	$16.50	$290,235.00		$24,186.25
5/1/16-4/30/17	$17.00	$299,030.04		$24,919.17
5/1/17-6/30/17	$17.50	$51,304.16	*	$25,652.08

*	Based on a 2-month period

Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

5. Basic Rent for the Fourteenth Floor Expansion Premises through the Extended Expiration Date. From the Expansion Commencement Date through and including the Extended Expiration Date, (subject to the abatement provisions set forth below), Tenant shall pay Basic Rent for the Fourteenth Floor Expansion Premises as follows:

Period	Annual Square Footage Rent	Annual Basic Rent	Monthly Basic Rent
7/1/07-6/30/08	$14.00	$241,485.96	$20,123.83
7/1/08-6/30/09	$14.50	$250,110.48	$20,842.54
7/1/09-6/30/10	$15.00	$258,735.00	$21,561.25
7/1/10-6/30/11	$15.50	$267,359.52	$22,279.96
7/1/11-6/30/12	$16.00	$275,984.04	$22,998.67
7/1/12-6/30/13	$16.50	$284,608.56	$23,717.38
7/1/13-6/30/14	$17.00	$293,232.96	$24,436.08
7/1/14-6/30/15	$17.50	$301,857.48	$25,154.79
7/1/15-6/30/16	$18.00	$310,482.00	$25,873.50
7/1/16-6/30/17	$18.50	$319,106.52	$26,592.21

Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under the Lease, Tenant shall be entitled to an abatement of Basic Rent and Escalation Charges for the Fourteenth Floor Expansion Premises for the months of July, August, September and October, 2007 (such aggregate amounts shall be referred to hereinafter as the “Fourteenth Floor Expansion Premises Gross Abatement”). In addition, Tenant shall be entitled to an abatement of Basic Rent (but not Escalation Charges) for the Fourteenth Floor Expansion

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Premises for fifteen (15) months commencing on November 1, 2007 and ending on January 31, 2009 (such aggregate amounts shall be referred to hereinafter as the “Fourteenth Floor Expansion Premises Net Abatement”).

6. Basic Rent for the Fifteenth Floor Expansion Premises through the Extended Expiration Date. From the Expansion Commencement Date through and including the Extended Expiration Date, Tenant shall pay Basic Rent for the Fifteenth Floor Expansion Premises as follows:

Period	Annual Square Footage Rent	Annual Basic Rent	Monthly Basic Rent
7/1/07 -6/30/08	$14.00	$239,204.04	$19,933.67
7/1/08-6/30/09	$14.50	$247,746.96	$20,645.58
7/1/09-6/30/10	$15.00	$256,290.00	$21,357.50
7/1/10-6/30/11	$15.50	$264,833.04	$22,069.42
7/1/11-6/30/12	$16.00	$273,375.96	$22,781.33
7/1/12-6/30/13	$16.50	$281,919.00	$23,493.25
7/1/13-6/30/14	$17.00	$290,462.04	$24,205.17
7/1/14-6/30/15	$17.50	$299,004.96	$24,917.08
7/1/15-6/30/16	$18.00	$307,548.00	$25,629.00
7/1/16-6/30/17	$18.50	$316,091.04	$26,340.92

Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under the Lease, Tenant shall be entitled to an abatement of Basic Rent (but not Escalation Charges) for the Fifteenth Floor Expansion Premises for fifteen (15) months commencing on July 1, 2007 and ending on September 30, 2008 (such aggregate amounts shall be referred to hereinafter as the “Fifteenth Floor Expansion Premises Abatement”).

7. Recovery of Expansion Premises Abatement. In the event Tenant defaults under the Lease (after the expiration of applicable notice and cure periods), Tenant shall reimburse Landlord for the sum of (i) the unamortized portion of the Fourteenth Floor Expansion Premises Net Abatement and the Fourteenth Floor Expansion Premises Gross Abatement (based on the amortization of the Fourteenth Floor Expansion Premises Net Abatement and the Fourteenth Floor Expansion Premises Gross Abatement in equal monthly amounts, including interest thereon at an interest rate of eight percent (8%) per annum, during the period commencing on the Expansion Commencement Date and ending on the Extended Expiration Date) and (ii) the unamortized portion of the Fifteenth Floor Expansion Premises Abatement (based on the amortization of the Fifteenth Floor Expansion Premises Abatement in equal monthly amounts, including interest thereon at an interest rate of eight percent (8%) per annum,

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during the period commencing on the Expansion Commencement Date and ending on the Extended Expiration Date), but only to the extent the foregoing exceeds $600,000.00 in the aggregate. Such reimbursement shall in no way limit Landlord’s remedies at law or in equity for such default.

8. Rent for the Original Premises; Additional Sums. From the date hereof through and including the Prior Expiration Date, Tenant shall continue to pay Basic Rent, Escalation Charges and all other amounts payable by Tenant under the Original Lease for the Original Premises in accordance with the terms and conditions of the Original Lease. Subject to the abatement provisions set forth hereinabove, commencing as of the Expansion Commencement Date, Tenant shall pay to Landlord Escalation Charges and all other amounts payable by Tenant under the Lease for the Fourteenth Floor Expansion Premises and Fifteenth Floor Expansion Premises, respectively, on the terms and conditions set forth in the Lease; provided, however, that Tenant’s Proportionate Share for the Fourteenth Floor Expansion Premises shall equal 3.6784% (calculated by dividing 17,249, being the rentable square footage of the Fourteenth Floor Expansion Premises into 468,929, being the rentable square footage of the Building) and Tenant’s Proportionate Share for the Fifteenth Floor Expansion Premises shall equal 3.6436% (calculated by dividing 17,086, being the rentable square footage of the Fifteenth Floor Expansion Premises into 468,929). Notwithstanding the foregoing, in the event the rentable square footage of the Building is increased or decreased, Tenant’s Proportionate Share shall be adjusted accordingly.

9. Condition of the Premises. Except as expressly set forth in the Lease or paragraph 2 of the Work Letter attached hereto as Exhibit B, Landlord shall have no obligation to improve or alter the Original Premises, the Expansion Premises or the Building, and Tenant is accepting the Original Premises, the Expansion Premises and the Building in its “as-is” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements. Any and all construction, alterations or improvements to the Expansion Premises shall be performed by Tenant and shall be governed in all respects by the terms of the Lease and the Work Letter attached hereto as Exhibit B, except as expressly set forth in paragraph 2 of said Exhibit B.

10. Additional Provisions.

A. Extension Option. Tenant’s Extension Option as set forth in Article 16 of the Original Lease shall remain in full force and effect and shall be exercised in accordance with the terms thereof, it being the intent of the parties that the Extension Period (as defined in said Article 16) will commence, if at all, on the date immediately following the Extended Expiration Date and shall apply to the entire Premises.

B. Acceleration Option for the Original Premises. The Acceleration Option set forth in Article 17 of the Original Lease shall remain in full force and effect with respect to the Original Premises only; provided, however, the reference in the first sentence of Section 17.1 thereof to “the 60th full calendar month following the Premises A Commencement Date” shall be revised to read “the 72nd full calendar month following the Premises A Commencement Date, i.e., April 30, 2012”, and the reference in the first sentence of Section 17.1 thereof to “the 48th

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full calendar month following the Premises A Commencement Date” shall be revised to read “the 60th full calendar month following the Premises A Commencement Date, i.e., April 30, 2011”.

C. First Acceleration Option for Expansion Premises.

(i) Option. Tenant shall have the option to accelerate the Extended Expiration Date with respect to either the Fourteenth Floor Expansion Premises or the Fifteenth Floor Expansion Premises, but not both (the “First Acceleration Option for Expansion Premises”) to December 31, 2013 (the “Expansion Premises First Accelerated Termination Date”) by delivery of written notice to Landlord (the “Expansion Premises First Acceleration Notice”) given no later than December 31, 2012, time being of the essence. Tenant’s Expansion Premises First Acceleration Notice shall clearly identify the floor (either the Fourteenth Floor Expansion Premises or the Fifteenth Floor Expansion Premises, but not both) to which Tenant’s First Acceleration Option for Expansion Premises applies, and failure to do so shall render Tenant’s First Acceleration Option for Expansion Premises null and void. If such option is not so exercised, Tenant’s First Acceleration Option for Expansion Premises shall thereupon expire. Tenant’s Expansion Premises First Acceleration Notice shall be accompanied by one-half (1/2) of the Expansion Premises First Acceleration Fee (as defined below), and the second one-half (1/2) of the Expansion Premises First Acceleration Fee shall be due and payable no later than ninety (90) days prior to the Expansion Premises First Accelerated Termination Date.

(ii) Surrender of Premises. If Tenant delivers its Expansion Premises First Acceleration Notice in accordance with the terms and conditions of this Paragraph 10.C. and pays both installments of the Expansion Premises First Acceleration Fee (as herein after defined), then, subject to the terms and conditions of this Paragraph 10.C., effective as of the Expansion Premises First Accelerated Termination Date, the Term of the Lease with respect to the floor designated in Tenant’s Expansion Premises First Acceleration Notice only (either the Fourteenth Floor Expansion Premises or the Fifteenth Floor Expansion Premises, but not both) shall terminate, provided, however, Tenant shall be and remain liable for the payment to Landlord of all Rent and other sums due or accrued with regard to the portion of the Expansion Premises to which Tenant’s First Acceleration Option for Expansion Premises applies, and for the performance and keeping of all covenants, agreements and obligations under the Lease to be performed, paid and kept by Tenant with respect to such space prior to the Expansion Premises First Accelerated Termination Date. In the event that Tenant fails to completely vacate the portion of the Expansion Premises to which Tenant’s First Acceleration Option for Expansion Premises applies and surrender possession thereof to Landlord in accordance with the terms and conditions of the Lease on or prior to the Expansion Premises First Accelerated Termination Date, such failure shall be treated as a holding over by Tenant, and Landlord shall be entitled to all of its remedies therefore pursuant to Article 12 of the Original Lease.

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(iii) Acceleration Fee. In the event Tenant exercises its First Acceleration Option for Expansion Premises, Tenant shall pay Landlord a fee (the “Expansion Premises First Acceleration Fee”), which shall not be construed as a penalty, in an amount equal to Landlord’s transaction costs related to the portion of the Expansion Premises to which Tenant’s First Acceleration Option for Expansion Premises applies (consisting exclusively of a proportionate share of Landlord’s Expansion Premises Contribution [calculated by multiplying the amount of Landlord’s Expansion Premises Contribution by the square footage of the Fourteenth Floor Expansion Premises or the Fifteenth Floor Expansion Premises, whichever is the subject of the First Acceleration Option for Expansion Premises, and dividing by 34,335], the Fourteenth Floor Expansion Premises Gross Abatement (if the portion of the Expansion Premises to which Tenant’s First Acceleration Option for Expansion Premises applies is the Fourteenth Floor Expansion Premises), and broker commissions), as such transaction costs are remaining unamortized as of the Expansion Premises First Accelerated Termination Date. Landlord’s transaction costs related to the portion of the Expansion Premises to which the First Acceleration Option for Expansion Premises applies shall be amortized over the period commencing on July 1, 2007 and ending on the Expansion Premises First Accelerated Termination Date including interest thereon at an interest rate of eight percent (8%) per annum. If Tenant fails to pay either installment of the Expansion Premises First Acceleration Fee in accordance with the foregoing, time being of the essence, Landlord may elect, upon notice to Tenant to declare the Expansion Premises First Acceleration Notice null and void, in which event the Lease shall continue in full force and effect with respect to the portion of the Expansion Premises to which the First Acceleration Option for Expansion Premises applies as if Tenant had not exercised such First Acceleration Option for Expansion Premises.

(iv) Termination of Unexercised Options. As of the date Tenant provides Landlord with its Expansion Premises First Acceleration Notice, Tenant’s Low-Rise Right of First Offer (as hereinafter defined) and any Landlord’s Expansion Premises Contribution (with respect to that portion of the Expansion Premises that is the subject of the Expansion Premises First Acceleration Notice) not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

(v) Conditions. Tenant may only exercise its First Acceleration Option for Expansion Premises and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the First Acceleration Option for Expansion Premises, the Lease is in full force and effect and no event or circumstance exists which, with the giving of notice or the passage of time, or both, could constitute a default by Tenant under the Lease, and, inasmuch as the First Acceleration Option for Expansion Premises is intended only for the original Tenant named in this Amendment, the entire Premises are then occupied by the original Tenant herein or a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent, and Tenant has not assigned the Lease other than to a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent nor is any portion of the Premises sublet without Landlord’s consent. Without limitation of the foregoing, no assignee (other than a

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Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent) or sublessee shall be entitled to exercise the First Acceleration Option for Expansion Premises, and no exercise of the First Acceleration Option for Expansion Premises by the original Tenant named herein shall be effective if Tenant assigns the Lease or subleases any portion of the Premises prior to the Expansion Premises First Accelerated Termination Date other than to a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent.

D. Second Acceleration Option for Expansion Premises.

(i) Option. Tenant shall have the option to accelerate the Extended Expiration Date with respect to (a) the Fourteenth Floor Expansion Premises and the Fifteenth Floor Expansion Premises, if Tenant did not previously exercise its First Acceleration Option for Expansion Premises in accordance with Section 10.C. above, or (b) the floor within the Expansion Premises (i.e., the Fourteenth Floor Expansion Premises or the Fifteenth Floor Expansion Premises) that was not the subject of the First Acceleration Option for Expansion Premises, if Tenant did previously exercise its First Acceleration Option for Expansion Premises in accordance with Section 10.C. above (the “Second Acceleration Option for Expansion Premises”) to June 30, 2015 (the “Expansion Premises Second Accelerated Termination Date”) by delivery of written notice to Landlord (the “Expansion Premises Second Acceleration Notice”) given no later than June 30, 2014, time being of the essence. Tenant’s Expansion Premises Second Acceleration Notice shall clearly identify the floor or floors to which Tenant’s Second Acceleration Option for Expansion Premises applies, and failure to do so shall render Tenant’s Second Acceleration Option for Expansion Premises null and void. If such option is not so exercised, Tenant’s Second Acceleration Option for Expansion Premises shall thereupon expire. Tenant’s Expansion Premises Second Acceleration Notice shall be accompanied by one-half (1/2) of the Expansion Premises Second Acceleration Fee (as defined below), and the second one-half (1/2) of the Expansion Premises Second Acceleration Fee shall be due and payable no later than ninety (90) days prior to the Expansion Premises Second Accelerated Termination Date.

(ii) Surrender of Premises. If Tenant delivers its Expansion Premises Second Acceleration Notice in accordance with the terms and conditions of this Paragraph 10.D. and pays both installments of the Expansion Premises Second Acceleration Fee (as hereinafter defined), then, subject to the terms and conditions of this Paragraph 10.D., effective as of the Expansion Premises Second Accelerated Termination Date, the Term of the Lease with respect to the floor or floors designated in Tenant’s Expansion Premises Second Acceleration Notice shall terminate, provided, however, Tenant shall be and remain liable for the payment to Landlord of all Rent and other sums due or accrued with regard to the portion of the Expansion Premises to which Tenant’s Second Acceleration Option for Expansion Premises applies, and for the performance and keeping of all covenants, agreements and obligations under the Lease to be performed, paid and kept by Tenant with respect to such space prior to the Expansion Premises Second Accelerated Termination Date. In the event that Tenant fails to completely vacate the portion of the Expansion Premises to which Tenant’s Second Acceleration

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Option for Expansion Premises applies and surrender possession thereof to Landlord in accordance with the terms and conditions of the Lease on or prior to the Expansion Premises Second Accelerated Termination Date, such failure shall be treated as a holding over by Tenant, and Landlord shall be entitled to all of its remedies therefore pursuant to Article 12 of the Original Lease.

(iii) Acceleration Fee. In the event Tenant exercises its Second Acceleration Option for Expansion Premises, Tenant shall pay Landlord a fee (the “Expansion Premises Second Acceleration Fee”), which shall not be construed as a penalty, in an amount equal to Landlord’s transaction costs related to the portion of the Expansion Premises to which Tenant’s Second Acceleration Option for Expansion Premises applies (consisting exclusively of a proportionate share of Landlord’s Expansion Premises Contribution [calculated by multiplying the amount of Landlord’s Expansion Premises Contribution by the square footage of the Fourteenth Floor Expansion Premises and/or the Fifteenth Floor Expansion Premises, whichever is the subject of the Second Acceleration Option for Expansion Premises, and dividing by 34,335], the Fourteenth Floor Expansion Premises Gross Abatement (if the portion of the Expansion Premises to which Tenant’s Second Acceleration Option for Expansion Premises applies is or includes the Fourteenth Floor Expansion Premises), and broker commissions), as such transaction costs are remaining unamortized as of the Expansion Premises Second Accelerated Termination Date. Landlord’s transaction costs related to the portion of the Expansion Premises to which the Second Acceleration Option for Expansion Premises applies shall be amortized over the period commencing on July 1, 2007 and ending on the Expansion Premises Second Accelerated Termination Date including interest thereon at an interest rate of eight percent (8%) per annum. If Tenant fails to pay either installment of the Expansion Premises Second Acceleration Fee in accordance with the foregoing, time being of the essence, Landlord may elect, upon notice to Tenant to declare the Expansion Premises Second Acceleration Notice null and void, in which event the Lease shall continue in full force and effect with respect to the portion of the Expansion Premises to which the Second Acceleration Option for Expansion Premises applies as if Tenant had not exercised such Second Acceleration Option for Expansion Premises.

(iv) Termination of Unexercised Options. As of the date Tenant provides Landlord with its Expansion Premises Second Acceleration Notice, Tenant’s Low-Rise Right of First Offer (as hereinafter defined) and any Landlord’s Expansion Premises Contribution (with respect to that portion of the Expansion Premises that is the subject of the Expansion Premises Second Acceleration Notice) not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

(v) Conditions. Tenant may only exercise its Second Acceleration Option for Expansion Premises and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the Second Acceleration Option for Expansion Premises, the Lease is in full force and effect and no event or circumstance exists which, with the giving of notice or the passage of time, or both, could constitute a default by Tenant under the Lease, and, inasmuch as the Second Acceleration Option for Expansion Premises is

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intended only for the original Tenant named in this Amendment, the entire Premises are then occupied by the original Tenant herein or a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent, and Tenant has not assigned the Lease other than to a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent nor is any portion of the Premises sublet without Landlord’s consent. Without limitation of the foregoing, no assignee (other than a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent) or sublessee shall be entitled to exercise the Second Acceleration Option for Expansion Premises, and no exercise of the Second Acceleration Option for Expansion Premises by the original Tenant named herein shall be effective if Tenant assigns the Lease or subleases any portion of the Premises prior to the Expansion Premises Second Accelerated Termination Date other than to a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent.

E. Low-Rise Right of First Offer.

(i) Option. Subject to the Prior Rights (as hereinafter defined), Tenant shall have a right of first offer (the “Low-Rise Right of First Offer”) to lease two (2) full floors in the low-rise portion of the Building (i.e., floors 2-13) (each such full floor may be referred to as a “Low-Rise Offer Space” and may or may not be contiguous to the Expansion Premises or any Low-Rise Offer Space otherwise demised to Tenant) on the terms and conditions hereinafter set forth. Tenant’s Low-Rise Right of First Offer shall terminate and be of no further force or effect at such time as Tenant exercises its Low-Rise Right of First Offer with respect to two (2) Low-Rise Offer Spaces. Tenant’s Low-Rise Right of First Offer shall apply to full floors in the low-rise portion of the Building only, and shall not be applicable to any partial floor in the low-rise portion of the Building.

(ii) Procedure. Prior to offering any Low-Rise Offer Space (i.e., one or more full floors in the Building) to the public for lease, Landlord shall give Tenant written notice (a “Low-Rise Offer Notice”) of the size and location of the Low-Rise Offer Space which Landlord intends to offer to the public, the date of commencement of the term of the demise (the “Low-Rise Offer Space Commencement Date”), and the rental rate and other economic terms applicable to such Low-Rise Offer Space, which shall be at the Fair Market Rental Rate as defined in paragraph 10.E.(iii) below adjusted to reflect a term that shall be coterminous with the Term of the Lease, all as reasonably determined by Landlord. Tenant’s right to lease the Low-Rise Offer Space from Landlord shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said right given not later than ten (10) business days after Landlord’s Low-Rise Offer Notice is given, time being of the essence. Tenant may not elect to lease less than the entire area of Low-Rise Offer Space set forth in the Low-Rise Offer Notice. If Tenant does not timely exercise its option to lease the entire Low-Rise Offer Space set forth in the Low-Rise Offer Notice, Tenant’s right to lease such Low-Rise Offer Space shall thereupon expire and Landlord shall have the right to lease the Low-Rise Offer Space to a third party. Notwithstanding the foregoing, Tenant shall once again have a right of first

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offer with respect to the Low-Rise Offer Space described in a prior Low-Rise Offer Notice if, within a six (6) month period following the date of Landlord’s Low-Rise Offer Notice, Landlord proposes to lease the Low-Rise Offer Space to a prospective tenant on terms that are substantially different than those set forth in the Low-Rise Offer Notice. For purposes hereof, the terms offered to a prospective tenant shall be deemed to be substantially the same as those set forth in the Low-Rise Offer Notice as long as there is no more than a five percent (5%) reduction in the “bottom line” cost per rentable square foot of the Low-Rise Offer Space to the prospective tenant when compared with the “bottom line” cost per rentable square foot under the Low-Rise Offer Notice, considering all of the economic terms of the both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

(iii) Rent. The Basic Rent for the Low-Rise Offer Space shall equal the “Fair Market Rental Rate” as hereinafter defined and Tenant shall pay Escalation Charges for the Low-Rise Offer Space on the terms set forth in the Lease. For purposes of determining Rent for the Low-Rise Offer Space, the “Fair Market Rental Rate” shall mean the rent at which the Low-Rise Offer Space would be leased for the term set forth in the Low-Rise Offer Notice, in its then-existing condition, in an arms-length transaction between a willing landlord and tenant in the office space submarket existing in the West Loop area of downtown Chicago, Illinois (taking into account the location of the Building in such submarket) on the applicable date, taking into account all relevant facts and considerations, including base rents, rent escalations, rent abatements, allowances (such as tenant improvements, space planning, working drawing and moving allowances), commissions, operating expenses, real estate taxes and other economic terms contained in recently signed leases for premises of similar size, location and configuration in comparable buildings in the such submarket (taking into account the location of the Building in such submarket). Landlord and Tenant hereby agree that the creditworthiness of tenants shall be a relevant factor in determining Fair Market Rental Rate hereunder.

(iv) Conditions. Tenant may only exercise its right to lease the Low-Rise Offer Space, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said right and on the Low-Rise Offer Space Commencement Date, the Lease is in full force and effect and Tenant is not in default under the Lease and (inasmuch as such option is intended only for the benefit of the original named Tenant), the entire Premises is occupied by the original named Tenant (or a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent). In addition to the condition set forth in the first sentence of this paragraph 10.E.(iv), if Tenant is in default under the Lease within thirty (30) days prior to the Low-Rise Offer Space Commencement Date, and has not cured such default prior to said Low-Rise Offer Space Commencement Date, then, at Landlord’s option, Tenant’s right to exercise its option may be terminated and rendered null and void by notice thereof from Landlord to Tenant. Without limitation of the foregoing, no assignee (other than a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent) or sublessee shall be entitled to exercise a Low-Rise Right of First Offer with respect to the Low-Rise Offer Space, and no exercise of any right to lease the Low-Rise Offer Space by the

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original Tenant named herein shall be effective, if Tenant assigns the Lease or subleases any portion of the Premises prior to the Low-Rise Offer Space Commencement Date (other than to a Permitted Transferee or a Transferee to whom the Lease has been assigned with Landlord’s consent).

(v) Terms. If Tenant has validly exercised its right to lease the Low-Rise Offer Space, then, effective as of the Low-Rise Offer Space Commencement Date, such Low-Rise Offer Space shall be included in the Premises, subject to all of the terms, conditions and provisions of the Lease, except as follows:

(1) The Premises Rentable Area shall be increased by the rentable area of the Low-Rise Offer Space, and Tenant’s Proportionate Share shall be increased in a corresponding manner;

(2) The term of the demise covering such Low-Rise Offer Space shall commence on the Low-Rise Offer Space Commencement Date and shall expire on the date set forth in the Low-Rise Offer Notice;

(3) The monthly Basic Rent for such Low-Rise Offer Space shall be at the rental rate set forth in the Low-Rise Offer Notice; and

(4) Tenant shall be entitled to such abatements, rent credits and tenant improvement allowances, if any, as may be set forth in the Low-Rise Offer Notice.

Such other terms shall be included as are reasonably required to conform to the terms upon which Landlord was prepared to lease the Low-Rise Offer Space to a third party.

(vi) Amendment. If Tenant has validly exercised its right to lease the Low-Rise Offer Space, at the request of either party hereto, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to such Low-Rise Offer Space as determined in accordance herewith.

(vii) Possession. If Landlord should be unable on the Low-Rise Offer Space Commencement Date to deliver possession of all or any portion of the Low-Rise Offer Space to be delivered on such Low-Rise Offer Space Commencement Date despite Landlord’s exercise of good faith and reasonable efforts to do so, Landlord shall not be subject to any liability for failure to deliver possession. Such failure to deliver possession shall not affect either the validity of the Lease or the obligations of either Landlord or Tenant hereunder or be construed to extend the Term of the Lease; provided, however, that under such circumstances, Rent shall not commence as to such Low-Rise Offer Space until Landlord is able to deliver possession and Tenant has completed construction.

(viii) Subordination. Tenant’s Low-Rise Right of First Offer is expressly subject and subordinate to the following (the “Prior Rights”): (a) the existing right of first offer with respect to the 8th floor of the Building in favor of the lessee of the 9th

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floor of the Building, and (b) the right of the lessee of the 4th, 5th, 6th and 8th floors of the Building to remain in such space through June 30, 2009 and any renewal or extension of such tenancy. Tenant’s Low-Rise Right of First Offer shall terminate and be of no further force or effect at such time as Tenant exercises its Low-Rise Right of First Offer with respect to the second of two (2) Low-Rise Offer Spaces. Further, the rights of Tenant hereunder with respect to each Low-Rise Offer Space described in an Low-Rise Offer Notice shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its Low-Rise Right of First Offer with regard to said specific Low-Rise Offer Space within the ten (10) day period provided in paragraph 10.E.(ii) above; and (ii) the date Landlord would have provided Tenant an Low-Rise Offer Notice if Tenant had not been in violation of one or more of the conditions set forth in paragraph 10.E. (iv) above.

F. Security Deposit. As of the date hereof, Landlord is holding a letter of credit in the current amount of $200,000.00 as a security deposit (subject to reduction in accordance with the terms of the Original Lease) (the “Current Security Deposit”). Upon Tenant’s execution and delivery of this Amendment to Landlord, Tenant shall deliver to Landlord a cash security deposit in the amount of $111,373.00 (the “New Security Deposit”), and upon Landlord’s receipt of the New Security Deposit, Landlord shall return to Tenant the unapplied portion of the Current Security Deposit. The New Security Deposit shall be held and applied by Landlord on the terms and conditions set forth in the first grammatical paragraph of Section 14.8 of the Original Lease, and upon Landlord’s receipt of the New Security Deposit, the second and third grammatical paragraphs of Section 14.8 of the Original Lease shall be deleted in their entirety.

G. Column Signage. From and after the Expansion Commencement Date and so long as Tenant is not in Default under the Lease and leases and occupies at least 50,000 rentable square feet in the Building, Tenant, without payment of an additional fee to Landlord, shall have the non-exclusive right to have a stainless steel plaque installed on a column near the entrance to the Building (but not on either of the two columns closest to the entrance of the Building) for its corporate name and logo (the “Column Signage”) in a location to be designated by Landlord. The Column Signage rights provided in this Section 10.G. shall be non-transferable unless otherwise agreed by Landlord in writing. Such Column Signage shall be designed by Landlord’s sign consultant for the Building (currently, DeStefano and Partners, Ltd.), and the design, materials, size and color of the Column Signage and the manner in which it is attached shall remain subject to the reasonable approval of Landlord and all applicable governmental authorities. Upon the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises or at such time as Tenant leases and occupies less than 50,000 rentable square feet in the Building, Tenant shall remove all Column Signage, at Tenant’s cost, and restore the areas surrounding such Column Signage to the condition they were in prior to installation of Tenant’s Column Signage thereon, ordinary wear and tear, acts of God and fire or other casualty excepted.

H. Supplemental HVAC and Water Cooler Capacity. Notwithstanding anything to the contrary contained in Article 18 of the Original Lease, Tenant shall have the right to connect no more than 100 tons of supplemental air cooling units serving the Expansion Premises to the Building’s excess water condenser, on the terms and conditions set forth in said Article 18.

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Landlord’s current fee for condenser water usage is $40.00 per ton of supplemental cooling unit per month, and is subject to change from time to time following prior written notice to Tenant.

I. Financial Statements. So long as Cash America International, Inc. remains jointly and severally liable under the Lease and is a publicly traded company, the provisions of Section 15.7 of the Original Lease shall not be applicable.

J. Permitted Assignees. Notwithstanding any contrary provision set forth in Section 6.1(b) of the Original Lease, Tenant shall have the right to assign, sublease or transfer the Lease to any entity owned or controlled by Cash America International, Inc. or any parent or affiliate of Cash America International, Inc. (each, a “Permitted Assignee”); provided, however, notwithstanding such an assignment, sublease or transfer to a Permitted Assignee, Cash America International, Inc. shall at all times remain primarily and jointly and severally liable with the Permitted Assignee for the obligations of the lessee under the Lease.

K. Substitute Space. Notwithstanding any contrary provision set forth in Section 15.8 of the Original Lease, Landlord shall only have the right to relocate Tenant to substitute space in the Building if such space is acceptable to Tenant in its sole but reasonable discretion. In the event of any such relocation, the provisions of Section 15.8 shall apply.

11. Limitation of Liability. Tenant agrees to look solely to Landlord’s interest in the Land and the Building and rental income therefrom at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord, its partners, members or their officers, agents and employees nor any successor of Landlord, its partners, members or their officers, agents and employees shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s interest in the Land or the Building. In no event shall Landlord or Tenant ever be liable to the other for any loss of business or any other indirect or consequential damages suffered from whatever cause, except to the extent directly caused by Landlord or Tenant’s negligence, as the case may be.

12. No Offer. The submission of this Amendment to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Amendment unless Landlord executes a copy of this Amendment and delivers it to Tenant.

13. Incorporation of Lease Terms; Conflict. With the exception of those matters set forth in this Amendment, Tenant’s leasing of the Premises (i.e., the Original Premises and the Expansion Premises) shall be subject to all terms, covenants and conditions of the Lease. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Original Lease, the terms of this Amendment shall control.

14. Ratification. Tenant hereby ratifies and confirms Tenant’s obligations under the Lease, and Tenant hereby represents and warrants to Landlord that Tenant has no knowledge of

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any defenses thereto. Tenant hereby further confirms and ratifies that, as of the date of this Amendment, the Lease is and remains in good standing and in full force and effect.

15. Miscellaneous. The Original Lease and this Amendment shall be construed as one instrument. In that regard, the Original Lease and this Amendment, including all exhibits and addenda to each such document, constitute the entire agreement between the parties relative to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings of Landlord and Tenant in connection therewith. There have been no additional oral or written representations or agreements by and between Landlord and Tenant. This Amendment inures to the benefit of and shall be binding upon Landlord and Tenant and their respective successors and permitted assigns. The recitals to this Amendment are hereby incorporated as if fully set forth herein.

16. Multiple Counterparts. To facilitate execution hereof, this Amendment may be executed in one or more counterparts as may be convenient or required, and an executed copy hereof delivered by facsimile shall have the effect of an original, executed instrument. All counterparts hereof shall collectively constitute a single instrument; but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. It shall not be necessary for the signature of, or on behalf of, each party hereto, or that the signature of all persons required to bind any such party, appear on each counterpart hereof. Each signature page to any counterpart hereof may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart hereof identical thereto except having attached to it additional signature pages.

17. No Construction against Draftsman. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any provision of this Amendment or that such provisions have been drafted on behalf of said party.

18. Broker. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent, other than MB Real Estate Services LLC and CBIZ Gibraltar Real Estate Services, LLC (collectively, the “Brokers”) in connection with the negotiation or execution of this Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party. Landlord shall pay all commissions payable to the Brokers with respect to this Amendment in accordance with the terms of a separate agreement.

[Remainder of page intentionally left blank]

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This Amendment is executed by the undersigned as of the date first above written.

LANDLORD:

200 WEST JACKSON OWNER LLC, a Delaware limited liability company

By:	200 West Jackson Manager LLC, a Delaware limited liability company, its Manager

	By:	MassMutual/Boston Capital Mezzanine Partners II, L.P., a Delaware limited partnership, its sole Member and Manager

		By:	Boston Mass II, LLC, a Delaware limited liability company, its General Partner

			By:	Babson Capital Management LLC, a Delaware limited liability company, a Manager

				By:	/s/ Robert F. Little
				Name:	Robert F. Little
				Title:	Managing Director

			By:	CrossHarbor Capital Partners LLC, a Delaware limited liability company, a Manager

				By:	/s/ William H. Kremer
				Name:	William H. Kremer
				Title:	Managing Partner

TENANT:

CASH AMERICA INTERNATIONAL, INC., a Texas corporation

By:	/s/ Thomas A. Bessant, Jr.
Name:	Thomas A. Bessant, Jr.
Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT A-1

DEPICTION OF THE FOURTEENTH FLOOR EXPANSION PREMISES

A-1

EXHIBIT A-2

DEPICTION OF THE FIFTEENTH FLOOR EXPANSION PREMISES

3
2
1
UP DN
ST # 1
6
5
4
9
8
7
12
11
10
UP DN
ST # 2

FIFTEENTH FLOOR PLAN

SCALE: NOT TO SCALE

N

A-1-1

EXHIBIT B

WORK LETTER

1. Acceptance of Expansion Premises; Work Letter. Other than as set forth in this Work Letter, Tenant accepts the Expansion Premises in “as is” condition. The performance by Tenant of the construction of the initial Alterations in the Expansion Premises and the payment by Landlord of Landlord’s Expansion Premises Contribution shall be governed by the terms of this Work Letter (“Work Letter”) and the Lease.

2. Landlord’s Work. On or before the date that is 45 days following the date on which this Amendment is fully executed and delivered by both parties, except as set forth below, Landlord, at its sole cost and expense shall perform the following work (“Landlord’s Work”) in the Fourteenth Floor Expansion Premises and the Fifteenth Floor Expansion Premises (as indicated below) using Building standard methods, materials, designs, specifications and finishes, and shall perform no other work in connection with the amendment to which this Work Letter is attached:

(a) in the Fourteenth Floor Expansion Premises, Landlord shall (i) smooth the uneven gaps in the surface of the floor, (ii) replace the existing counters, sinks and faucets in the women’s bathroom (which Landlord shall work diligently to complete by January 1, 2007), (iii) provide a new electrical meter bank, and (iv) provide Building standard window blinds upon completion of Tenant’s Work.

(b) in the Fifteenth Floor Expansion Premises, Landlord shall (i) install a new main HVAC duct loop, (ii) replace the existing counters, sinks and faucets in the women’s bathroom (which Landlord shall work diligently to complete by January 1, 2007), (iii) provide a new electrical meter bank, and (iv) provide Building standard window blinds upon completion of Tenant’s Work.

3. Working Drawings.

(a) Preparation and Delivery. On or before the date that is thirty (30) days prior to the date on which Tenant intends to commence construction in the Expansion Premises, Tenant shall provide to Landlord for its approval final working drawings, prepared by an architect licensed to practice in the State of Illinois and reasonably acceptable to Landlord (the “Architect”) of all improvements that Tenant proposes to install in the Expansion Premises as part of the Work (as hereinafter defined); such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Work Letter in accordance with all applicable laws. The Work shall also include elevator lobby finishes and design, supplemental HVAC systems including pumps and any electrical work necessary to serve such additional units and any electrical service required by Tenant in excess of the

B-1

electrical standard for the Building, and any supplemental cooling units installed by Tenant shall be subject to the terms of Article 18 of the Original Lease.

(b) Approval Process. Landlord shall notify Tenant in writing whether it approves of the submitted working drawings within five (5) Business Days after Landlord’s receipt thereof. If Landlord reasonably disapproves of such working drawings, then Landlord shall notify Tenant in writing thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five (5) Business Days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five (5) Business Days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord.

4. Landlord’s Approval; Performance of Work. If any of Tenant’s proposed construction work will affect the Building’s structure or systems of the Building, including but not limited to electrical, mechanical life safety and HVAC (collectively, “Building’s Systems”), then the working drawings pertaining thereto must be approved by Landlord’s engineer. Landlord’s approval of such working drawings shall not be unreasonably withheld, delayed or conditioned, provided that (1) they comply with all laws, (2) the improvements depicted thereon do not affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s Common Facilities, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of Alterations. As used herein, “Working Drawings” shall mean the final working drawings for the Expansion Premises approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. After the Working Drawings have been approved, and Tenant has complied with all the terms and conditions set forth herein and the insurance requirements attached to the Lease, Tenant shall cause the Work to be performed substantially in accordance with the Working Drawings and the provisions of Section 5.2 of the Original Lease and the Rules and Regulations for Alterations promulgated by Landlord from time to time, except to the extent such provisions are inconsistent with this Work Letter. Tenant shall have the right to competitively bid the Work; provided, however, the contractors, subcontractors and construction contracts shall be subject to Landlord’s reasonable approval. At Tenant’s request, Landlord shall provide Tenant with a list of approved general contractors to perform the Work, and Tenant shall be entitled to select any contractor on such list to perform the Work.

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5. Change Orders. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, delayed or conditioned; however, if such requested change would affect (in the reasonable discretion of Landlord) (a) the Building’s structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (b) the exterior appearance of the Building, or (c) the appearance of the Building’s Common Facilities, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed, which plan shall be incorporated into this Work Letter by this reference for all purposes.

6. Excess Costs. The entire cost of performing the Work (i.e., hard and soft costs including design of the Work and preparation of the Working Drawings, architectural and engineering fees and expenses, costs of construction labor and materials, permit fees, general tenant signage, related taxes and insurance costs, and costs incurred for the purchase of furniture, furniture systems, telecommunications systems, management information systems, and similar data systems, and all moving costs and any other costs associated with Tenant’s relocation into the Expansion Premises, all of which costs are herein collectively called the “Total Expansion Construction Costs”) in excess of Landlord’s Expansion Premises Contribution shall be paid by Tenant. In connection with the Work, Landlord shall not charge Tenant for hoisting, security or elevator operator service or electrical usage during Normal Business Hours or any supervisory fee in connection with the Work.

7. Landlord’s Expansion Premises Contribution. Provided there is no uncured Event of Default by Tenant hereunder, Landlord shall provide to Tenant a construction allowance (the “Landlord’s Expansion Premises Contribution”) for the Expansion Premises in the amount of $1,048,080.00 (i.e., $30.53 per square foot in the Expansion Premises) to be applied as designated by Tenant in accordance with the terms of this Work Letter toward Total Expansion Construction Costs. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Landlord’s Expansion Premises Contribution until Tenant shall have expended at least $600,000.00 in connection with improvements at the Expansion Premises and Tenant shall have delivered to Landlord evidence thereof reasonably acceptable to Landlord. Furthermore, Landlord shall not be obligated to disburse any portion of the Landlord’s Expansion Premises Contribution during the continuance of an uncured Event of Default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such Event of Default is cured. In addition, Landlord has paid or shall pay the cost of a space plan for the Expansion Premises and one revision thereto in an amount not to exceed $2,069.88 for the for the Fourteenth Floor Expansion Premises (i.e., $0.12 per rentable square foot in the for the Fourteenth Floor Expansion Premises), and $2,050.32 for the Fifteenth Floor Expansion Premises (i.e., $0.12 per rentable square foot in the for the Fifteenth Floor Expansion Premises) and such costs shall not be applied towards Landlord’s Expansion Premises Contribution.

8. Tenant’s Application of the Landlord’s Expansion Premises Contribution to the Total Expansion Construction Costs. Landlord’s Expansion Premises Contribution, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant in periodic disbursements within forty-five (45) days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor covering all

B-3

Work for which disbursement is to be made to a date specified therein; (ii) partial contractor’s, subcontractor’s and material supplier’s waivers of liens covering the Work for which disbursement is being requested, together with all such invoices, contracts, or other supporting data as Landlord may reasonably require; and (iii) a request to disburse from Tenant. Upon completion of the Work, and prior to final disbursement of Landlord’s Expansion Premises Contribution, Tenant shall furnish Landlord with (i) all receipted bills from contractors, subcontractors and suppliers evidencing the cost of performing the Work, and full and final lien waivers from such parties, (ii) a sworn contractor’s affidavit from the construction manager and a request to disburse from Tenant, (iii) a certificate of occupancy from the appropriate governmental authority, if applicable to the Work, or evidence of governmental inspection and approval of the Work, (iv) receipted bills for all non-lienable items, and (v) the certification of Tenant and its Architect that the Work has been installed in a good and workmanlike manner in accordance with the approved Working Drawings, and in accordance with applicable laws. The Landlord’s Expansion Premises Contribution shall be disbursed in the amount reflected on the receipted bills meeting the requirements above.

9. Construction Representatives. Landlord’s Construction Representative shall be John Wegforth and Tenant’s Construction Representative for coordination of construction and approval of the Alterations and any change orders shall be Jeff Cullum, provided that either party may change its representative upon written notice to the other.

B-4

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of the 21st day of December, 2006, by and between 200 WEST JACKSON OWNER LLC, a Delaware limited liability company (“Landlord”) and CASH AMERICA NET HOLDINGS, LLC, a Delaware limited liability company (“Tenant”).

RECITALS

A. WHEREAS, Landlord and The Check Giant, LLC, an Illinois limited liability company d/b/a CashnetUSA (the “Original Tenant”) entered into that certain lease (the “Original Lease”) dated April 27, 2006 leasing certain premises in the building situated on the real estate located at 200 West Jackson Boulevard, Chicago, Illinois (the “Land”) and known as 200 West Jackson (the “Building”);

B. WHEREAS, Original Tenant assigned all of its right, title and interest in the Original Lease and the Premises (as defined in the Original Lease) to Cash America International Inc., a Texas corporation (“International”), and International assumed all of such rights, title and interest by that certain Assignment and Assumption of Lease dated September 15, 2006;

C. WHEREAS, Landlord and International entered into that certain First Amendment to Lease (the “First Amendment”) dated as of September 27, 2006;

D. WHEREAS, International assigned all of its right, title and interest in the Original Lease, as amended by the First Amendment, and the Premises to Tenant, and Tenant assumed all of such rights, title and interest by that certain Assignment of Lease dated September 27, 2006, and International remains primarily, jointly and severally liable for the tenant’s obligations under the Lease in accordance with the terms and conditions of the First Amendment;

E. WHEREAS, pursuant to the Original Lease, as amended by the First Amendment, Tenant is currently leasing approximately 51,925 rentable square feet of space on the 14th, 15th and 24th floors of the Building (the “Current Premises”) for a Term scheduled to expire on June 30, 2017 (the “Extended Expiration Date” as defined in the First Amendment);

F. WHEREAS, Tenant has requested that additional space containing approximately 16,934 rentable square feet on the 2nd floor of the Building commonly known as Suite 200 (the “Second Floor Expansion Premises”) as depicted on Exhibit A-1 attached hereto, and 17,289 rentable square feet on the 3rd floor of the Building commonly known as Suite 300 (the “Third Floor Expansion Premises”) as depicted on Exhibit A-2 attached hereto, and 17,289 rentable square feet on the 4th floor of the Building commonly known as Suite 400 (the “Fourth Floor Expansion Premises”) as depicted on Exhibit A-3 attached hereto be added to the Current Premises and that the Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions (the Second Floor Expansion Premises, the Third Floor Expansion Premises and the Fourth Floor Expansion Premises may be referred to collectively hereinafter as the “Second Expansion Premises”); and

G. WHEREAS, Landlord and Tenant have agreed to reflect the expansion of the Premises, and to amend the Original Lease and the First Amendment in certain other respects, all on the terms and conditions set forth herein (the Original Lease together with the First Amendment and this Amendment may be referred to collectively as the “Lease”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Original Lease (as amended by the First Amendment) as follows:

1. Definitions. The capitalized terms used herein shall have the same definitions and meanings as set forth in the Original Lease or the First Amendment, as applicable, unless otherwise defined herein or modified by the provisions hereof. In addition, terms not defined in the Original Lease or the First Amendment, as applicable, but defined herein will, when delineated with initial capital letters, have the meanings ascribed thereto in this Amendment. Terms and phrases that are not delineated herein or defined in the Original Lease or the First Amendment shall have the meanings commonly ascribed thereto.

2. Second Expansion Premises. Landlord will deliver the Second Expansion Premises to Tenant in broom clean condition, with Landlord’s Second Expansion Premises Work (as defined in the Second Expansion Premises Work Letter attached hereto as Exhibit B) substantially completed (other than the window blinds which shall be installed in the Second Floor Expansion Premises and the Third Floor Expansion Premises upon completion of Tenant’s Second Expansion Premises Work) and free of all other occupant’s rights thereto on or before the dates set forth in Section 3 below (i.e., March 1, 2007 for the Second Floor Expansion Premises, April 1, 2007 for the Third Floor Expansion Premises, and July 1, 2007 for the Fourth Floor Expansion Premises). On the Second Floor Expansion Premises Commencement Date (as defined hereinafter) the Premises, as defined in the Original Lease as amended by the First Amendment, shall be increased by 16,934 rentable square feet as a result of the Second Floor Expansion Premises, and the Second Floor Expansion Premises shall be deemed a part of the “Premises”; on the Third Floor Expansion Premises Commencement Date (as defined hereinafter) the Premises shall be further increased by 17,289 rentable square feet as a result of the Third Floor Expansion Premises, and the Third Floor Expansion Premises shall be deemed a part of the “Premises”; and on the Fourth Floor Expansion Premises Commencement Date (as defined hereinafter) the Premises shall be further increased by 17,289 rentable square feet, and the Fourth Floor Expansion Premises shall be deemed a part of the “Premises”, for an aggregate Premises Rentable Area of 103,437 rentable square feet.

3. Early Occupancy of the Second Expansion Premises. Notwithstanding anything to the contrary contained herein, provided Tenant has previously delivered to Landlord all required insurance certificates and the Additional Security Deposit (as hereinafter defined), Tenant shall be entitled to access the Second Floor Expansion Premises from and after March 1, 2007, the Third Floor Expansion Premises from and after April 1, 2007, and the Fourth Floor Expansion Premises from and after July 1, 2007, for the purpose of performing the Second Expansion Premises Work (as defined in Exhibit D attached hereto) therein and, from and after the substantial completion of the Second Expansion Premises Work, for conducting business operations therein. The commencement date for the Second Floor Expansion Premises shall be

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September 1, 2007 (the “Second Floor Expansion Premises Commencement Date”, the commencement date for the Third Floor Expansion Premises shall be October 1, 2007 (the “Third Floor Expansion Premises Commencement Date”, and the commencement date for the Fourth Floor Expansion Premises shall be December 1, 2007 (the “Fourth Floor Expansion Premises Commencement Date”). Tenant’s occupancy of the Second Expansion Premises, or any portion thereof, prior to the respective commencement dates set forth above shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Basic Rent or Escalation Charges for the Second Expansion Premises until the respective commencement dates set forth above and as indicated in the schedules of Basic Rent set forth in Sections 4, 5 and 6 below. Tenant, however, shall be liable for the costs of any additional services requested by Tenant and any other additional sums due Landlord under the Lease attributable to the period prior to the applicable commencement date for such portion of the Second Expansion Premises.

4. Basic Rent for the Second Floor Expansion Premises through the Extended Expiration Date. From the Second Floor Expansion Premises Commencement Date through and including the Extended Expiration Date, Tenant shall pay Basic Rent for the Second Floor Expansion Premises as follows:

Period	Annual Square Footage Rent	Annual Basic Rent		Monthly Basic Rent
9/1/07-6/30/08	$13.00	$220,142.04	*	$18,345.17
7/1/08-6/30/09	$13.50	$228,609.00		$19,050.75
7/1/09-6/30/10	$14.00	$237,075.96		$19,756.33
7/1/10-6/30/11	$14.50	$245,543.04		$20,461.92
7/1/11-6/30/12	$15.00	$254,010.00		$21,167.50
7/1/12-6/30/13	$15.50	$262,476.96		$21,873.08
7/1/13-6/30/14	$16.00	$270,944.04		$22,578.67
7/1/14-6/30/15	$16.50	$279,411.00		$23,284.25
7/1/15-6/30/16	$17.00	$287,877.96		$23,989.83
7/1/16-6/30/17	$17.50	$296,345.04		$24,695.42

*	Based on a 12-month period

Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

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5. Basic Rent for the Third Floor Expansion Premises through the Extended Expiration Date. From the Third Floor Expansion Premises Commencement Date through and including the Extended Expiration Date, Tenant shall pay Basic Rent for the Third Floor Expansion Premises as follows:

Period	Annual Square Footage Rent	Annual Basic Rent		Monthly Basic Rent
10/1/07-6/30/08	$13.00	$224,757.00	*	$18,729.75
7/1/08-6/30/09	$13.50	$233,401.56		$19,450.13
7/1/09-6/30/10	$14.00	$242,046.00		$20,170.50
7/1/10-6/30/11	$14.50	$250,690.56		$20,890.88
7/1/11-6/30/12	$15.00	$259,335.00		$21,611.25
7/1/12-6/30/13	$15.50	$267,979.56		$22,331.63
7/1/13-6/30/14	$16.00	$276,624.00		$23,052.00
7/1/14-6/30/15	$16.50	$285,268.56		$23,772.38
7/1/15-6/30/16	$17.00	$293,913.00		$24,492.75
7/1/16-6/30/17	$17.50	$302,557.56		$25,213.13

*	Based on a 12-month period

Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

6. Basic Rent for the Fourth Floor Expansion Premises through the Extended Expiration Date. From the Fourth Floor Expansion Premises Commencement Date through and including the Extended Expiration Date, Tenant shall pay Basic Rent for the Fourth Floor Expansion Premises as follows:

Period	Annual Square Footage Rent	Annual Basic Rent		Monthly Basic Rent
12/1/07-6/30/08	$13.00	$224,757.00	*	$18,729.75
7/1/08-6/30/09	$13.50	$233,401.56		$19,450.13
7/1/09-6/30/10	$14.00	$242,046.00		$20,170.50
7/1/10-6/30/11	$14.50	$250,690.56		$20,890.88
7/1/11-6/30/12	$15.00	$259,335.00		$21,611.25
7/1/12-6/30/13	$15.50	$267,979.56		$22,331.63
7/1/13-6/30/14	$16.00	$276,624.00		$23,052.00
7/1/14-6/30/15	$16.50	$285,268.56		$23,772.38

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Period	Annual Square Footage Rent	Annual Basic Rent	Monthly Basic Rent
7/1/15-6/30/16	$17.00	$293,913.00	$24,492.75
7/1/16-6/30/17	$17.50	$302,557.56	$25,213.13

*	Based on a 12-month period

Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

7. Rent for the Current Premises. From the date hereof through and including the Extended Expiration Date, Tenant shall continue to pay Basic Rent, Escalation Charges and all other amounts payable by Tenant under the Original Lease and the First Amendment for the Current Premises in accordance with the terms and conditions thereof.

8. Additional Rent for the Second Expansion Premises. Commencing as of the Second Floor Expansion Premises Commencement Date, Tenant shall pay to Landlord Escalation Charges and all other amounts payable by Tenant under the Lease for the Second Floor Expansion Premises on the terms and conditions set forth in the Lease; provided, however, that Tenant’s Proportionate Share for the Second Floor Expansion Premises shall equal 3.6112% (calculated by dividing 16,934, being the rentable square footage of the Second Floor Expansion Premises into 468,929, being the rentable square footage of the Building). Commencing as of the Third Floor Expansion Premises Commencement Date, Tenant shall pay to Landlord Escalation Charges and all other amounts payable by Tenant under the Lease for the Third Floor Expansion Premises on the terms and conditions set forth in the Lease; provided, however, that Tenant’s Proportionate Share for the Third Floor Expansion Premises shall equal 3.6869% (calculated by dividing 17,289, being the rentable square footage of the Third Floor Expansion Premises into 468,929). Commencing as of the Fourth Floor Expansion Premises Commencement Date, Tenant shall pay to Landlord Escalation Charges and all other amounts payable by Tenant under the Lease for the Fourth Floor Expansion Premises on the terms and conditions set forth in the Lease; provided, however, that Tenant’s Proportionate Share for the Fourth Floor Expansion Premises shall equal 3.6869% (calculated by dividing 17,289, being the rentable square footage of the Fourth Floor Expansion Premises into 468,929). Notwithstanding the foregoing, in the event the rentable square footage of the Building is increased or decreased, Tenant’s Proportionate Share shall be adjusted accordingly.

9. Condition of the Premises. Except as expressly set forth in the Lease or paragraph 2 of the Second Expansion Premises Work Letter attached hereto as Exhibit B, Landlord shall have no obligation to improve or alter the Current Premises, the Second Expansion Premises or the Building, and Tenant is accepting the Second Expansion Premises and the Building their respective “as-is” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements. Any and all construction, alterations or improvements to the Second Expansion Premises shall be performed by Tenant and shall be governed in all respects by the terms of the Lease and the Second Expansion Premises Work Letter attached hereto as Exhibit B, except as expressly set forth in paragraph 2 of said Exhibit B.

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10. Additional Provisions.

A. Extension Option. Tenant’s Extension Option as set forth in Article 16 of the Original Lease shall remain in full force and effect and shall be exercised in accordance with the terms thereof, it being the intent of the parties that the Extension Period (as defined in said Article 16) will commence, if at all, on the date immediately following the Extended Expiration Date and shall apply to the entire Premises.

B. Acceleration Options for the Current Premises. The Acceleration Option set forth in Article 17 of the Original Lease as amended by the First Amendment, and the First Acceleration Option for Expansion Premises and the Second Acceleration Option for Expansion Premises shall remain in full force and effect with respect to the Current Premises only (i.e., the 24th floor, the 14th floor and the 15th floor).

C. Acceleration Option for Second Expansion Premises.

(i) Option. Tenant shall have the option (the “Second Expansion Premises Acceleration Option”) to accelerate the Extended Expiration Date with respect to any or all of the entire floors comprising the Second Expansion Premises to June 30, 2015 (the “Second Expansion Premises Accelerated Termination Date”) by delivery of written notice to Landlord (the “Second Expansion Premises Acceleration Notice”) given no later than June 30, 2014, time being of the essence. Tenant shall only be entitled to exercise Tenant’s Second Expansion Premises Acceleration Option with respect to one or more entire floors comprising the Second Expansion Premises. If such option is not so exercised, Tenant’s Second Expansion Premises Acceleration Option shall thereupon expire. Tenant’s Second Expansion Premises Acceleration Notice shall be accompanied by one-half (1/2) of the Second Expansion Premises Acceleration Fee (as defined below), and the second one-half (1/2) of the Second Expansion Premises Acceleration Fee shall be due and payable no later than ninety (90) days prior to the Second Expansion Premises Accelerated Termination Date.

(ii) Surrender of Premises. If Tenant delivers its Second Expansion Premises Acceleration Notice in accordance with the terms and conditions of this Section 10.C. and pays both installments of the Second Expansion Premises Acceleration Fee (as herein after defined), then, subject to the terms and conditions of this Section 10.C., effective as of the Second Expansion Premises Accelerated Termination Date, the Term of the Lease with respect to the applicable portion of the Second Expansion Premises shall terminate, provided, however, Tenant shall be and remain liable for the payment to Landlord of all Rent and other sums due or accrued with regard to the applicable portion of the Second Expansion Premises, and for the performance and keeping of all covenants, agreements and obligations under the Lease to be performed, paid and kept by Tenant with respect to such space prior to the Second Expansion Premises Accelerated Termination Date. In the event that Tenant fails to completely vacate the subject portion of the Second Expansion Premises and surrender possession thereof to Landlord in accordance with the terms and conditions of the Lease on or prior to the Second Expansion Premises Accelerated

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Termination Date, such failure shall be treated as a holding over by Tenant, and Landlord shall be entitled to all of its remedies therefor pursuant to Article 12 of the Original Lease.

(iii) Acceleration Fee. In the event Tenant exercises its Second Expansion Premises Acceleration Option, Tenant shall pay Landlord a fee (the “Second Expansion Premises Acceleration Fee”), which shall not be construed as a penalty, in an amount equal to Landlord’s transaction costs related to the terminated portion of the Second Expansion Premises (consisting exclusively of that portion of Landlord’s Second Expansion Premises Contribution and broker commissions attributable to the terminated space), as such transaction costs are remaining unamortized as of the Second Expansion Premises Accelerated Termination Date. Landlord’s transaction costs related to the Second Expansion Premises shall be amortized over the period (a) commencing on September 1, 2007 with respect to the Second Floor Expansion Premises, on October 1, 2007 with respect to the Third Floor Expansion Premises, and on December 1, 2007 with respect to the Fourth Floor Expansion Premises, and (b) ending on June 30, 2015, including interest thereon at an interest rate of eight percent (8%) per annum. If Tenant fails to pay either installment of the Second Expansion Premises Acceleration Fee in accordance with the foregoing, time being of the essence, Landlord may elect, upon notice to Tenant to declare the Second Expansion Premises Acceleration Notice null and void, in which event the Lease shall continue in full force and effect with respect to the entire Second Expansion Premises.

(iv) Termination of Unexercised Options. As of the date Tenant provides Landlord with its Second Expansion Premises Acceleration Notice, Tenant’s Right of First Offer (as hereinafter defined) and any portion of the Landlord’s Second Expansion Premises Contribution not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

(v) Conditions. Tenant may only exercise its Second Expansion Premises Acceleration Option and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the Second Expansion Premises Acceleration Option, the Lease is in full force and effect and no event or circumstance exists which, with the giving of notice or the passage of time, or both, could constitute a default by Tenant under the Lease, and, inasmuch as the Second Expansion Premises Acceleration Option is intended only for the original Tenant named in this Amendment, the entire Premises are then occupied by the original Tenant herein or a Permitted Transferee, a Permitted Assignee (as defined in the First Amendment) or a Transferee to whom the Lease has been assigned with Landlord’s consent, and Tenant has not assigned the Lease other than to a Permitted Transferee, a Permitted Assignee or a Transferee to whom the Lease has been assigned with Landlord’s consent, nor is any portion of the Premises sublet without Landlord’s consent. Without limitation of the foregoing, no assignee (other than a Permitted Transferee, a Permitted Assignee or a Transferee to whom the Lease has been assigned with Landlord’s consent) or sublessee shall be entitled to exercise the Second Expansion Premises Acceleration Option, and no exercise of the Second Expansion Premises

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Acceleration Option shall be effective if Tenant assigns the Lease or subleases any portion of the Premises prior to the Second Expansion Premises Accelerated Termination Date other than to a Permitted Transferee, a Permitted Assignee or a Transferee to whom the Lease has been assigned with Landlord’s consent.

D. Right of First Offer. Section 10.E. of the First Amendment (Low-Rise Right of First Offer) is hereby deleted in its entirety. From and after the date hereof, Tenant shall have the following right of first offer:

(i) Option. Subject to the Prior Rights (as hereinafter defined), Tenant shall have a right of first offer (the “Right of First Offer”) with respect to any and all space located on the 5th and 6th floors of the Building (each such space, an “Offer Space”) on the terms and conditions hereinafter set forth.

(ii) Procedure. At any time after Landlord has determined that the then existing tenant or occupant in any Offer Space will not extend or renew the term of its lease for such Offer Space (but prior to leasing such Offer Space to a party other than such existing tenant or occupant thereof), and prior to offering any Offer Space to the public for lease, Landlord shall give Tenant written notice (an “Offer Notice”) of the size and location of the Offer Space which Landlord intends to offer to the public, the date of commencement of the term of the demise (the “Offer Space Commencement Date”), and the rental rate and other economic terms applicable to such Offer Space, which shall be at the Fair Market Rental Rate as defined in paragraph 10.E.(iii) below adjusted to reflect a term that shall be coterminous with the Term of the Lease, all as reasonably determined by Landlord. Tenant’s right to lease the Offer Space from Landlord shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said right given not later than ten (10) Business Days after Landlord’s Offer Notice is given, time being of the essence. Tenant may not elect to lease less than the entire area of Offer Space set forth in the Offer Notice. If Tenant does not timely exercise its option to lease the entire Offer Space set forth in the Offer Notice, Tenant’s right to lease such Offer Space shall thereupon expire and Landlord shall have the right to lease the Offer Space to a third party. Notwithstanding the foregoing, Tenant shall once again have a right of first offer with respect to the Offer Space described in a prior Offer Notice if, within a six (6) month period following the date of Landlord’s Offer Notice, Landlord proposes to lease the Offer Space to a prospective tenant on terms that are not substantially the same as those set forth in the Offer Notice. For purposes hereof, the terms offered to a prospective tenant shall be deemed to be substantially the same as those set forth in the Offer Notice as long as there is no more than a five percent (5%) reduction in the “bottom line” cost per rentable square foot of the Offer Space to the prospective tenant when compared with the “bottom line” cost per rentable square foot under the Offer Notice, considering all of the economic terms of the both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

(iii) Rent. The Basic Rent for the Offer Space shall equal the “Fair Market Rental Rate” as hereinafter defined and Tenant shall pay Escalation Charges for the Offer

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Space on the terms set forth in the Lease. For purposes of determining Rent for the Offer Space, the “Fair Market Rental Rate” shall mean the rent at which the Offer Space would be leased for the term set forth in the Offer Notice (i.e., a term that is coterminous with the Term of the Lease), in its then-existing condition, in an arms-length transaction between a willing landlord and tenant in the office space submarket existing in the West Loop area of downtown Chicago, Illinois (taking into account the location of the Building in such submarket) on the applicable date, taking into account all relevant facts and considerations, including base rents, rent escalations, rent abatements, allowances (such as tenant improvements, space planning, working drawing and moving allowances), commissions, operating expenses, real estate taxes and other economic terms contained in recently signed leases for premises of similar size, location and configuration in comparable buildings in the such submarket (taking into account the location of the Building in such submarket). Landlord and Tenant hereby agree that the creditworthiness of tenants shall be a relevant factor in determining Fair Market Rental Rate hereunder.

(iv) Conditions. Tenant may only exercise its right to lease the Offer Space, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said right and on the Offer Space Commencement Date, the Lease is in full force and effect and Tenant is not in default under the Lease and (inasmuch as such option is intended only for the benefit of the original named Tenant), the entire Premises is occupied by the original Tenant named in this Amendment, or a Permitted Transferee, a Permitted Assignee (as defined in the First Amendment) or a Transferee to whom the Lease has been assigned with Landlord’s consent. In addition to the condition set forth in the first sentence of this paragraph 9.E.(iv), if Tenant is in default under the Lease within thirty (30) days prior to the Offer Space Commencement Date, and has not cured such default prior to said Offer Space Commencement Date, then, at Landlord’s option, Tenant’s right to exercise its option may be terminated and rendered null and void by notice thereof from Landlord to Tenant. Without limitation of the foregoing, no assignee (other than a Permitted Transferee, a Permitted Assignee or a Transferee to whom the Lease has been assigned with Landlord’s consent) or sublessee shall be entitled to exercise a Right of First Offer with respect to the Offer Space, and no exercise of any right to lease the Offer Space by the original Tenant named herein shall be effective, if Tenant assigns the Lease or subleases any portion of the Premises prior to the Offer Space Commencement Date (other than to a Permitted Transferee, a Permitted Assignee or a Transferee to whom the Lease has been assigned with Landlord’s consent).

(v) Terms. If Tenant has validly exercised its right to lease the Offer Space, then, effective as of the Offer Space Commencement Date, such Offer Space shall be included in the Premises, subject to all of the terms, conditions and provisions of the Lease, except as follows:

(1) The Premises Rentable Area shall be increased by the rentable area of the Offer Space, and Tenant’s Proportionate Share shall be increased in a corresponding manner;

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(2) The term of the demise covering such Offer Space shall commence on the Offer Space Commencement Date and shall expire on the date set forth in the Offer Notice;

(3) The monthly Basic Rent for such Offer Space shall be at the rental rate set forth in the Offer Notice; and

(4) Tenant shall be entitled to such abatements, rent credits and tenant improvement allowances, if any, as may be set forth in the Offer Notice.

Such other terms shall be included as are reasonably required to conform to the terms upon which Landlord was prepared to lease the Offer Space to a third party.

(vi) Amendment. If Tenant has validly exercised its right to lease the Offer Space, at the request of either party hereto, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to such Offer Space as determined in accordance herewith.

(vii) Possession. If Landlord should be unable on the Offer Space Commencement Date to deliver possession of all or any portion of the Offer Space to be delivered on such Offer Space Commencement Date despite Landlord’s exercise of good faith and reasonable efforts to do so, Landlord shall not be subject to any liability for failure to deliver possession. Such failure to deliver possession shall not affect either the validity of the Lease or the obligations of either Landlord or Tenant hereunder or be construed to extend the Term of the Lease; provided, however, that under such circumstances, Rent shall not commence as to such Offer Space until Landlord is able to deliver possession and Tenant has completed construction.

(viii) Subordination. Tenant’s Right of First Offer is expressly subject and subordinate to the expansion and renewal rights now existing of other tenants in the Building to lease the Offer Space (the “Prior Rights”). The rights of Tenant hereunder with respect to each Offer Space described in an Offer Notice shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its Right of First Offer with regard to said specific Offer Space within the ten (10) Business Day period provided in paragraph 10.E.(ii) above; and (ii) the date Landlord would have provided Tenant an Offer Notice if Tenant had not been in violation of one or more of the conditions set forth in Section 10.E. (iv) above.

E. Security Deposit. As of the date hereof, Landlord is holding a cash security deposit in the amount of $111,373.00. Upon Tenant’s execution and delivery of this Amendment to Landlord, Tenant shall deliver to Landlord an additional cash security deposit in the amount of $107,832.00 (the “Additional Security Deposit.) The total Security Deposit in the amount of $219,205.00 shall be held in an interest bearing account and applied by Landlord on the terms and conditions set forth in the first grammatical paragraph of Section 14.8 of the Original Lease. Landlord shall return the Security Deposit, together with accrued interest thereon, or so much thereof as shall not have been theretofore applied to Tenant following the

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expiration or earlier termination of the Term of the Lease and Tenant’s surrender of possession of the Premises to Landlord in accordance with the terms of the Lease.

F. Supplemental HVAC and Water Cooler Capacity. Notwithstanding anything to the contrary contained in Article 18 of the Original Lease or Section 10.G. of the First Amendment, Tenant shall have the right to connect up to 42 tons of supplemental air cooling units serving each of the Second Floor Expansion Premises, the Third Floor Expansion Premises and the Fourth Floor Expansion Premises to the Building’s excess water condenser, on the terms and conditions set forth in said Article 18. Landlord’s current fee for condenser water usage is $40.00 per ton of supplemental cooling unit per month, and is subject to change from time to time following prior written notice to Tenant. Tenant shall have the right to utilize portions of Landlord’s existing risers for fresh air intake for Tenant’s supplemental HVAC systems in such locations and such amounts and pursuant to such plans therefor as Landlord approves in writing in connection with Tenant’s performance of the Second Expansion Premises Work.

G. Signage. Landlord shall cause Tenant’s name and the names of Tenant’s officers to be listed on the building directory in the Building lobby without charge to Tenant. In addition, at Tenant’s sole cost and expense, Tenant shall be entitled to Building standard lobby signage (including Tenant’s logo) on the 2nd, 3rd and 4th floors of the Building reasonably acceptable to Landlord.

H. Electricity. Landlord shall provide electrical “connected load” capacity to the Second Expansion Premises comparable to that provided to the Fourteenth Floor Expansion Premises and the Fifteenth Floor Expansion Premises (as such terms are defined in the First Amendment) which is 400 amps at 120/208 volts.

11. Limitation of Liability. Tenant agrees to look solely to Landlord’s interest in the Land and the Building and rental income therefrom at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord, its partners, members or their officers, agents and employees nor any successor of Landlord, its partners, members or their officers, agents and employees shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s interest in the Land or the Building. In no event shall Landlord or Tenant ever be liable to the other for any loss of business or any other indirect or consequential damages suffered from whatever cause, except to the extent directly caused by Landlord or Tenant’s negligence, as the case may be.

12. No Offer. The submission of this Amendment to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Amendment unless Landlord executes a copy of this Amendment and delivers it to Tenant.

13. Incorporation of Lease Terms; Conflict. With the exception of those matters set forth in this Amendment, Tenant’s leasing of the Premises (i.e., the Current Premises and the

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Second Expansion Premises) shall be subject to all terms, covenants and conditions of the Original Lease (as amended by the First Amendment). In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Original Lease or the First Amendment, the terms of this Amendment shall control.

14. Ratification. Tenant hereby ratifies and confirms Tenant’s obligations under the Lease, and Tenant hereby represents and warrants to Landlord that Tenant has no knowledge of any defenses thereto. Tenant hereby further confirms and ratifies that, as of the date of this Amendment, the Lease is and remains in good standing and in full force and effect.

15. Miscellaneous. The Original Lease, the First Amendment and this Amendment shall be construed as one instrument. In that regard, the Original Lease, the First Amendment and this Amendment, including all exhibits and addenda to each such document, constitute the entire agreement between the parties relative to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings of Landlord and Tenant in connection therewith. There have been no additional oral or written representations or agreements by and between Landlord and Tenant. This Amendment inures to the benefit of and shall be binding upon Landlord and Tenant and their respective successors and permitted assigns. The recitals to this Amendment are hereby incorporated as if fully set forth herein.

16. Multiple Counterparts. To facilitate execution hereof, this Amendment may be executed in one or more counterparts as may be convenient or required, and an executed copy hereof delivered by facsimile shall have the effect of an original, executed instrument. All counterparts hereof shall collectively constitute a single instrument; but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. It shall not be necessary for the signature of, or on behalf of, each party hereto, or that the signature of all persons required to bind any such party, appear on each counterpart hereof. Each signature page to any counterpart hereof may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart hereof identical thereto except having attached to it additional signature pages.

17. No Construction against Draftsman. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any provision of this Amendment or that such provisions have been drafted on behalf of said party.

18. Broker. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent, other than MB Real Estate Services LLC and CBIZ Gibraltar Real Estate Services, LLC (collectively, the “Brokers”) in connection with the negotiation or execution of this Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party. Landlord shall pay all commissions payable to the Brokers with respect to this Amendment in accordance with the terms of a separate agreement.

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This Amendment is executed by the undersigned as of the date first above written.

LANDLORD:

200 WEST JACKSON OWNER LLC, a Delaware limited liability company

By:	200 West Jackson Manager LLC, a Delaware limited liability company, its Manager

	By:	MassMutual/Boston Capital Mezzanine Partners II, L.P., a Delaware limited partnership, its sole Member and Manager

		By:	Boston Mass II, LLC, a Delaware limited liability company, its General Partner

			By:	Babson Capital Management LLC, a Delaware limited liability company, a Manager

				By:	/s/ Victor Woolridge
Name: Victor Woolridge
Title: Managing Director

			By:	CrossHarbor Capital Partners LLC, a Delaware limited liability company, a Manager

				By:	/s/ William H. Kremer
Name: William H. Kremer
Title: Managing Partner

TENANT:

CASH AMERICA NET HOLDINGS, LLC,

a Delaware limited liability company

By:	/s/ Albert Goldstein
Name: Albert Goldstein
Title: President

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CONSENT OF CASH AMERICA INTERNATIONAL, INC.

Reference is made to that certain Assignment of Lease Agreement dated September 27, 2006 by and between Cash America International, Inc. (“International”), as assignor, and Cash America Net Holdings, LLC, as assignee, and that certain Acknowledgement of Assignment by and between Landlord, International and Tenant, wherein International acknowledged its obligation to remain primarily, jointly and severally liable to Landlord for all obligations under the Lease. To induce Landlord to execute and deliver the foregoing Amendment, the undersigned (a) consents to the foregoing Amendment, and (b) reaffirms its obligation to remain primarily, jointly and severally liable for the obligations of the tenant under the Lease as amended by this Amendment and future amendments.

IN WITNESS WHEREOF, the undersigned has consented to this Amendment as of the 21st day of December, 2006.

CASH AMERICA INTERNATIONAL, INC., a Texas corporation

By:	/s/ Thomas A. Bessant, Jr.
Name: Thomas A. Bessant, Jr.
Title: Executive Vice President - CFO

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EXHIBIT A-1

DEPICTION OF THE SECOND FLOOR EXPANSION PREMISES

SECOND FLOOR

SCALE: 1/8" = 1'-0"
8.5 x 11 sheet - NOT TO SCALE

N

Exhibit A-1

A-1-1

EXHIBIT A-2

DEPICTION OF THE THIRD FLOOR EXPANSION PREMISES

A-2-1

EXHIBIT A-3

DEPICTION OF THE FOURTH FLOOR EXPANSION PREMISES

A-3-1

EXHIBIT B

SECOND EXPANSION PREMISES WORK LETTER

1. Acceptance of Second Expansion Premises; Second Expansion Premises Work Letter. Other than as set forth in this Second Expansion Premises Work Letter, Tenant accepts the Second Expansion Premises in “as is” condition, provided, however, Landlord shall repair any latent defects in Landlord’s Second Expansion Premises Work of which Tenant notifies Landlord in writing prior to the first annual anniversary of the Fourth Floor Expansion Premises Commencement Date. The performance by Tenant of the construction of the initial Alterations in the Second Expansion Premises and the payment by Landlord of Landlord’s Second Expansion Premises Contribution (as hereinafter defined) shall be governed by the terms of this Work Letter (“Second Expansion Premises Work Letter”) and the Lease.

2. Landlord’s Second Expansion Premises Work. On or before the date on which Landlord is required to deliver possession of each portion of the Second Expansion Premises to Tenant as set forth in Section 3 of the Amendment to which this Second Expansion Work Letter is attached, Landlord, at its sole cost and expense shall perform the following work (“Landlord’s Second Expansion Premises Work”) in the Second Floor Expansion Premises, the Third Floor Expansion Premises and the Fourth Floor Expansion Premises (as indicated below) using Building standard methods, materials, designs, specifications and finishes, and shall perform no other work in connection with the Amendment to which this Second Expansion Premises Work Letter is attached:

(a) in the Second Floor Expansion Premises, Landlord shall (i) construct Building standard men’s and women’s bathrooms, (ii) fill in any gaps or holes in the concrete floor decking; and (iii) following the substantial completion of Tenant’s Second Expansion Premises Work in the Second Floor Expansion Premises, install Building standard window blinds;

(b) in the Third Floor Expansion Premises, Landlord shall (i) fill in any gaps or holes in the concrete floor decking; and (ii) following the substantial completion of Tenant’s Second Expansion Premises Work in the Second Floor Expansion Premises, install Building standard window blinds;

(c) in the Fourth Floor Expansion Premises, Landlord shall not perform any work, and Tenant shall accept the Fourth Floor Expansion Premises in “AS IS” condition; and

(d) Landlord shall install a medium pressure loop for Tenant’s HVAC system in those portions of the Second Expansion Premises where a medium pressure loop does not exist as of the date hereof, so that the entire Second Expansion Premises shall be delivered with a functional medium pressure loop for Tenant to connect to Tenant’s HVAC system.

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3. Second Expansion Premises Working Drawings.

(a) Preparation and Delivery. On or before the date that is thirty (30) days prior to the date on which Tenant intends to commence construction in the Second Expansion Premises, Tenant shall provide to Landlord for its approval final Second Expansion Premises Working Drawings, prepared by an architect licensed to practice in the State of Illinois and reasonably acceptable to Landlord (the “Architect”) of all improvements that Tenant proposes to install in the Second Expansion Premises as part of the Second Expansion Premises Work (as hereinafter defined); such Second Expansion Premises Working Drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Second Expansion Premises Work Letter in accordance with all applicable laws. The Second Expansion Premises Work shall also include elevator lobby finishes and design, supplemental HVAC systems including pumps and any electrical work necessary to serve such additional units, and any supplemental cooling units installed by Tenant shall be subject to the terms of Article 18 of the Original Lease. As part of the Second Expansion Premises Work, Tenant shall be entitled to install such electrical service upgrades, additional electrical panels and air handlers or cooling units to accommodate Tenant’s excess consumption of electrical service in the Premises, all of which shall be included in the Second Expansion Premises Working Drawings.

(b) Approval Process. Landlord shall notify Tenant in writing whether it approves of the submitted Second Expansion Premises Working Drawings within five (5) Business Days after Landlord’s receipt thereof. If Landlord reasonably disapproves of such Second Expansion Premises Working Drawings, then Landlord shall notify Tenant in writing thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five (5) Business Days after such notice, revise such Second Expansion Premises Working Drawings in accordance with Landlord’s objections and submit the revised Second Expansion Premises Working Drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Second Expansion Premises Working Drawings within five (5) Business Days after its receipt thereof. This process shall be repeated until the Second Expansion Premises Working Drawings have been finally approved by Tenant and Landlord, and upon approval by Landlord, such drawings shall become the “Second Expansion Premises Working Drawings”.

4. Landlord’s Approval; Performance of Second Expansion Premises Work. If any of Tenant’s proposed construction work will affect the Building’s structure or systems of the Building, including but not limited to electrical, mechanical life safety and HVAC (collectively, “Building’s Systems”), then the Second Expansion Premises Working Drawings pertaining thereto must be approved by Landlord’s engineer. Landlord’s approval of such Second Expansion Premises Working Drawings shall not be unreasonably withheld, delayed or conditioned, provided that (1) they comply with all laws, (2) the improvements depicted thereon do not affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s

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Systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s Common Facilities, (3) such Second Expansion Premises Working Drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of Alterations. As used herein, “Second Expansion Premises Working Drawings” shall mean the final Second Expansion Premises Working Drawings for the Second Expansion Premises approved by Landlord, as amended from time to time by any approved changes thereto, and “Second Expansion Premises Work” shall mean all improvements to be constructed in accordance with and as indicated on the Second Expansion Premises Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Second Expansion Premises Working Drawings. Landlord’s approval of the Second Expansion Premises Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. After the Second Expansion Premises Working Drawings have been approved, and Tenant has complied with all the terms and conditions set forth herein and the insurance requirements attached to the Lease, Tenant shall cause the Second Expansion Premises Work to be performed substantially in accordance with the Second Expansion Premises Working Drawings and the provisions of Section 5.2 of the Original Lease and the Rules and Regulations for Alterations promulgated by Landlord from time to time, except to the extent such provisions are inconsistent with this Second Expansion Premises Work Letter. Tenant shall have the right to competitively bid the Second Expansion Premises Work; provided, however, the contractors, subcontractors and construction contracts shall be subject to Landlord’s reasonable approval. At Tenant’s request, Landlord shall provide Tenant with a list of approved general contractors to perform the Second Expansion Premises Work, and Tenant shall be entitled to select any contractor on such list to perform the Second Expansion Premises Work.

5. Change Orders. Tenant may initiate changes in the Second Expansion Premises Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, delayed or conditioned; however, if such requested change would affect (in the reasonable discretion of Landlord) (a) the Building’s structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (b) the exterior appearance of the Building, or (c) the appearance of the Building’s Common Facilities, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Second Expansion Premises Work, furnish Landlord with an accurate architectural “as-built” plan of the Second Expansion Premises Work as constructed, which plan shall be incorporated into this Second Expansion Premises Work Letter by this reference for all purposes.

6. Excess Costs. The entire cost of performing the Second Expansion Premises Work (i.e., hard and soft costs including design of the Second Expansion Premises Work and preparation of the Second Expansion Premises Working Drawings and any and all space plans, architectural and engineering fees and expenses, costs of construction labor and materials, costs associated with elevator lobby finishes and design, supplemental HVAC installation and maintenance including ay pumps and electrical work to serve the additional units, any costs to increase electrical service to the Second Expansion Premises, permit fees, general tenant signage,

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related taxes and insurance costs, and costs incurred for the purchase of furniture, furniture systems, telecommunications systems, management information systems, and similar data systems, and all moving costs and any other costs associated with Tenant’s relocation into the Second Expansion Premises, all of which costs are herein collectively called the “Total Second Expansion Premises Construction Costs”) in excess of Landlord’s Second Expansion Premises Contribution shall be paid by Tenant. In connection with the Second Expansion Premises Work, Landlord shall not charge Tenant for hoisting, security or elevator operator service or electrical usage during Normal Business Hours or any supervisory fee in connection with the Second Expansion Premises Work.

7. Landlord’s Second Expansion Premises Contribution. Provided there is no uncured Event of Default by Tenant hereunder, Landlord shall provide to Tenant a construction allowance (the “Landlord’s Second Expansion Premises Contribution”) for the Second Expansion Premises as follows: $762,030.00 for the Second Floor Expansion Premises (i.e., $45.00 per rentable square foot in the Second Floor Expansion Premises), $778,005.00 for the Third Floor Expansion Premises (i.e., $45.00 per rentable square foot in the Third Floor Expansion Premises), and $605,115.00 for the Fourth Floor Expansion Premises (i.e., $35.00 per rentable square foot in the Fourth Floor Expansion Premises) to be applied as designated by Tenant in accordance with the terms of this Second Expansion Premises Work Letter towards Total Second Expansion Premises Construction Costs. Any portion of the Landlord’s Second Expansion Premises Contribution which exceeds the Total Second Expansion Premises Construction Costs or is otherwise remaining after July 1, 2008, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

8. Tenant’s Application of the Landlord’s Second Expansion Premises Contribution to the Total Second Expansion Premises Construction Costs. Landlord’s Second Expansion Premises Contribution, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant in periodic disbursements within forty-five (45) days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor covering all Second Expansion Premises Work for which disbursement is to be made to a date specified therein; (ii) partial contractor’s, subcontractor’s and material supplier’s waivers of liens covering the Second Expansion Premises Work for which disbursement is being requested, together with all such invoices, contracts, or other supporting data as Landlord may reasonably require; and (iii) a request to disburse from Tenant. Upon completion of the Second Expansion Premises Work, and prior to final disbursement of Landlord’s Second Expansion Premises Contribution, Tenant shall furnish Landlord with (i) all receipted bills from contractors, subcontractors and suppliers evidencing the cost of performing the Second Expansion Premises Work, and full and final lien waivers from such parties, (ii) a sworn contractor’s affidavit from the construction manager and a request to disburse from Tenant, (iii) a certificate of occupancy from the appropriate governmental authority, if applicable to the Second Expansion Premises Work, or evidence of governmental inspection and approval of the Second Expansion Premises Work, (iv) receipted bills for all non-lienable items, and (v) the certification of Tenant and its Architect that the Second Expansion Premises Work has been installed in a good and workmanlike manner in accordance with the approved Second Expansion Premises Working Drawings, and in accordance with applicable laws. The Landlord’s Second

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Expansion Premises Contribution shall be disbursed in the amount reflected on the receipted bills meeting the requirements above.

9. Construction Representatives. Landlord’s Construction Representative shall be John Wegforth and Tenant’s Construction Representative for coordination of construction and approval of the Alterations and any change orders shall be Jeff Cullum, provided that either party may change its representative upon written notice to the other.

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THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made as of the 30th day of January, 2007, by and between 200 WEST JACKSON-VEF VI, LLC (“Landlord”) and CASH AMERICA NET HOLDINGS, LLC, a Delaware limited liability company (“Tenant”).

RECITALS

A. WHEREAS, Landlord (by its predecessor-in-interest, 200 West Jackson Owner LLC) and Tenant (by its predecessor-in-interest, The Check Giant, LLC, an Illinois limited liability company d/b/a CashnetUSA) entered into that certain lease dated April 27, 2006 (the “Original Lease”) as amended by instruments dated September 27, 2006 (the “First Amendment”) and December 21, 2006 (the “Second Amendment”) (the Lease together with the First Amendment and the Second Amendment may be referred to hereinafter collectively as the “Lease”) leasing certain premises in the building situated on the real estate located at 200 West Jackson Boulevard, Chicago, Illinois (the “Land”) and known as 200 West Jackson (the “Building”); and

B. WHEREAS, Landlord and Tenant now desire to document their agreement to modify certain terms and provisions set forth in the Lease in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:

1. Definitions. The capitalized terms used herein shall have the same definitions and meanings as set forth in the Original Lease, the First Amendment, or the Second Amendment as applicable, unless otherwise defined herein or modified by the provisions hereof. In addition, terms not defined in the Original Lease, the First Amendment, or the Second Amendment as applicable, but defined herein will, when delineated with initial capital letters, have the meanings ascribed thereto in this Amendment. Terms and phrases that are not delineated herein or defined in the Original Lease, the First Amendment or the Second Amendment shall have the meanings commonly ascribed thereto.

2. Fourteenth Floor Expansion Premises. Tenant has requested and Landlord has agreed that Tenant shall be entitled to use and occupy the Fourteenth Floor Expansion Premises (as defined in the First Amendment) from and after the date hereof for the purpose of conducting business operations therein. Tenant’s use and occupancy of the Fourteenth Floor Expansion Premises from the date hereof through and including April 30, 2007 shall be subject to all of the terms and conditions of the Lease, except that (a) Tenant shall not be required to pay Basic Rent during such period, and (b) Tenant shall pay Escalation Charges during such period at the estimated rate of $17,421.67 per month on each of February 1, 2007, March 1, 2007 and April 1, 2007, which amounts shall be subject to year-end reconciliation in accordance with the terms of the Original Lease. In addition, Tenant shall be liable for the costs of any additional services requested by Tenant and any other additional sums due Landlord under the Lease attributable to the period prior to the Expansion Commencement Date (as defined in the First Amendment).

1

From and after May 1, 2007, Tenant’s use and occupancy of the Fourteenth Floor Expansion Premises shall be subject to all of the terms and conditions of the Lease.

3. Third Floor Expansion Premises. The second and third paragraphs of the Second Amendment are hereby modified by changing the date of “April 1, 2007” in each instance in which it appears to “October 1, 2007”. Accordingly, the date on which Tenant shall be entitled to access the Third Floor Expansion Premises for the purpose of performing the Second Expansion Premises Work (as defined in the Second Amendment) and, from and after the substantial completion thereof, for conducting business operations therein shall be October 1, 2007. The parties agree and acknowledge that the Third Floor Expansion Premises Commencement Date shall remain October 1, 2007. Notwithstanding the foregoing, Landlord shall exercise reasonable efforts to deliver possession of the Mechanical Room (as shown on Exhibit “A” attached hereto) to Tenant on or before April 1, 2007, free of all other occupant’s rights thereto for purposes of installing and operating systems and equipment that will be used in connection with Tenant’s occupancy of the Second Expansion Premises. At all times following such delivery, Tenant shall have exclusive possession of the Mechanical Room and Tenant’s occupancy thereof shall be subject to all of the terms and conditions of the Lease, subject only to Landlord’s rights to access the Mechanical Room as needed in connection with its work on the third floor of the Building.

4. Limitation of Liability. Tenant agrees to look solely to Landlord’s interest in the Land and the Building and rental income therefrom at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord, its partners, members or their officers, agents and employees nor any successor of Landlord, its partners, members or their officers, agents and employees shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s interest in the Land or the Building. In no event shall Landlord or Tenant ever be liable to the other for any loss of business or any other indirect or consequential damages suffered from whatever cause, except to the extent directly caused by Landlord or Tenant’s negligence, as the case may be.

5. No Offer. The submission of this Amendment to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Amendment unless Landlord executes a copy of this Amendment and delivers it to Tenant.

6. Incorporation of Lease Terms; Conflict. With the exception of those matters set forth in this Amendment, Tenant’s leasing of the Premises shall be subject to all terms, covenants and conditions of the Lease (as amended hereby). In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

7. Ratification. Tenant hereby ratifies and confirms Tenant’s obligations under the Lease, and Tenant hereby represents and warrants to Landlord that Tenant has no knowledge of

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any defenses thereto. Tenant hereby further confirms and ratifies that, as of the date of this Amendment, the Lease is and remains in good standing and in full force and effect.

8. Miscellaneous. The Original Lease, the First Amendment, the Second Amendment, and this Amendment shall be construed as one instrument. In that regard, the Original Lease, the First Amendment, the Second Amendment and this Amendment, including all exhibits and addenda to each such document, constitute the entire agreement between the parties relative to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings of Landlord and Tenant, and their respective predecessors, in connection therewith. There have been no additional oral or written representations or agreements by and between Landlord and Tenant or their respective predecessors. This Amendment inures to the benefit of and shall be binding upon Landlord and Tenant and their respective successors and permitted assigns. The recitals to this Amendment are hereby incorporated as if fully set forth herein.

9. Multiple Counterparts. To facilitate execution hereof, this Amendment may be executed in one or more counterparts as may be convenient or required, and an executed copy hereof delivered by facsimile shall have the effect of an original, executed instrument. All counterparts hereof shall collectively constitute a single instrument; but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. It shall not be necessary for the signature of, or on behalf of, each party hereto, or that the signature of all persons required to bind any such party, appear on each counterpart hereof. Each signature page to any counterpart hereof may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart hereof identical thereto except having attached to it additional signature pages.

10. No Construction against Draftsman. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any provision of this Amendment or that such provisions have been drafted on behalf of said party.

11. Broker. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent, other than MB Real Estate Services LLC and CBIZ Gibraltar Real Estate Services, LLC (collectively, the “Brokers”) in connection with the negotiation or execution of this Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party. Landlord shall pay all commissions payable to the Brokers with respect to this Amendment in accordance with the terms of a separate agreement.

[Remainder of page intentionally left blank]

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This Amendment is executed by the undersigned as of the date first above written.

LANDLORD:

200 WEST JACKSON-VEF VI, LLC, a Delaware limited liability company

By:	200 West Jackson-VEF VI Member, LLC, its sole member

	By:	Value Enhancement Fund VI, L.P., its sole member

		By:	VEF Group Management, LLC, its duly authorized manager

			By:	/s/ Howard C. Huang
			Name:	Howard C. Huang
			Title:	Vice President

TENANT:

CASH AMERICA NET HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Albert Goldstein
Name:	Albert Goldstein
Title:	President

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CONSENT OF CASH AMERICA INTERNATIONAL, INC.

Reference is made to that certain Assignment of Lease Agreement dated September 27, 2006 by and between Cash America International, Inc. (“International”), as assignor, and Cash America Net Holdings, LLC, as assignee, and that certain Acknowledgement of Assignment by and between Landlord, International and Tenant, wherein International acknowledged its obligation to remain primarily, jointly and severally liable to Landlord for all obligations under the Lease. To induce Landlord to execute and deliver the foregoing Amendment, the undersigned (a) consents to the foregoing Amendment, and (b) reaffirms its obligation to remain primarily, jointly and severally liable for the obligations of the tenant under the Lease as amended by this Amendment and future amendments.

IN WITNESS WHEREOF, the undersigned has consented to this Amendment as of the 30th day of January, 2007.

CASH AMERICA INTERNATIONAL, INC., a Texas corporation

By:	/s/ J. Curtis Linscott
Name:	J. Curtis Linscott
Title:	Executive Vice President

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EXHIBIT A

THIRD FLOOR PLAN
SCALE: 1/8" = 1'-0"
200 WEST JACKSON
CHICAGO, IL 60606
Urban
Mechanical Room
UP
DN
N

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FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this 6th day of December, 2010, by and between 200 WEST JACKSON-VEF VI, LLC, a Delaware limited liability company (“Landlord”) and CASH AMERICA NET HOLDINGS, LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord (by its predecessor-in-interest, 200 West Jackson Owner LLC) and Tenant (by its predecessor-in-interest, The Check Giant, LLC, an Illinois limited liability company d/b/a CashnetUSA) entered into that certain Lease dated April 27, 2006 (the “Original Lease”) as amended by instruments dated September 27, 2006 (the “First Amendment”), December 21, 2006 (the “Second Amendment”) and January 30, 2007 (the “Third Amendment”) (the Original Lease together with the First Amendment, the Second Amendment and the Third Amendment may be referred to hereinafter collectively as the “Base Lease”) leasing certain premises (consisting of the entire 2nd, 3rd, 4th, 14th, 15th and 24th floors of the Building; 103,437 rentable square feet; the “Base Lease Premises”) in the building situated on the real estate located at 200 West Jackson Boulevard, Chicago, Illinois (the “Land”) and known as 200 West Jackson (the “Building”); and

WHEREAS, Landlord and Tenant desire to further amend the Original Lease according to the terms hereof to, among other things, further expand the Premises;

NOW THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth, and also in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby mutually agree as follows:

1. Controlling Language; Definitions; Deletions. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Base Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Base Lease shall remain unmodified in full force and effect. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Base Lease.

2. Further Expansion of Premises. As of the business day after this Amendment is fully-executed (the “5th Floor Premises Expansion Date”), Landlord shall grant Tenant beneficial occupancy of all of the leaseable space on the 5th floor of the Building consisting of 17,289 rentable square feet (the “5th Floor Expansion Premises”) (which is depicted on Exhibit A attached hereto and made a part hereof) such that on and after the 5th Floor Premises Expansion Date, the “Premises” shall be deemed to consist of both the Base Lease Premises and the 5th Floor Expansion Premises. As of 5th Floor Premises Expansion Date, the Premises shall consist of 120,726 rentable square feet in the aggregate (103,437 rentable square feet in the Base Lease Premises and 17,289 rentable square feet in the 5th Floor Expansion Premises). As of February 1, 2011 (the “5th Floor Expansion Premises Rent Commencement Date”), “Tenant’s Proportionate Share” for the 5th Floor Expansion Premises shall be 3.687% (17,289 rentable square feet in the 5th Floor Expansion Premises divided by 468,929 rentable square feet in the Building). The Term of the Lease of the 5th Floor Expansion Premises shall be coterminous with the Term (ending June 30, 2017).

3. Basic Rent for the 5th Floor Expansion Premises. Basic Rent for the 5th Floor Expansion Premises shall be as follows:

PERIOD	ANNUAL RENTAL RATE PER SQUARE FOOT	ANNUAL BASIC RENT	MONTHLY BASIC RENT
5th Floor Expansion Premises Rent Commencement Date – January 31, 2014	$15.25	$263,657.25	$21,971.44
February 1, 2014 – January 31, 2016	$15.63	$270,248.68	$22,520.72
February 1, 2016 – June 30, 2017	$16.02	$277,004.90	$23,083.74

Basic Rent shall be payable by Tenant in accordance with the terms of the Base Lease.

Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default under the Lease, Tenant shall be entitled to an abatement of Basic Rent and Escalation Charges for the 5th Floor Expansion Premises for two (2) months commencing on the 5th Floor Premises Rent Commencement Date and ending on March 31, 2011 (such aggregate amounts shall be referred to hereinafter as the “5th Floor Expansion Premises Abatement”).

4. Additional Rent. In addition to Basic Rent and subject to Section 3 above, Tenant shall pay, from and after the 5th Floor Expansion Premises Rent Commencement Date, Tenant’s Proportionate Share as to the 5th Floor Expansion Premises of Taxes and Operating Expenses in accordance with the terms set forth in the Base Lease as amended by this Amendment.

5. Condition of Premises. Other than as provided below in this Section 5, or as provided in Exhibit “B” attached hereto and made a part hereof (the “Workletter”), Landlord is leasing the 5th Floor Expansion Premises to Tenant in its “as is” condition as of the date of delivery, without any promise of Landlord to alter, remodel or improve the 5th Floor Expansion Premises and without any representations or warranties made by Landlord or its agents to Tenant or Tenant’s agents with respect to the condition of the 5th Floor Expansion Premises including, without limitation, any express or implied warranties of merchantability, fitness or habitability, and Tenant has not relied on any such representations or warranties. Tenant shall, however, improve the 5th Floor Expansion Premises in accordance with the Workletter.

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6. Regulatory Termination Option.

(a) Subject to the terms and conditions below, Tenant shall have the option to terminate the Lease as to the 5th Floor Expansion Premises only (the “Regulatory Termination Option”) by providing written notice to Landlord during the Term (the “Regulatory Termination Notice”). The Regulatory Termination Option shall be exclusive to Cash America Net Holdings, LLC and may not be exercised by any other party.

(b) Tenant’s exercise of the Regulatory Termination Option is subject to the complete and timely satisfaction of all of the following terms, conditions and procedures:

1. A governmental regulation (or regulations) is passed or enforced by a governmental authority or authorities that legally binds Tenant and adversely impacts Tenant’s business;

2. Tenant provides Landlord copies of such regulation (or regulations);

3. Tenant thereafter provides Landlord the Regulatory Termination Notice;

4. Before the end of the twelve (12) month period after the date of the Regulatory Termination Notice, Tenant proves to Landlord that its gross revenues declined in a three (3) calendar month period occurring entirely after the date of the Regulatory Termination Notice by an amount equal to or greater than 20% of gross revenues earned in the U.S.A. attributable to the same three (3) calendar month period in the prior calendar year (such amount referred to herein as the “Revenue Decline”);

5. If Tenant proves the Revenue Decline, the Lease shall terminate as to the 5th Floor Expansion Premises only on the day that is one (1) year after the day of the Regulatory Termination Notice (the “Regulatory Termination Option Termination Date”). If Tenant does not prove the Revenue Decline, Landlord, at its sole option, may elect to invalidate Tenant’s exercise of the Regulatory Termination Option or still honor such termination. Tenant may not rescind its exercise of the Regulatory Termination Option; and

6. Tenant shall pay to Landlord on or before the Regulatory Termination Option Termination Date an amount equal to the sum of all of Landlord’s unamortized transaction costs associated with the 5th Floor Expansion Premises (consisting exclusively of the 5th Floor Expansion Premises Abatement, Landlord’s 5th Floor Expansion Premises Contribution, and broker commissions paid by Landlord and attributable to the 5th Floor Expansion Premises); as such transaction costs are remaining unamortized as of the effective date of termination using an interest rate of eight percent (8%) per annum (the “Regulatory Termination Option Termination Fee”).

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(c) If all of the conditions to the effectiveness of the Regulatory Termination Option are timely and fully satisfied, then as of the Regulatory Termination Option Termination Date, the lease of the 5th Floor Expansion Premises shall terminate, and Tenant shall be and remain liable for the payment to Landlord of all Rent and other sums due and/or accrued, and for the performance and keeping of all the covenants, agreements and obligations under the Lease to be performed, paid and kept by Tenant as to the 5th Floor Expansion Premises prior to such Regulatory Termination Option Termination Date. Following Tenant’s exercise of the Regulatory Termination Option, if Tenant fails to vacate the 5th Floor Expansion Premises and surrender possession thereof to Landlord in accordance with the terms of the Lease on or prior to the Regulatory Termination Option Termination Date, such failure shall be treated as a holding over by Tenant and Landlord shall be entitled to all of its remedies under the Lease.

(d) If Tenant fails to timely pay the Regulatory Termination Option Termination Fee, at Landlord’s sole election, the exercise of the Regulatory Termination Option shall be null and void and the lease of the 5th Floor Expansion Premises shall continue in full force and effect as if Tenant had not exercised the Regulatory Termination Option.

(e) In addition to the other requirements and conditions set forth above, Tenant may not exercise the Regulatory Termination Option if on the date Tenant attempts to exercise the Regulatory Termination Option or as of the Regulatory Termination Option Termination Date, (i) a Tenant Event of Default is then-continuing, or (ii) the Lease or Tenant’s right of possession to the Premises thereunder has been terminated, or (iii) the Lease is not in full force and effect.

7. Right of First Offer. As of the date of this Amendment, Section 10.D of the Second Amendment (Right of First Offer) is hereby deleted in its entirety and replaced with the following:

“D. Right of First Offer. Section 10.E. of the First Amendment (Low-Rise Right of First Offer) is hereby deleted in its entirety. From and after the date hereof, Tenant shall have the following right of first offer:

(i) Option. Subject to the Prior Rights (as hereinafter defined), Tenant shall have a right of first offer (the “Right of First Offer”) with respect to any and all space located on the 2nd through 10th and the 13th floors of the Building (each such space, an “Offer Space”) on the terms and conditions hereinafter set forth.

(ii) Procedure. Subject to the Prior Rights, at any time after Landlord has determined that the then existing tenant or occupant in any Offer Space will not extend or renew the term of its lease for such Offer Space (but prior to leasing such Offer Space to a party other than such existing tenant or occupant thereof), and prior to offering any Offer Space to the public for lease, Landlord shall give Tenant written notice (an “Offer Notice”) of the size and location of the Offer Space which Landlord intends to offer to the public, the date of commencement of the term of the demise (the

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“Offer Space Commencement Date”), and the rental rate and other economic terms applicable to such Offer Space, which shall be at the Fair Market Rental Rate as defined in paragraph l0.E.(iii) below adjusted to reflect a term that shall be coterminous with the Term of the Lease, all as reasonably determined by Landlord. Tenant’s right to lease the Offer Space from Landlord shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said right given not later than ten (10) Business Days after Landlord’s Offer Notice is given, time being of the essence. Tenant may not elect to lease less than the entire area of Offer Space set forth in the Offer Notice. If Tenant does not timely exercise its option to lease the entire Offer Space set forth in the Offer Notice, Tenant’s right to lease such Offer Space shall thereupon expire and Landlord shall have the right to lease the Offer Space to a third party. Notwithstanding the foregoing, Tenant shall once again have a right of first offer with respect to the Offer Space described in a prior Offer Notice if, within a six (6) month period following the date of Landlord’s Offer Notice, Landlord proposes to lease the Offer Space to a prospective tenant on terms that are not substantially the same as those set forth in the Offer Notice. For purposes hereof, the terms offered to a prospective tenant shall be deemed to be substantially the same as those set forth in the Offer Notice as long as there is no more than a five percent (5%) reduction in the “bottom line” cost per rentable square foot of the Offer Space to the prospective tenant when compared with the “bottom line” cost per rentable square foot under the Offer Notice, considering all of the economic terms of the both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

(iii) Rent. The Basic Rent for the Offer Space shall equal the “Fair Market Rental Rate” as hereinafter defined and Tenant shall pay Escalation Charges for the Offer Space on the terms set forth in the Lease. For purposes of determining Rent for the Offer Space, the “Fair Market Rental Rate” shall mean the rent at which the Offer Space would be leased for the term set forth in the Offer Notice (i.e., a term that is coterminous with the Term of the Lease), in its then-existing condition, in an arms-length transaction between a willing landlord and tenant in the office space submarket existing in the West Loop area of downtown Chicago, Illinois (taking into account the location of the Building in such submarket) on the applicable date, taking into account all relevant facts and considerations, including base rents, rent escalations, rent abatements, allowances (such as tenant improvements, space planning, working drawing and moving allowances), commissions, operating expenses, real estate taxes and other economic terms contained in recently signed leases for premises of similar size, location and configuration in comparable buildings in the same submarket (taking into account the location of the Building in such submarket). Landlord and Tenant hereby agree that the creditworthiness of tenants shall be a relevant factor in determining Fair Market Rental Rate hereunder.

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(iv) Conditions. Tenant may only exercise its right to lease the Offer Space, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said right and on the Offer Space Commencement Date, the Lease is in full force and effect and Tenant is not in default under the Lease and (inasmuch as such option is intended only for the benefit of the original named Tenant), the entire Premises is occupied by the original Tenant named in this Amendment, or a Permitted Transferee, a Permitted Assignee (as defined in the First Amendment) or a Transferee to whom the Lease has been assigned with Landlord’s consent and Tenant has not previously exercised any right to terminate the Lease as to any portion of the Premises. In addition to the condition set forth in the first sentence of this paragraph 10.E.(iv), if Tenant is in default under the Lease within thirty (30) days prior to the Offer Space Commencement Date, and has not cured such default prior to said Offer Space Commencement Date, then, at Landlord’s option, Tenant’s right to exercise its option may be terminated and rendered null and void by notice thereof from Landlord to Tenant. Without limitation of the foregoing, no assignee (other than a Permitted Transferee, a Permitted Assignee or a Transferee to whom the Lease has been assigned with Landlord’s consent) or sublessee shall be entitled to exercise a Right of First Offer with respect to the Offer Space, and no exercise of any right to lease the Offer Space by the original Tenant named herein shall be effective, if Tenant assigns the Lease or subleases any portion of the Premises prior to the Offer Space Commencement Date (other than to a Permitted Transferee, a Permitted Assignee or a Transferee to whom the Lease has been assigned with Landlord’s consent).

(v) Terms. If Tenant has validly exercised its right to lease the Offer Space, then, effective as of the Offer Space Commencement Date, such Offer Space shall be included in the Premises, subject to all of the terms, conditions and provisions of the Lease, except as follows:

(1) The Premises Rentable Area shall be increased by the rentable area of the Offer Space, and Tenant’s Proportionate Share shall be increased in a corresponding manner;

(2) The term of the demise covering such Offer Space shall commence on the Offer Space Commencement Date and shall expire on the date set forth in the Offer Notice;

(3) The monthly Basic Rent for such Offer Space shall be at the rental rate set forth in the Offer Notice; and

(4) Tenant shall be entitled to such abatements, rent credits and tenant improvement allowances, if any, as may be set forth in the Offer Notice.

Such other terms shall be included as are reasonably required to conform to the terms upon which Landlord was prepared to lease the Offer Space to a third party.

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(vi) Amendment. If Tenant has validly exercised its right to lease the Offer Space, at the request of either party hereto, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to such Offer Space as determined in accordance herewith, provided that such amendment shall not be a condition subsequent to the exercise of the Right of First Offer.

(vii) Possession. If Landlord should be unable on the Offer Space Commencement Date to deliver possession of all or any portion of the Offer Space to be delivered on such Offer Space Commencement Date despite Landlord’s exercise of good faith and reasonable efforts to do so, Landlord shall not be subject to any liability for failure to deliver possession. Such failure to deliver possession shall not affect either the validity of the Lease or the obligations of either Landlord or Tenant hereunder or be construed to extend the Term of the Lease; provided, however, that under such circumstances, Rent shall not commence as to such Offer Space until Landlord is able to deliver possession. Notwithstanding the foregoing, Tenant may terminate this Amendment in the event that Landlord fails to deliver the 5th Floor Expansion Premises in the condition required herein within ninety (90) days after the date of this Amendment.

(viii) Subordination. Tenant’s Right of First Offer is expressly subject and subordinate to (A) as to the sixth (6th) floor of the Building, the expansion and renewal rights of other tenants in the Building to lease the Offer Space in existence as of December 21, 2006 and U.S. Legal Services, Inc.’s right to renew its lease of Suite 600 (12,675 square feet), and (B) as to the Offer Space not on the sixth (6th) floor of the Building, the expansion and renewal rights of other tenants in the Building to lease the Offer Space now existing (as of the date of the Fourth Amendment to Lease) (collectively, the expansion and renewal rights described in clauses (A) and (B) of this sentence are referred to herein as the “Prior Rights”“). The rights of Tenant hereunder with respect to each Offer Space described in an Offer Notice shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its Right of First Offer with regard to said specific Offer Space within the ten (10) Business Day period provided in paragraph 10.E.(ii) above; and (ii) the date Landlord would have provided Tenant an Offer Notice if Tenant had not been in violation of one or more of the conditions set forth in Section 10.E.(iv) above.”

8. Real Estate Brokers. Tenant and Landlord each represent to the other that it has not dealt with any real estate broker with respect to this Amendment except for MB Real Estate and CBIZ Gibraltar (the “Brokers”), and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Amendment based upon its acts. Landlord is responsible for paying the Brokers pursuant to a separate agreement. Each party shall indemnify and defend the other party against any claims by any other broker or third party for any payment of any kind in connection with this

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Amendment arising from a breach by the indemnifying party of the foregoing representation.

9. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

10. Time is of the Essence. Time is of the essence for this Amendment and each provision hereof and thereof.

11. Submission of Amendment. Submission of this instrument for examination shall not bind Landlord or Tenant, and no duty or obligation on Landlord or Tenant shall arise under this instrument until this instrument is signed and delivered by each of Landlord and Tenant.

12. Entire Agreement. This Amendment and the Lease contain the entire agreement between Landlord and Tenant with respect to Tenant’s leasing of the Premises.

13. Severability. If any provision of this Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid, or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Amendment shall be interpreted as if such legal, invalid, or unenforceable provision did not exist herein.

14. Base Lease In Full Force and Effect. Except as modified by this Amendment, all of the terms, conditions, agreements, covenants, representations, warranties, and indemnities contained in the Base Lease remain in full force and effect. In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions of the Base Lease, the terms and conditions of this Amendment shall prevail.

15. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

16. Patriot Act. Each party represents and warrants to the other party that to such party’s actual knowledge, without inquiry or investigation, that such party is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation.

17. Confidentiality. It is agreed and understood that Tenant shall not knowingly or willfully disclose any of the financial terms and provisions contained in this Amendment to any third party, including, without limitation, any tenant or other occupant

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in the Building or to any agent, employee, subtenant or assignee of such tenant or occupant, except for Tenant’s employees, officers, directors, affiliates, consultants, real estate brokers and professionals, including, without limitation, Tenant’s attorneys and accountants, unless otherwise ordered to disclose such information by any court of competent jurisdiction, arbitration panel or otherwise pursuant to law. The terms and provisions of this Section 17 shall survive the termination of the Lease.

18. Exculpation. Tenant agrees to look solely to Landlord’s interest in the Land and the Building and rental income therefrom at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord, its partners, members or their officers, agents and employees nor any successor of Landlord, its partners, members or their officers, agents and employees shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s interest in the Land or the Building. In no event shall Landlord or Tenant ever be liable to the other for any loss of business or any other indirect or consequential damages suffered from whatever cause, except to the extent directly caused by Landlord or Tenant’s negligence, as the case may be.

[Signatures On The Following Page]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD:

200 WEST JACKSON-VEF VI, LLC, a Delaware limited liability company

By:	200 West Jackson-VEF VI Member, LLC, its sole member

	By:	200 Jackson Equity Partners LLC, an Illinois limited liability company, its managing member

		By:	/s/ John T. Murphy
		Name:	John T. Murphy
		Title:	Manager

TENANT: CASH AMERICA NET HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Timothy Ho
Name:	Timothy Ho
Title:	CEO

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EXHIBIT A

[Depiction of 5th Floor Expansion Premises]

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EXHIBIT B

WORKLETTER

1. Acceptance of 5th Floor Expansion Premises; 5th Floor Expansion Premises Work Letter. Other than as set forth in this Work Letter, Tenant accepts the 5th Floor Expansion Premises in “as is” condition. The performance by Tenant of the construction of the initial Alterations in the 5th Floor Expansion Premises and the payment by Landlord of Landlord’s 5th Floor Expansion Premises Contribution (as hereinafter defined) shall be governed by the terms of this Work Letter (“5th Floor Expansion Premises Work Letter”) and the Lease.

2. Landlord’s Work. Landlord, at its sole cost and expense, shall install an exhaust fan in the women’s washroom on the 2nd floor of the Building. The 5th Floor Expansion Premises are currently separately metered for electricity.

3. 5th Floor Expansion Premises Working Drawings.

(a) Preparation and Delivery. Landlord shall pay for Tenant’s space plan for the 5th Floor Expansion Premises (the “Space Plan”) and one (1) revision thereto. On or before the date that is thirty (30) days prior to the date on which Tenant intends to commence construction in the 5th Floor Expansion Premises, Tenant shall provide to Landlord for its approval final 5th Floor Expansion Premises Working Drawings, prepared by an architect licensed to practice in the State of Illinois and reasonably acceptable to Landlord (the “Architect”) of all improvements that Tenant proposes to install in the 5th Floor Expansion Premises as part of the 5th Floor Expansion Premises Work (as hereinafter defined); such 5th Floor Expansion Premises Working Drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this 5th Floor Expansion Premises Work Letter in accordance with all applicable laws. The 5th Floor Expansion Premises Work shall also include elevator lobby finishes and design, supplemental HVAC systems including pumps and any electrical work necessary to serve such additional units, and any supplemental cooling units installed by Tenant shall be subject to the terms of Article 18 of the Original Lease. As part of the 5th Floor Expansion Premises Work, Tenant shall be entitled to install such electrical service upgrades, additional electrical panels and air handlers or cooling units to accommodate Tenant’s excess consumption of electrical service in the Premises, all of which shall be included in the 5th Floor Expansion Premises Working Drawings.

(b) Approval Process. Landlord shall notify Tenant in writing whether it approves of the submitted 5th Floor Expansion Premises Working Drawings within five (5) Business Days after Landlord’s receipt thereof. If Landlord reasonably disapproves of such 5th Floor Expansion Premises Working Drawings, then Landlord shall notify Tenant in writing thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five (5) Business Days after such notice, revise such 5th Floor Expansion Premises Working Drawings in

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accordance with Landlord’s objections and submit the revised 5th Floor Expansion Premises Working Drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted 5th Floor Expansion Premises Working Drawings within five (5) Business Days after its receipt thereof. This process shall be repeated until the 5th Floor Expansion Premises Working Drawings have been finally approved by Tenant and Landlord, and upon approval by Landlord, such drawings shall become the “5th Floor Expansion Premises Working Drawings”.

4. Landlord’s Approval; Performance of 5th Floor Expansion Premises Work. If any of Tenant’s proposed construction work will affect the Building’s structure or systems of the Building, including but not limited to electrical, mechanical life safety and HVAC (collectively, “Building’s Systems”), then the 5th Floor Expansion Premises Working Drawings pertaining thereto must be approved by Landlord’s engineer. Landlord’s approval of such 5th Floor Expansion Premises Working Drawings shall not be unreasonably withheld, delayed or conditioned, provided that (1) they comply with all laws, (2) the improvements depicted thereon do not affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s Common Facilities, (3) such 5th Floor Expansion Premises Working Drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of Alterations. As used herein, “5th Floor Expansion Premises Working Drawings” shall mean the final 5th Floor Expansion Premises Working Drawings for the 5th Floor Expansion Premises approved by Landlord, as amended from time to time by any approved changes thereto, and “5th Floor Expansion Premises Work” shall mean all improvements to be constructed in accordance with and as indicated on the 5th Floor Expansion Premises Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the 5th Floor Expansion Premises Working Drawings. Landlord’s approval of the 5th Floor Expansion Premises Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. After the 5th Floor Expansion Premises Working Drawings have been approved, and Tenant has complied with all the terms and conditions set forth herein and the insurance requirements attached to the Lease, Tenant shall cause the 5th Floor Expansion Premises Work to be performed substantially in accordance with the 5th Floor Expansion Premises Working Drawings and the provisions of Section 5.2 of the Original Lease and the Rules and Regulations for Alterations promulgated by Landlord from time to time, except to the extent such provisions are inconsistent with this 5th Floor Expansion Premises Work Letter. Tenant shall have the right to competitively bid the 5th Floor Expansion Premises Work; provided, however, the contractors, subcontractors and construction contracts shall be subject to Landlord’s reasonable approval. At Tenant’s request, Landlord shall provide Tenant with a list of approved general contractors to perform the 5th Floor Expansion Premises Work, and Tenant shall be entitled to select any contractor on such list to perform the 5th Floor Expansion Premises Work.

5. Change Orders. Tenant may initiate changes in the 5th Floor Expansion Premises Work. Each such change must receive the prior written approval of Landlord, such

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approval not to be unreasonably withheld, delayed or conditioned; however, if such requested change would affect (in the reasonable discretion of Landlord) (a) the Building’s structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (b) the exterior appearance of the Building, or (c) the appearance of the Building’s Common Facilities, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the 5th Floor Expansion Premises Work, furnish Landlord with an accurate architectural “as-built” plan of the 5th Floor Expansion Premises Work as constructed, which plan shall be incorporated into this 5th Floor Expansion Premises Work Letter by this reference for all purposes.

6. Excess Costs. The entire cost of performing the 5th Floor Expansion Premises Work (i.e., hard and soft costs including design of the 5th Floor Expansion Premises Work and preparation of the 5th Floor Expansion Premises Working Drawings and any and all space plans, architectural and engineering fees and expenses, costs of construction labor and materials, costs associated with elevator lobby finishes and design, supplemental HVAC installation and maintenance including ay pumps and electrical work to serve the additional units, any costs to increase electrical service to the 5th Floor Expansion Premises, permit fees, general tenant signage, related taxes and insurance costs, and costs incurred for the purchase of furniture, furniture systems, telecommunications systems, management information systems, and similar data systems, and all moving costs and any other costs associated with Tenant’s relocation into the 5th Floor Expansion Premises, all of which costs are herein collectively called the “Total 5th Floor Expansion Premises Construction Costs”) in excess of Landlord’s 5th Floor Expansion Premises Contribution shall be paid by Tenant (the Tenant’s portion of the Total 5th Floor Expansion Premises Construction Costs is referred to herein as the “Tenant’s 5th Floor Expansion Premises Contribution”). In connection with the 5th Floor Expansion Premises Work, Landlord shall not charge Tenant for hoisting, security or elevator operator service or electrical usage during Normal Business Hours or any supervisory fee in connection with the 5th Floor Expansion Premises Work.

7. Landlord’s 5th Floor Expansion Premises Contribution. Provided there is no uncured Event of Default by Tenant hereunder, Landlord shall provide to Tenant a construction allowance (the “Landlord’s 5th Floor Expansion Premises Contribution”) for the 5th Floor Expansion Premises as follows: $605,115.00 for the 5th Floor Floor Expansion Premises (i.e., $35.00 per rentable square foot in the 5th Floor Floor Expansion Premises), to be applied as designated by Tenant in accordance with the terms of this 5th Floor Expansion Premises Work Letter towards Total 5th Floor Expansion Premises Construction Costs. Any portion of the Landlord’s 5th Floor Expansion Premises Contribution which exceeds the Total 5th Floor Expansion Premises Construction Costs or is otherwise remaining after December 31, 2011, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

8. Payment of the Total 5th Floor Expansion Premises Construction Costs. The Landlord’s 5th Floor Expansion Premises Contribution, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant in periodic disbursements on a pari passu basis with Tenant’s 5th Floor Expansion Premises Contribution utilizing the Textura construction payment system within forty-five (45) days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor covering all 5th Floor Expansion Premises Work for which disbursement is to be

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made to a date specified therein; (ii) partial contractor’s, subcontractor’s and material supplier’s waivers of liens covering the 5th Floor Expansion Premises Work for which disbursement is being requested, together with all such invoices, contracts, or other supporting data as Landlord may reasonably require; and (iii) a request to disburse from Tenant. Upon completion of the 5th Floor Expansion Premises Work, and prior to final disbursement of Landlord’s 5th Floor Expansion Premises Contribution, Tenant shall furnish Landlord with (i) all receipted bills from contractors, subcontractors and suppliers evidencing the cost of performing the 5th Floor Expansion Premises Work, and full and final lien waivers from such parties, (ii) a sworn contractor’s affidavit from the construction manager and a request to disburse from Tenant, (iii) a certificate of occupancy from the appropriate governmental authority, if applicable to the 5th Floor Expansion Premises Work, or evidence of governmental inspection and approval of the 5th Floor Expansion Premises Work, (iv) receipted bills for all non-lienable items, and (v) the certification of Tenant and its Architect that the 5th Floor Expansion Premises Work has been installed in a good and workmanlike manner in accordance with the approved 5th Floor Expansion Premises Working Drawings, and in accordance with applicable laws. If, for example, the Total 5th Floor Expansion Premises Construction Costs is estimated to be $70.00 per rentable square foot of the 5th Floor Expansion Premises, each construction draw will be paid 1/2 from the Landlord’s 5th Floor Expansion Premises Contribution and 1/2 from the Tenant’s 5th Floor Expansion Premises Contribution. The cost of the Textura construction payment system shall be deducted from the 5th Floor Expansion Premises Contribution. The Landlord’s 5th Floor Expansion Premises Contribution shall be disbursed in the amount reflected on the receipted bills meeting the requirements above.

9. Construction Representatives. Landlord’s Construction Representative shall be John Wegforth and Tenant’s Construction Representative for coordination of construction and approval of the Alterations and any change orders shall be Patrick Kaniff, provided that either party may change its representative upon written notice to the other.

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FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this 20th day of December, 2011, by and between 200 WEST JACKSON-VEF VI, LLC, a Delaware limited liability company (“Landlord”), CNU ONLINE HOLDINGS, LLC, a Delaware limited liability company f/k/a Cash America Net Holdings, LLC (“Tenant”) and CASH AMERICA INTERNATIONAL, INC., a Texas corporation (“Cash America International”).

W I T N E S S E T H:

WHEREAS, Landlord (by its predecessor-in-interest, 200 West Jackson Owner LLC) and Tenant (by its predecessor-in-interest, The Check Giant, LLC, an Illinois limited liability company d/b/a CashnetUSA) entered into that certain Lease dated April 27, 2006 (the “Original Lease”) as amended by instruments dated September 27, 2006 (the “First Amendment”), December 21, 2006 (the “Second Amendment”), January 30, 2007 (the “Third Amendment”) and December 6, 2010 (the “Fourth Amendment”) (the Original Lease together with the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment may be referred to hereinafter collectively as the “Base Lease”) leasing certain premises (consisting of the entire 2nd, 3rd, 4th, 5th, 14th, 15th and 24th floors of the Building; 120,726 rentable square feet; the “Base Lease Premises”) in the building situated on the real estate located at 200 West Jackson Boulevard, Chicago, Illinois (the “Land”) and known as 200 West Jackson (the “Building”);

WHEREAS, pursuant to both Section 10.J of the First Amendment and the Acknowledgement of Assignment dated December 21, 2006 by and between 200 West Jackson Owner LLC, Cash America International, and Tenant, Cash America International remains liable for all of Tenant’s obligations under the Lease; and

WHEREAS, Landlord and Tenant desire to further amend the Base Lease according to the terms hereof to, among other things, further expand the Premises;

NOW THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth, and also in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby mutually agree as follows:

1. Controlling Language; Definitions; Deletions. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Base Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Base Lease shall remain unmodified in full force and effect. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Base Lease. The Base Lease as amended by this Amendment is referred to herein as the “Amended Lease”.

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2. Further Expansion of Premises. As of the business day after this Amendment is fully-executed (the “9th Floor Premises Expansion Date”), Landlord shall grant Tenant beneficial occupancy of all of the leaseable space on the 9th floor of the Building consisting of 17,289 rentable square feet (the “9th Floor Expansion Premises”) (which is depicted on Exhibit A attached hereto and made a part hereof) such that on and after the 9th Floor Premises Expansion Date, the “Premises” shall be deemed to consist of both the Base Lease Premises and the 9th Floor Expansion Premises. As of the 9th Floor Premises Expansion Date, the Premises shall consist of 138,015 rentable square feet in the aggregate (120,726 rentable square feet in the Base Lease Premises and 17,289 rentable square feet in the 9th Floor Expansion Premises). As of March 1, 2012 (the “9th Floor Expansion Premises Rent Commencement Date”), “Tenant’s Proportionate Share” for the 9th Floor Expansion Premises shall be 3.687% (17,289 rentable square feet in the 9th Floor Expansion Premises divided by 468,929 rentable square feet in the Building). The Term of the Lease of the 9th Floor Expansion Premises shall be coterminous with the Term (ending June 30, 2017).

3. Basic Rent for the 9th Floor Expansion Premises. Basic Rent for the 9th Floor Expansion Premises shall be as follows:

PERIOD	ANNUAL RENTAL RATE PER SQUARE FOOT	ANNUAL BASIC RENT	MONTHLY BASIC RENT
March 1, 2012 – January 31, 2014	$15.25	$263,657.25	$21,971.44
February 1, 2014 – January 31, 2016	$15.63	$270,248.68	$22,520.72
February 1, 2016 – June 30, 2017	$16.02	$277,004.90	$23,083.74

Basic Rent shall be payable by Tenant in accordance with the terms of the Base Lease.

4. Additional Rent. In addition to Basic Rent Tenant shall pay Landlord, from and after the 9th Floor Expansion Premises Rent Commencement Date, Tenant’s Proportionate Share as to the 9th Floor Expansion Premises of Taxes and Operating Expenses in accordance with the terms set forth in the Base Lease as amended by this Amendment.

5. Condition of Premises. Other than as provided below in this Section 5, or as provided in Exhibit B attached hereto and made a part hereof (the “Workletter”), Landlord is leasing the 9th Floor Expansion Premises to Tenant in its “as is” condition as of the 9th Floor Premises Expansion Date, without any promise of Landlord to alter, remodel or improve the 9th Floor Expansion Premises and without any representations or warranties made by Landlord or its agents to Tenant or Tenant’s agents with respect to the condition of the 9th Floor Expansion Premises including, without limitation, any express or implied warranties of merchantability, fitness or habitability, and Tenant has not relied on any such representations or warranties. Tenant shall, however, improve the 9th Floor Expansion Premises and the portion of the Base Lease Premises located on the 15th floor of the Building (the “15th Floor Premises”) in accordance with the Workletter.

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6. Temporary Space. Subject to the terms and provisions of this Section 6, Landlord shall provide Tenant with the right and license to use and occupy on a temporary basis certain space in the Building comprising approximately 17,289 rentable square feet, being all of the leaseable space on the 12th floor of the Building (the “Temporary Space”), subject to all of the terms and provisions of the Lease (including, without limitation, the use, indemnification, waiver, and insurance provisions set forth herein, but excluding any obligation for Basic Rent with respect thereto). The term of such license shall commence on February 1, 2012 and shall end on July 31, 2012 (the “Temporary Space Term”). Tenant may only use the Temporary Space in a manner consistent with the terms and provisions of the Lease. During the Temporary Space Term, Tenant shall be required to pay Landlord Tenant’s Proportionate Share as to the Temporary Space (being 3.687%) of Taxes and Operating Expenses (the “Temporary Space Rent”) and shall also be responsible for electricity charges to the Temporary Space. In addition, if Tenant requires any additional services to the Temporary Space (such as additional cleaning or after-hours HVAC service) during the Temporary Space Term, Tenant shall pay Landlord for the same at the rates established by Landlord from time to time. The Temporary Space Rent shall be paid at the same time and in the same manner as installments of Basic Rent payable under the Lease. Tenant shall and hereby agrees to accept the Temporary Space in its “AS IS” condition as existing as of February 1, 2012, without any agreements, representations, understandings, or obligations on the part of Landlord to perform any alterations, repairs (except for Landlord’s general repair obligations to the extent expressly set forth in the Lease), or improvements therein, or to provide any allowance therefor. Tenant shall vacate and surrender the Temporary Space to Landlord on or before the expiration of the Temporary Space Term in accordance with the terms and provisions of the Original Lease, including Section 12.2 therein, and Tenant’s failure to so vacate and surrender the Temporary Space shall be subject to the provisions of Section 12.1 of the Original Lease. Tenant shall be solely responsible for any and all moving, cabling, and related costs incurred by Tenant in connection with the Temporary Space and/or Tenant’s move from the Temporary Space to the Premises demised hereunder, and Landlord shall have no liability or responsibility for any such costs.

7. Regulatory Termination Option. Paragraph 6 of the Fourth Amendment is hereby deleted in its entirety and replaced with the following:

(a) Subject to the terms and conditions below, Tenant shall have the option to terminate the Lease (the “Regulatory Termination Option”) as to the 5th Floor Expansion Premises and 9th Floor Expansion Premises only (the 5th Floor Expansion Premises and 9th Floor Expansion Premises are herein collectively referred to as the “5th and 9th Floors Expansion Premises”) by providing written notice to Landlord during the Term (the “Regulatory Termination Notice”). The Regulatory Termination Option shall be exclusive to CNU Online Holdings, LLC and may not be exercised by any other party.

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(b) Tenant’s exercise of the Regulatory Termination Option is subject to the complete and timely satisfaction of all of the following terms, conditions and procedures:

1. A governmental regulation (or regulations) is passed or enforced by a governmental authority or authorities that legally binds Tenant and adversely impacts Tenant’s business;

2. Tenant provides Landlord copies of such regulation (or regulations);

3. Tenant thereafter provides Landlord the Regulatory Termination Notice;

4. Before the end of the twelve (12) month period after the date of the Regulatory Termination Notice, Tenant proves to Landlord that its gross revenues declined in a three (3) calendar month period occurring entirely after the date of the Regulatory Termination Notice by an amount equal to or greater than 20% of gross revenues earned in the U.S.A. attributable to the same three (3) calendar month period in the prior calendar year (such amount referred to herein as the “Revenue Decline”);

5. If Tenant proves the Revenue Decline, the Lease shall terminate as to the 5th and 9th Floors Expansion Premises only on the day that is one (1) year after the day of the Regulatory Termination Notice (the “Regulatory Termination Option Termination Date”). If Tenant does not prove the Revenue Decline, Landlord, at its sole option, may elect to invalidate Tenant’s exercise of the Regulatory Termination Option or still honor such termination. Tenant may not rescind its exercise of the Regulatory Termination Option; and

6. Tenant shall pay to Landlord on or before the Regulatory Termination Option Termination Date an amount equal to the sum of all of Landlord’s unamortized transaction costs associated with the 5th and 9th Floors Expansion Premises (consisting exclusively of the 5th Floor Expansion Premises Abatement, Landlord’s 5th Floor Expansion Premises Contribution, Landlord’s 15th Floor Premises Contribution (as defined in the Workletter), the Bathroom Contribution (as defined in the Workletter) and broker commissions paid by Landlord and attributable to the 5th and 9th Floors Expansion Premises); as such transaction costs are remaining unamortized as of the effective date of termination using an interest rate of eight percent (8%) per annum (the “Regulatory Termination Option Termination Fee”).

(c) If all of the conditions to the effectiveness of the Regulatory Termination Option are timely and fully satisfied, then as of the Regulatory Termination Option Termination Date, the lease of the 5th and 9th Floors Expansion Premises shall terminate, and Tenant shall be and remain liable for the payment to Landlord of all Rent and other sums due and/or accrued, and for the performance and keeping of all the covenants, agreements and obligations under the Lease to be performed, paid and kept by Tenant as

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to the 5th and 9th Floors Expansion Premises prior to such Regulatory Termination Option Termination Date. Following Tenant’s exercise of the Regulatory Termination Option, if Tenant fails to vacate the 5th and 9th Floors Expansion Premises and surrender possession thereof to Landlord in accordance with the terms of the Lease on or prior to the Regulatory Termination Option Termination Date, such failure shall be treated as a holding over by Tenant and Landlord shall be entitled to all of its remedies under the Lease.

(d) If Tenant fails to timely pay the Regulatory Termination Option Termination Fee, at Landlord’s sole election, the exercise of the Regulatory Termination Option shall be null and void and the lease of the 5th and 9th Floors Expansion Premises shall continue in full force and effect as if Tenant had not exercised the Regulatory Termination Option.

(e) In addition to the other requirements and conditions set forth above, Tenant may not exercise the Regulatory Termination Option if on the date Tenant attempts to exercise the Regulatory Termination Option or as of the Regulatory Termination Option Termination Date, (i) a Tenant Event of Default is then-continuing, or (ii) the Lease or Tenant’s right of possession to the Premises thereunder has been terminated, or (iii) the Lease is not in full force and effect.

8. Potential Release of Cash America International. Upon the occurrence of a Separation (hereinafter defined), but subject to the conditions set forth below, Cash America International and its affiliates, employees, insurers and agents, but excluding the Tenant and the Parent Company (also hereinafter defined) (collectively, “Cash America”), shall automatically be released and discharged by Landlord from any rights, liabilities, obligations, claims or causes of action, whether known or unknown, arising under or in any way related to the Amended Lease accruing on and after the date of Separation. As a condition to the effectiveness of a Separation, Tenant shall provide notice to Landlord of any Separation and reasonable documentation evidencing the Separation. Such release as provided in the previous sentence shall not release Cash America for any obligations of the Tenant accruing prior to the date of Separation. From and after the date of a Separation, but subject to the conditions set forth below, CNU Online Holdings, LLC shall be singularly liable for the obligations of Tenant under the Amended Lease that accrue on and after the date of Separation and Cash America shall be fully released and discharged therefrom on and after the date of Separation. Subject to the satisfaction of the conditions set forth in this Section 8, the release of Cash America set forth above shall be self-executing upon a Separation and no subsequent action shall be necessary to give full force and effect thereto. Landlord acknowledges and agrees that the occurrence of a Separation shall not be deemed a Transfer and Landlord’s consent shall not be required in connection therewith. The term “Separation” means the occurrence of an event whereby (i) Tenant’s ultimate parent company (the “Parent Company”) is a publicly traded company other than Cash America, (ii) the Parent Company’s net worth at the time of the Separation is equal to or greater than $250,000,000.00, and (iii) such Parent Company provides a written guaranty to Landlord using the form of guaranty attached hereto as Exhibit C.

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If at any time after the Separation the Parent Company’s net worth falls below $100,000,000.00, Tenant shall cause to be posted with Landlord a Letter of Credit in the amount of $3,000,000.00 and otherwise in the form required by Section 14.8 of the Original Lease (the “Net Worth Test Letter of Credit”), provided the amount of the Net Worth Test Letter of Credit shall not decline. If thereafter the Tenant’s net worth exceeds $150,000,000.00 (as evidenced to Landlord), Tenant may request that Landlord return the Net Worth Test Letter of Credit to Tenant and Landlord shall comply with such request. Tenant’s obligation to provide a Net Worth Test Letter of Credit to Landlord shall be a continuing obligation of Tenant under the Lease and shall be applicable at all times that Tenant’s net worth is less than $100,000,000.00 so that if Landlord returns a Net Worth Test Letter of Credit to Tenant but then Tenant’s net worth again falls below $100,000,000.00, Tenant shall again be required to provide Landlord another Net Worth Test Letter of Credit which Landlord shall be entitled to hold until Tenant’s net worth exceeds $150,000,000.00.

9. Confirmation. As a material inducement for Landlord to enter into this Amendment, Cash America International hereby acknowledges that it continues to be liable for the Tenant’s obligations under the Base Lease as amended by this Amendment and executes this Amendment so as to specifically consent thereto and join herein.

10. Real Estate Brokers. Tenant and Landlord each represent to the other that it has not dealt with any real estate broker with respect to this Amendment except for MB Real Estate and CBIZ Gibraltar (the “Brokers”), and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Amendment based upon its acts. Landlord is responsible for paying the Brokers pursuant to a separate agreement. Each party shall indemnify and defend the other party against any claims by any other broker or third party for any payment of any kind in connection with this Amendment arising from a breach by the indemnifying party of the foregoing representation.

11. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

12. Time is of the Essence. Time is of the essence for this Amendment and each provision hereof and thereof.

13. Submission of Amendment. Submission of this instrument for examination shall not bind Landlord or Tenant, and no duty or obligation on Landlord or Tenant shall arise under this instrument until this instrument is signed and delivered by each of Landlord and Tenant.

14. Entire Agreement. This Amendment and the Base Lease contain the entire agreement between Landlord and Tenant with respect to Tenant’s leasing of the Premises.

15. Severability. If any provision of this Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid, or

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unenforceable, the remaining provisions hereof shall remain in full force and effect and this Amendment shall be interpreted as if such legal, invalid, or unenforceable provision did not exist herein.

16. Base Lease In Full Force and Effect. Except as modified by this Amendment, all of the terms, conditions, agreements, covenants, representations, warranties, and indemnities contained in the Base Lease remain in full force and effect. In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions of the Base Lease, the terms and conditions of this Amendment shall prevail.

17. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

18. Patriot Act. Each party represents and warrants to the other party that to such party’s actual knowledge, without inquiry or investigation, that such party is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation.

19. Confidentiality. It is agreed and understood that Tenant shall not knowingly or willfully disclose any of the financial terms and provisions contained in this Amendment to any third party, including, without limitation, any tenant or other occupant in the Building or to any agent, employee, subtenant or assignee of such tenant or occupant, except for Tenant’s employees, officers, directors, affiliates, consultants, real estate brokers and professionals, including, without limitation, Tenant’s attorneys and accountants, unless otherwise ordered to disclose such information by any court of competent jurisdiction, arbitration panel or otherwise pursuant to law. The terms and provisions of this Section 19 shall survive the termination of the Lease.

20. Exculpation. Tenant agrees to look solely to Landlord’s interest in the Land and the Building and rental income therefrom at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord, its partners, members or their officers, agents and employees nor any successor of Landlord, its partners, members or their officers, agents and employees shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s interest in the Land or the Building. In no event shall Landlord or Tenant ever be liable to the other for any loss of business or any other indirect or consequential damages suffered from whatever cause, except to the extent directly caused by Landlord or Tenant’s negligence, as the case may be.

[Signatures On The Following Page]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD:

200 WEST JACKSON-VEF VI, LLC, a Delaware limited liability company

By: 200 West Jackson-VEF VI Member, LLC, its sole member

By: 200 Jackson Equity Partners LLC, an Illinois limited liability company, its managing member

By:	/s/ John T. Murphy
Name: John T. Murphy
Title: Manager

TENANT:

CNU ONLINE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Kenneth C. Schultz
Name: Kenneth C. Schultz
Title: Senior Vice President

CASH AMERICA INTERNATIONAL:

CASH AMERICA INTERNATIONAL, INC., a Texas corporation

By:	/s/ J. Curtis Linscott
Name: J. Curtis Linscott
Title: Executive Vice President

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EXHIBIT A

[Depiction of 9th Floor Expansion Premises ]

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EXHIBIT B

WORK LETTER

1. Acceptance of 9th Floor Expansion Premises. Other than as set forth in this Work Letter, Tenant accepts the 9th Floor Expansion Premises in “as is” condition. The performance by Tenant of the construction of the initial Alterations in the 9th Floor Expansion Premises, the performance by Tenant of the construction of Alterations in the 15th Floor Premises, the refurbishment of the men’s and women’s bathrooms on the 9th floor of the Building and the payment by Landlord of Landlord’s 15th Floor Premises Contribution (as hereinafter defined) and the Bathroom Contribution (as hereinafter defined) shall be governed by the terms of this Work Letter and the Lease. As used herein, the 9th Floor Expansion Premises, the 15th Floor Premises and the men’s and women’s bathrooms on the 9th floor of the Building are collectively referred to herein as the “5th Amendment Improvement Premises”.

2. Landlord’s Work. Landlord, at its sole cost and expense, shall install an electrical transformer on the 9th Floor of the Building prior to March 1, 2012, subject to delays caused by any Force Majeure events. Additionally, Landlord shall make available to Tenant, additional cooling capacity as reasonably required by Tenant (based on technical information submitted to Landlord and prepared by a reputable engineering firm as to what Tenant’s needs are) from the Building’s cooling tower for Tenant’s supplemental cooling needs. The 9th Floor Expansion Premises are currently separately metered for electricity.

3. 5th Amendment Improvement Premises Working Drawings.

(a) Preparation and Delivery. Landlord shall pay for Tenant’s space plan for the 9th Floor Expansion Premises (the “Space Plan”) and a reasonable number of revisions thereto. On or before the date that is thirty (30) days prior to the date on which Tenant intends to commence construction in the 5th Amendment Improvement Premises, Tenant shall provide to Landlord for its approval final 5th Amendment Improvement Premises Working Drawings, prepared by an architect licensed to practice in the State of Illinois and reasonably acceptable to Landlord (the “Architect”) of all improvements that Tenant proposes to install in the 5th Amendment Improvement Premises as part of the 5th Amendment Improvement Premises Work (as hereinafter defined); such 5th Amendment Improvement Premises Working Drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Work Letter in accordance with all applicable laws. The 5th Amendment Improvement Premises Work shall also include elevator lobby finishes and design, supplemental HVAC systems including pumps and any electrical work necessary to serve such additional units, and any supplemental cooling units installed by Tenant shall be subject to the terms of Article 18 of the Original Lease. As part of the 5th Amendment Improvement Premises Work, Tenant shall be entitled to install such electrical service upgrades, additional

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electrical panels and air handlers or cooling units to accommodate Tenant’s excess consumption of electrical service in the Premises, all of which shall be included in the 5th Amendment Improvement Premises Working Drawings.

(b) Approval Process. Landlord shall notify Tenant in writing whether it approves of the submitted 5th Amendment Improvement Premises Working Drawings within five (5) Business Days after Landlord’s receipt thereof. If Landlord reasonably disapproves of such 5th Amendment Improvement Premises Working Drawings, then Landlord shall notify Tenant in writing thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five (5) Business Days after such notice, revise such 5th Amendment Improvement Premises Working Drawings in accordance with Landlord’s objections and submit the revised 5th Amendment Improvement Premises Working Drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted 5th Amendment Improvement Premises Working Drawings within five (5) Business Days after its receipt thereof. This process shall be repeated until the 5th Amendment Improvement Premises Working Drawings have been finally approved by Tenant and Landlord, and upon approval by Landlord, such drawings shall become the “5th Amendment Improvement Premises Working Drawings”.

4. Landlord’s Approval; Performance of 5th Amendment Improvement Premises Work. If any of Tenant’s proposed construction work will affect the Building’s structure or systems of the Building, including but not limited to electrical, mechanical life safety and HVAC (collectively, “Building’s Systems”), then the 5th Amendment Improvement Premises Working Drawings pertaining thereto must be approved by Landlord’s engineer. Landlord’s approval of such 5th Amendment Improvement Premises Working Drawings shall not be unreasonably withheld, delayed or conditioned, provided that (1) they comply with all laws, (2) the improvements depicted thereon do not affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s Common Facilities, (3) such 5th Amendment Improvement Premises Working Drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of Alterations. As used herein, “5th Amendment Improvement Premises Working Drawings” shall mean the final 5th Amendment Improvement Premises Working Drawings for the 5th Amendment Improvement Premises approved by Landlord, as amended from time to time by any approved changes thereto, and “5th Amendment Improvement Premises Work” shall mean all improvements to be constructed in accordance with and as indicated on the 5th Amendment Improvement Premises Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the 5th Amendment Improvement Premises Working Drawings. Landlord’s approval of the 5th Amendment Improvement Premises Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. After the 5th Amendment Improvement Premises Working Drawings have been approved, and Tenant has complied with all the terms and conditions set forth herein and the insurance requirements attached to the Lease, Tenant shall cause the 5th Amendment Improvement Premises Work to be performed

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substantially in accordance with the 5th Amendment Improvement Premises Working Drawings and the provisions of Section 5.2 of the Original Lease and the Rules and Regulations for Alterations promulgated by Landlord from time to time, except to the extent such provisions are inconsistent with this 5th Amendment Improvement Premises Work Letter. Tenant shall have the right to competitively bid the 5th Amendment Improvement Premises Work; provided, however, the contractors, subcontractors and construction contracts shall be subject to Landlord’s reasonable approval. At Tenant’s request, Landlord shall provide Tenant with a list of approved general contractors to perform the 5th Amendment Improvement Premises Work, and Tenant shall be entitled to select any contractor on such list to perform the 5th Amendment Improvement Premises Work.

5. Change Orders. Tenant may initiate changes in the 5th Amendment Improvement Premises Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, delayed or conditioned; however, if such requested change would affect (in the reasonable discretion of Landlord) (a) the Building’s structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (b) the exterior appearance of the Building, or (c) the appearance of the Building’s Common Facilities, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the 5th Amendment Improvement Premises Work, furnish Landlord with an accurate architectural “as-built” plan of the 5th Amendment Improvement Premises Work as constructed, which plan shall be incorporated into this 5th Amendment Improvement Premises Work Letter by this reference for all purposes.

6. Excess Costs. The entire cost of performing the 5th Amendment Improvement Premises Work in the 9th Floor Expansion Premises (i.e., hard and soft costs including design, preparation of Working Drawings and any and all space plans (except as provided in Paragraph 3(a) of this Work Letter above), architectural and engineering fees and expenses, costs of construction labor and materials, costs associated with elevator lobby finishes and design, supplemental HVAC installation and maintenance including pumps and electrical work to serve the additional units, any costs to increase electrical service, permit fees, general tenant signage, related taxes and insurance costs, and costs incurred for the purchase of furniture, furniture systems, telecommunications systems, management information systems, and similar data systems, and all moving costs and any other costs associated with Tenant’s relocation, all of which costs are herein collectively called the “Construction Costs”), shall be self-funded and paid for by Tenant but using the Landlord’s Textura construction payment system. The entire Construction Costs of performing the 5th Amendment Improvement Premises Work in the 15th Floor Premises in excess of the Landlord’s 15th Floor Premises Contribution (defined below) shall be paid by Tenant. The entire Construction Costs of refurbishing the men’s and women’s bathrooms on the 9th floor of the Building in excess of the Bathroom Contribution shall be paid by Tenant. In connection with the 5th Amendment Improvement Premises Work, Landlord shall not charge Tenant for hoisting, security or elevator operator service or electrical usage during Normal Business Hours or any supervisory fee in connection with the 5th Amendment Improvement Premises Work.

7. Landlord’s 15th Floor Premises Contribution. Provided there is no uncured Event of Default by Tenant under the Lease, Landlord shall provide to Tenant a construction allowance (the “Landlord’s 15th Floor Premises Contribution”‘) for the 15th Floor Premises as follows: $501,381.00 to be applied as designated by Tenant in

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accordance with the terms of this Work Letter towards the 15th Floor Premises Construction Costs. The contribution shall be made available beginning January 1, 2012. Any portion of the Landlord’s 15th Floor Premises Contribution which exceeds the total 15th Floor Premises Construction Costs or is otherwise remaining after July 31, 2012, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

8. Landlord’s Bathroom Contribution. Provided there is no uncured Event of Default by Tenant under the Lease, Landlord shall provide to Tenant a construction allowance (the “Bathroom Contribution”) to refurbish the men’s and women’s bathrooms on the 9th floor of the Building equal to $17,289.00. The contribution shall be made available beginning January 1, 2012. Any portion of the Bathroom Contribution which is not used by July 31, 2012 shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. As used herein, the Landlord’s 15th Floor Premises Contribution or Bathroom Contribution, as the case may be, shall individually be referred to as an “Allowance” and collectively as the “Allowances.”

9. Payment of the Allowances. Each Allowance, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant in periodic disbursements on a pari passu basis with Tenant’s contribution utilizing the Textura construction payment system within forty-five (45) days after receipt of the following documentation: (x) an application for payment and sworn statement of contractor covering the applicable Work for which disbursement is to be made to a date specified therein; (y) partial contractor’s, subcontractor’s and material supplier’s waivers of liens covering such Work for which disbursement is being requested, together with all such invoices, contracts, or other supporting data as Landlord may reasonably require; and (z) a request to disburse from Tenant. Upon completion of the applicable Work, and prior to final disbursement of the applicable Allowance, Tenant shall furnish Landlord with (i) all receipted bills from contractors, subcontractors and suppliers evidencing the cost of performing the Work, and full and final lien waivers from such parties, (ii) a sworn contractor’s affidavit from the construction manager and a request to disburse from Tenant, (iii) a certificate of occupancy from the appropriate governmental authority, if applicable to the Work, or evidence of governmental inspection and approval of the Work, (iv) receipted bills for all non-lienable items, and (v) the certification of Tenant and its Architect that the subject Work has been installed in a good and workmanlike manner in accordance with the approved Working Drawings, and in accordance with applicable laws. If, for example, the Total Construction Costs for the Work in the 15th Floor Premises is estimated to be $58.00 per rentable square foot of the 15th Floor Premises, each construction draw will be paid 1/2 from the Landlord’s 15th Floor Premises Contribution and 1/2 from the Tenant. The cost of the Textura construction payment system shall be deducted from the applicable Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above.

10. Construction Representatives. Landlord’s Construction Representative shall be John Wegforth and Tenant’s Construction Representative for coordination of construction and approval of the Alterations and any change orders shall be Patrick Kaniff, provided that either party may change its representative upon written notice to the other.

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EXHIBIT C

FORM OF GUARANTY

THIS GUARANTY OF LEASE (this “Guaranty”) is made as of the      day of             ,         , by                     , a(n)                      corporation (“Guarantor”), in favor of                     , a(n)                      (“Landlord”).

WITNESSETH:

WHEREAS, [DESCRIBE LEASE];

WHEREAS, Guarantor has an ownership or other interest in Tenant and will benefit directly from the continued Lease by and between Landlord and Tenant; and

WHEREAS, Landlord requires as a condition to the effectiveness of the “Separation” (as defined in the Fifth Amendment) that Guarantor guaranty the full performance of Tenant’s obligations under the Lease and execute and deliver to Landlord this Guaranty.

NOW, THEREFORE, in consideration of the foregoing recitals, the terms and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce Landlord to enter into the Lease, Guarantor hereby agrees as follows:

1. Unconditional Guaranty. Guarantor unconditionally and irrevocably guarantees to Landlord and the successors and assigns of Landlord the full and punctual payment, performance and observance by Tenant of all the terms, covenants and conditions in the Lease to be kept, performed or observed by Tenant. Without limiting the foregoing, Guarantor guarantees the performance or payment of any liability of Tenant which shall accrue under the Lease for any period preceding as well as any period following the term of the Lease. If, at any time, Tenant shall default in the performance or observance of any of the terms, covenants, or conditions in the Lease to be kept, performed or observed by Tenant, including, without limitation, the payment of any Basic Rent, Additional Rent or other charges, Guarantor will keep, perform and observe the same, as the case may be, in the place and stead of Tenant.

2. Waiver of Notice; No Release of Liability. Guarantor hereby waives acceptance and notice of acceptance of this Guaranty, notice of non-payment, non-performance or non-observance, notices of the existence, creation or incurring of new or additional obligations, and all other notices and all proofs or demands. Any consent of Landlord or its successors or assigns to any manner or thing relating to the Lease, or the granting of any indulgences or extensions of time to Tenant, may be done without any notice to Guarantor and without releasing the obligations of Guarantor hereunder. The obligations of Guarantor hereunder shall not be released by Landlord’s receipt, application or release of security given for the performance and observance of covenants and conditions in the Lease to be performed or observed by Tenant, or by any modifications of the Lease. The liability of Guarantor hereunder shall in no way be affected by: (a) the release or discharge of Tenant in any creditors’, receivership, bankruptcy or other proceedings; (b) the impairment, limitation or modification of liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease resulting from the operation of any present or future provision of the Federal Bankruptcy Code or other statute or from the decision in any court; (c) the rejection or disaffirmance of the Lease in any such proceedings; (d) the assignment or transfer of, or sublease under, the Lease by Tenant; (e) any disability or other defense of Tenant; (f) the cessation from any cause whatsoever of the liability of Tenant; or (g) the exercise by Landlord of any rights or remedies reserved to Landlord under the Lease, provided or permitted by law or by reason of any termination of the Lease.

3. Assignment or Amendment of Lease; Extensions and Renewals. Any sublease under, or assignment of, the Lease by Tenant shall not affect this Guaranty. If Landlord transfers its interest in the Lease (other than as a collateral assignment for security, until the holder thereof exercises its rights thereunder), “Landlord”, as used in this Guaranty, shall thereupon mean Landlord’s successors and assigns, including successors by foreclosure or deed in lieu proceedings. The provisions of the Lease may be changed, modified, amended (including, without limitation, amendments expanding and/or relocating the Premises) or waived without the consent of or notice to Guarantor. This Guaranty shall guarantee the performance of the Lease as so changed, modified, amended or waived. This Guaranty shall apply, without the consent of or notice to Guarantor, to any extension or renewal the Lease, and to any holdover term following the term granted in the Lease or any extension or renewal thereof. This Guaranty shall also apply, without the consent of or notice to Guarantor, to any other leases, storage agreements, parking agreements, or other documents now or hereafter entered between Landlord and Tenant or its affiliates relating to the Project or any complex of which it is a part (and all such documents shall be deemed part of the Lease for purposes of this Guaranty).

4. Joinder; Statute of Limitations. Guarantor agrees that it may be joined in any action against Tenant in connection with the obligations of Tenant under the Lease as covered by this Guaranty and recovery may be had against Guarantor in any such action, or Landlord may enforce the obligations of Guarantor hereunder without first taking any action whatsoever against Tenant or its successors and assigns, or pursue any other remedy or apply any security it may hold and Guarantor hereby waives all rights to assert or plead at any time any statute of limitations as relating to the Lease, the obligations of Guarantor hereunder and any and all surety or other defenses in the nature thereof.

5. Limitation and Claims; Subordination. Until all the covenants and conditions in the Lease on Tenant’s part to be performed and observed are fully performed and observed, Guarantor: (a) shall have no right of subrogation, contribution or reimbursement against Tenant by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder; (b) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder; and (c) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease.

6. De Facto Tenant. In the event this Guaranty shall be held ineffective or unenforceable by any court of competent jurisdiction or in the event of any limitation of liability of Guarantor hereon other than as expressly provided herein, then Guarantor shall be deemed to be a Tenant under the Lease with the same force and effect as if Guarantor were expressly named as a joint and several Tenant therein with respect to the obligations of Tenant thereunder hereby guaranteed.

7. Defenses of Tenant. Guarantor waives any defense by reason of any legal or other disability of Tenant and any other party to the Lease, and waives any other defense based on the termination of Tenant’s liability for any cause.

8. No Waiver by Landlord. No delay on the part of Landlord in exercising any right hereunder or under the Lease shall operate as a waiver of such right or of any other right of Landlord under the Lease or hereunder, nor shall any delay, omission or waiver on any one or more occasions be deemed a bar to or a waiver of the same or any other right on any other future occasion.

9. Entire Agreement. This instrument constitutes the entire agreement between Landlord and Guarantor with respect to the subject matter hereof, superseding all prior oral or written agreements or understandings with respect thereto and may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord.

10. Applicable Law; Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of the State of Illinois. Landlord and Guarantor hereby submit to local jurisdiction in the County of Cook, State of Illinois, and each agrees that any action by Landlord against Guarantor shall be instituted in the County of Cook, State of Illinois, and that Landlord shall have personal jurisdiction over Guarantor for any action brought by Landlord against Guarantor, or arising in connection with this Guaranty, in the County of Cook, State of Illinois.

11. Guarantor’s Successors. Guarantor’s obligations under this Guaranty shall be binding on the successors, heirs and assigns of Guarantor by operation of law or otherwise (including any receiver or bankruptcy trustee). Guarantor shall not be released by any assignment or delegation by Guarantor of its obligations hereunder.

12. Attorneys’ Fees. If Landlord is required to enforce Guarantor’s obligations hereunder by instituting legal proceedings, Guarantor shall pay to Landlord all costs and expenses incurred in such proceedings, including without limitation court costs and reasonable attorneys’ fees.

13. Bankruptcy Preferences. If Landlord is required to turn over any amounts received under the Lease or this Guaranty to any bankruptcy court or state insolvency proceeding, as a “preference” or otherwise, Guarantor shall promptly pay Landlord such amount as a reinstated obligation hereunder.

14. Captions; Interpretation; Severability. The paragraph headings appearing herein are for purposes of identification and reference only and shall not be used in interpreting this Guaranty. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease. It is agreed that if any provision of this Guaranty or the application of any provision to any person or any circumstance shall be determined to be invalid or unenforceable to any extent, such determination shall not affect any other provision of this Guaranty or the application of such provision to the fullest extent permitted or to any other person or circumstance, all of which other provisions shall remain in full force and effect to the fullest extent permitted. It is the intention of the parties hereto that if any provision of this Guaranty is capable of two interpretations, one of which would render the provision valid and the other of which would render the provision invalid, the provision shall have the meaning which renders it valid.

15. Waiver of Jury Trial. IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY HEARING OF ANY DISPUTE, EACH OF LANDLORD AND GUARANTOR HEREBY EXPRESSLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR CROSSCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER AND ANY RIGHTS TO A TRIAL BY JURY UNDER ANY STATUTE, RULE OF LAW OR PUBLIC POLICY IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS GUARANTY OR THE LEASE. Although such jury waiver is intended to be self-operative and irrevocable, Landlord and Guarantor each further agree, if requested, to confirm such waivers in writing at the time of commencement of any such action, proceeding, counterclaim or crossclaim.

16. Acknowledgment; Enforceability. GUARANTOR REPRESENTS AND WARRANTS TO LANDLORD THAT GUARANTOR HAS READ THE LEASE AND THIS GUARANTY AND UNDERSTANDS THE CONTENT HEREOF, AND THAT THIS GUARANTY IS ENFORCEABLE AGAINST GUARANTOR IN ACCORDANCE WITH ITS TERMS.

17. Tenant’s Financial Condition. Guarantor acknowledges that Guarantor is aware of the present financial condition of Tenant. Guarantor assumes the responsibility to remain informed of the risk of Tenant’s default; Landlord shall have no duty to advise Guarantor of the same.

18. Authority. The individuals signing below on behalf of Guarantor hereby represent and warrant that they are fully authorized to do so, and have obtained all necessary approvals and authorizations therefor, with knowledge that Landlord is relying thereupon.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

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